As filed with the Securities and Exchange Commission on May 1, 2003

Registration No. 333-103148

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DEL GLOBAL TECHNOLOGIES CORP.

(Exact Name of Registrant as Specified in its Charter)

New York	3679	13-1784308
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

One Commerce Park

Valhalla, NY 10595

(914) 686-3600

(Address, Including Zip Code and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

Samuel E. Park

President and Chief Executive Officer

One Commerce Park

Valhalla, NY 10595

(914) 686-3600

(Name, Address, Including Zip Code and Telephone Number,

Including Area Code, of Agent for Service)

Copies to:

Stephen B. Selbst, Esq.

Amy S. Leder, Esq.

McDermott, Will & Emery

50 Rockefeller Plaza

New York, NY 10020-1605

Phone: (212) 547-5400

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

Title of Each Class of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.10 per share	1,000,000	$2.00	$2,000,000	$161.80

We may amend this registration statement on such date or dates as may be necessary to delay its effective date until we file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion May 1, 2003

PRELIMINARY PROSPECTUS

1,000,000 Shares

Common Stock

This prospectus relates to the issuance from time to time of up to 1,000,000 shares of our common stock issuable upon exercise of warrants at an initial exercise price of $2.00, that were issued to certain shareholders in connection with settlement of a class action lawsuit. See “Prospectus Summary—Historical Information and Recent Developments.” The trading symbol for the Company’s common stock is “DGTC.PK”, and “DGTCW.PK” for the Company’s warrants, all of which are traded in the “pink sheets.” The recent trading price for the Company’s common stock was $2.43, and $0.40 for the Company’s warrants, as of April 18, 2003.

Investing in our common stock involves a high degree of risk. You should read this entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 4, which describes the material risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The 1,000,000 shares of common stock to be registered hereby are issuable upon exercise of warrants that were issued in settlement of a shareholder lawsuit. See “Prospectus Summary—Historical Information and Recent Developments.” The warrants are exercisable at a strike price of $2.00 per share and expire on March 28, 2008. If our common stock trades at or above $4.00 per share for a period of ten (10) consecutive days, we have the right to repurchase the warrants at a price of $0.25 per share. In such case, we may exercise that right by giving notice to the warrant holders that they have a thirty (30) day period, plus seven (7) days for mailing, to exercise their warrants, failing which, we will purchase the warrants. The shares of common stock registered hereunder may be sold upon exercise of the warrants from time to time by the holders, and persons exercising the warrants may engage a broker or dealer to sell the shares they receive. We have no current plan regarding the resale of the common stock registered hereby and have no current plan to use brokers or dealers to redistribute stock issued upon exercise of the warrants. According to information contained in certain Schedules 13D filed with the SEC, some of the warrants are held by our affiliates. See the footnotes to “Security Ownership of Certain Beneficial Owners and Management” on page 57 of the prospectus. We will bear all costs relating to the registration of the shares.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. We are offering to issue shares of our common stock only in jurisdictions where these offers are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

i

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the information set forth under the heading “Risk Factors” and our financial statements and related notes before making a decision about investing in our common stock. Unless otherwise specifically indicated, “Del,” the “Company,” “we,” “our,” “ours,” and “us” refers to Del Global Technologies Corp. and its consolidated subsidiaries.

OUR BUSINESS

Del Global Technologies Corp., a New York corporation, was incorporated in 1954. We are a leader in developing, manufacturing and marketing medical imaging equipment and power conversion subsystems and components worldwide. Our products include stationary and portable medical diagnostic imaging equipment; high voltage power systems; and electronic systems and components such as electronic filters, transformers and capacitors. Historically we have grown internally and through acquisitions. In December 1999, we acquired an 80% interest in Villa Sistemi Medicali S.p.A, a manufacturer of medical imaging systems, for approximately $520,000.

We have two operating segments, Medical Systems Group, a medical imaging and diagnostic systems manufacturer and Power Conversion Group, a manufacturer of high voltage power conversion systems and noise suppression components. In addition, we have a third reporting segment, Other, comprised of certain corporate expenses.

Our Medical Systems Group designs, manufactures, markets and sells medical imaging and diagnostic systems consisting of stationary and portable imaging systems, radiographic/ fluoroscopic systems, dental imaging systems and mammography systems. For the fiscal year ended August 3, 2002, or fiscal 2002, our Medical Systems Group segment represented approximately 56% of our revenues. Approximately 55% of this segment’s revenues are attributed to our Italian subsidiary, Villa Sistemi.

Our Power Conversion group designs, manufactures, markets and sells high voltage power conversion systems and electronic noise suppression components for a variety of applications.

For further information concerning our operating segments, see the “Notes to Consolidated Financial Statements” included elsewhere in this prospectus. For fiscal 2002, our Power Conversion Group segment represented approximately 44% of our revenues.

We are hereby registering the issuance of shares of our Common Stock issuable upon exercise of warrants at an exercise price of $2.00. The warrants were issued in connection with the settlement of a class action lawsuit in a transaction exempt from registration under Section 3(a)(10) of the Securities Act of 1933.

HISTORICAL INFORMATION AND RECENT DEVELOPMENTS

During the past two years, we and our new management have confronted a variety of legal, regulatory and financial reporting issues.

•	Past Accounting Irregularities and First Filing of Form 10-K Since 1999. In November 2000, our prior management announced that we would delay the filing of our Annual Report on Form 10-K for fiscal 2000 after discovering certain accounting irregularities. Our independent directors, with the assistance of outside counsel and PriceWaterhouseCoopers LLP, acting as forensic auditors, commenced a review to determine if our prior financial statements required restatement. In addition to this internal review, we developed comprehensive corporate and accounting policies to ensure new standards of practice and reliable reporting, including instituting corrections to internal controls and restating prior years’ financial statements to correct accounting errors. In addition, in November 2002, we filed our first Form 10-K since first discovering the financial statement irregularities in 2000. Management believes these are important steps towards closure of the past legal, regulatory and financial reporting matters confronting our Company.

•	Class Action Shareholder Litigation and Settlement. Following our November 2000 announcement that we would delay the filing of our Annual Report on Form 10-K, our common stock was delisted from the Nasdaq National Market and was the subject of a class action shareholder litigation. The lawsuit alleged, among other things, violation of the federal securities laws and sought to recover money damages. We settled the shareholder litigation on January 29, 2002. Under the terms of the settlement, we issued to the plaintiffs: (i) a $2 million global subordinated note due March 2007 with interest that accrues at 6% per annum; (ii) 2.5 million shares of our common stock; and (iii) 1 million warrants to purchase our common stock at $2 per share. This Registration Statement covers the issuance of one million shares of our common stock underlying the warrants as required by the shareholder settlement.

•	Litigation with our Former CEO. Following termination of our former CEO in 2001, we sued our former CEO alleging, among other things, fraudulent and other wrongful acts, including securities laws violations, fraudulent accounting practices, breaches of fiduciary duties, insider trading violations and corporate mismanagement. Our former CEO counter-sued for damages based on termination of his employment by us. In March 2003, we reached a settlement with our former CEO regarding the outstanding litigation between us. Under the terms of the settlement and mutual release, our former CEO paid us $400,000 in cash and transferred to us 14,967 shares of our common stock.

•	SEC Enforcement Action and Agreement in Principle. In December 2000, we were the subject of a Securities and Exchange Commission (“SEC”) investigation regarding certain accounting irregularities in financial statements filed by previous management. In October, 2002, we reached an agreement in principle with the SEC to settle outstanding claims against us related to the investigation. The terms of the settlement will include a penalty of up to $400,000 and an injunction against future violations of the anti-fraud, periodic reporting, books and records and internal accounting control provisions of the federal securities laws. The proposed settlement may be subject to, among other things, further restatement of our historical financial statements or other material adjustments. Management is not aware of any necessary restatements required with respect to the financial statements included elsewhere in this prospectus. See “Business—Legal Proceedings” on page 44.

•

Department of Defense Investigation. In April 2002, the Department of Defense (“DOD”) announced it was commencing an investigation of our RFI subsidiary relating to certain quality control practices at that subsidiary. While the outcome of the DOD investigation cannot be predicted, the investigation led us to undertake our own internal investigation resulting in a complete reengineering of part of our Power Conversion

Group’s business quality control practices, replacement of several personnel and a writedown of the value of certain inventory.

•	Past Management and New Leadership. After our former CEO left the Company at the end of February 2001, our directors hired a new CEO, Samuel E. Park, and in Spring 2001, a new CFO, Thomas V. Gilboy, our new management undertook a variety of actions to address past issues. Specifically, we hired 15 new senior level and other managers to replace the 28 terminated members of previous management and to strengthen our leadership base. In addition, our new management has made significant progress by resolving the SEC enforcement action and in settling the class action shareholder litigation.

•	Proxy Fight. Currently, a group of minority shareholders led by Steel Partners II, L.P., a Delaware limited partnership (“Steel Partners”), is seeking to take control of our Board of Directors by nominating four director positions on our Board of Directors. Accordingly, we are currently engaged in a hostile proxy contest with Steel Partners.

HOW TO CONTACT US

Our principal executive offices are located at One Commerce Park, Valhalla, New York, 10595, and our telephone number is (914) 686-3600. Our web site address is www.delglobaltech.com. Information contained on our web site is not intended to be a part of this prospectus and is not incorporated by reference into this prospectus.

RISK FACTORS

Exercising your warrant and investing in our common stock entails a high degree of risk. You should carefully consider the risks and uncertainties described below and elsewhere in this prospectus before making an investment decision. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks or uncertainties occur, our business could be adversely affected. In this event, the price of our common stock could decline and you could lose part or all of your investment.

RISKS RELATED TO THE COMPANY’S PAST FAILURE TO COMPLY WITH THE UNITED STATES SECURITIES LAWS AND OTHER INVESTIGATIONS AND LITIGATION

Our failure to settle our ongoing enforcement action could have a negative impact on our business.

On December 11, 2000, the Division of Enforcement of the Securities and Exchange Commission (“SEC”) issued a Formal Order Directing Private Investigation, designating SEC officers to take testimony and requiring the production of certain documents, in connection with matters giving rise to the need to restate our previously issued financial statements, specifically for the fiscal years 1997 through 1999 and the first three quarters of fiscal 2000.

We have reached an agreement in principle with the staff of the SEC to settle the SEC’s claims against us. The settlement will include a penalty of up to $400,000, and issuance of an injunction against any future violations of the antifraud, periodic reporting, books and records and internal accounting control provisions of the federal securities laws. The proposed settlement may be subject to, among other things, any necessary future restatement of our historical financial statements or other material adjustments. Management is not aware of any restatements or adjustments required with respect to the financial statements included elsewhere in this prospectus. In addition, the proposed settlement will require approval by the SEC and by the appropriate U.S. District Court. We can give no assurance that this proposed settlement will be approved by either the SEC or the appropriate U.S. District Court.

Although we have not reached a binding agreement with the SEC on this settlement proposal, management believes that this agreement in principle is a reasonable basis on which it can now estimate the financial impact of this SEC investigation. As a result, we recorded a charge in the fourth quarter of fiscal 2002 related to this agreement in principle with the SEC, plus associated legal costs. If we are not able to reach an acceptable settlement with the SEC we may incur substantial additional penalties and fines.

Our common stock has been delisted from the NASDAQ National Market and we cannot predict when or if ever it will be listed on any national securities exchange.

Our common stock was suspended from trading on the Nasdaq National Market in December 2000. Following a hearing before a Nasdaq Listing Qualifications Panel, the NASDAQ de-listed our common stock. Current pricing information on our common stock has been available in the “pink sheets” published by National Quotation Bureau, LLC. The “pink sheets” is an over-the-counter market which generally provides significantly less liquidity than established stock exchanges or the Nasdaq National Market, and quotes for stocks included in the “pink sheets” are not listed in the financial sections of newspapers. Therefore, prices for securities traded solely in the “pink sheets” may be difficult to obtain, and shareholders may find it difficult to resell their shares. In order to be re-listed, we will need to meet certain listing requirements. There can be no assurance that we will be able to meet such listing requirements.

The Department of Defense is investigating part of our Power Conversion Group business, which could result in loss of business and monetary fines.

On March 8, 2002, our subsidiary, RFI Corporation, part of our Power Conversion Group segment, was served with a subpoena by the U.S. Attorney for the Eastern District of New York in connection with an investigation by the U.S. Department of Defense, or DOD. RFI supplies noise suppression filters for communications and defense applications. This business accounted for approximately $12 million of our revenues in fiscal 2002.

The DOD investigation led us to undertake our own internal investigation. Among other outcomes, our investigation resulted in a complete reengineering of RFI’s quality control practices and replacement of several personnel. This reengineering effort resulted in lower gross margins for this business in the fourth quarter of fiscal 2002 and the first quarter of fiscal 2003. Gross margins for this business have recovered in the second quarter of fiscal 2003 reflecting the assimilation of these new quality control procedures and new personnel into our manufacturing operations.

As an additional outcome of this internal investigation, we recognized a non-cash charge of approximately $297,000 in the fourth quarter of fiscal 2002 to write off certain inventory that did not meet all relevant DOD specifications and is not likely to be able to be reworked. Other than this inventory charge, and ongoing legal costs, no other costs have been recorded in relation to the DOD investigation because we cannot predict the duration of this investigation or its potential outcome. In addition to these cost considerations, if the DOD were to find that RFI’s new procedures were inadequate, we might incur fines and other sanctions and/or be removed from certain government approved vendor lists, which would have a material adverse effect on our business.

Recent events may cause loss of existing and potential customers and suppliers.

We have received inquiries from some of our customers and suppliers relating to the current proxy contest, our previously disclosed accounting irregularities and litigation arising out of such irregularities. As a consequence, our relationships with existing customers and suppliers may be strained. In addition, our ability to develop potential customers or suppliers to maintain and grow our business may be adversely affected.

RISK FACTORS RELATED TO OUR BUSINESS

We have replaced virtually all of our management team, are dependent on two key executives and have changed the composition of our Board of Directors.

Our former Chief Executive Officer left the Company at the end of 2001 as a result of the claims made against us by the SEC and claims brought by our shareholders. Since such time we have terminated 28 of our former senior management personnel, including business unit general managers, presidents, vice presidents, plant managers and controllers. Samuel E. Park has served as our CEO since May 2001 and Thomas V. Gilboy has served as our CFO since March 2001. Consequently, many key responsibilities have been assigned to these two individuals and we are very dependent on them. It has been challenging for Mr. Park and Mr. Gilboy to understand quickly and develop and successfully implement effective strategies for our business, particularly because we have replaced most of their subordinates. We are working to fill certain remaining engineering and human resources positions. In addition, we have restructured reporting relationships along an operating segment basis. Among other changes, financial managers at our operating divisions now report directly to Mr. Gilboy. Our future success will depend in large part on the continued service of Mr. Park and Mr. Gilboy and their ability to lead the new management team. In addition, any loss of continuity or other consequences resulting from senior management turnover could also have a material adverse effect on our operations.

We have an employment agreement with Mr. Park that runs through April 2004, but Mr. Gilboy does not have an employment agreement. We do not maintain “key person” life insurance on any of our employees. As a result we are not insured against any losses resulting from the death of our key employees. There can be no assurance that we will be able to retain these members of management or attract other qualified management. The loss of the services of Mr. Park and Mr. Gilboy, as well as any loss of continuity or other consequences resulting from other senior management turnover, could have a material adverse effect on our operations.

Further, the composition of our Board of Directors has changed dramatically. Our former Chairman of the Board received a “Wells” notice from the SEC indicating that the Staff was considering whether to recommend the filing of a civil proceeding against him, and he resigned from the Board in November 2002. In addition, on October 30, 2002, one other Board member informed us that he received a “Wells” notice, and he retired on April 9, 2003. Accordingly, we added one new member to our Board of Directors in December 2002 and three new members in April 2003. See “Management” on page 46. These new Board members will have to quickly familiarize themselves with our company to be effective. In addition, a group led by Steel Partners is seeking to take control of our Board. This action has been distracting our management and Board members from attending to operating issues and could have an adverse effect on our operations.

Our business is based on technology that is not protected by patent or other rights.

The technology and designs underlying our products are unprotected by patent rights. Our future success is dependent primarily on unpatented trade secrets and on the innovative skills, technological expertise and management abilities of our employees. Because we do not have patent rights in our products, our technology may not preclude or inhibit competitors from producing products that have identical performance as our products. In addition, we cannot guarantee that any protected trade secret could ultimately be proven valid if challenged. Any such challenge, with or without merit, could be time consuming to defend, result in costly litigation, divert our management’s attention and resources and, if successful, require us to pay monetary damages.

We may not be able to compete successfully.

A number of companies have developed, or are expected to develop, products that compete or will compete with our products. Many of these competitors offer a range of products in areas other than those in which we compete, which may make such competitors more attractive to hospitals, radiology clients, general purchasing organizations and other potential customers. In addition, many of our competitors and potential competitors are larger and have greater financial resources than we do and offer a range of products broader than our products. Some of the companies with which we now compete or may compete in the future have or may have more extensive research, marketing and manufacturing capabilities and significantly greater technical and personnel resources than we do, and may be better positioned to continue to improve their technology in order to compete in an evolving industry.

We may not be able to meet our financial covenants under our credit facility.

In the fourth quarter of fiscal 2002, we breached the adjusted earnings, adjusted U.S. earnings, senior debt ratio and fixed charge coverage ratio financial covenants contained in our Loan and Security Agreement, dated June 10, 2002, with Transamerica Business Capital Corporation (“Transamerica”). On November 1, 2002, we received a waiver of these defaults from Transamerica and amended certain other provisions of the credit facility. On December 17, 2002, we signed a Second Amendment with Transamerica. This Second Amendment includes revisions to each of such financial covenants previously breached. While we expect to be able to meet these revised covenants, there can be no assurance that we will be able to continue to meet them. If we were to breach our covenants, Transamerica could accelerate the amounts due under and foreclose on assets securing our credit facility and we would be forced to seek alternative sources of funding for our debt repayment obligations and growth.

The valuation of our deferred tax assets and the recognition of tax benefits in each period assumes future taxable income and profitability.

During fiscal 1999 through fiscal 2002, we recognized substantial pre-tax losses. Some of these pre-tax losses resulted in a short-term tax benefit, in that those losses are also tax deductible losses, and enabled us to claim a refund for taxes previously paid, which we recognized on our balance sheet as income tax receivable. As of February 1, 2003, we have received substantially all of the income tax receivable recognized on our balance sheet. In addition to the short-term benefit that we recognize as income tax receivable, our net operating losses for tax purposes gave rise to “Deferred tax assets,” which represented the monetary value of future utilization of tax loss carryforwards to reduce income taxes.

One critical element in the valuation of deferred tax assets is management’s expectations about our future profitability. If we have tax loss carryforwards, but we do not expect to have taxable income in the future, we would value our deferred tax assets at a lower amount (possibly zero) because those tax loss carry forwards could expire before they can be used.

During February and March 2003, as part of our customary six month planning and review cycle, management updated each business unit’s forecasts for the second half of fiscal 2003 and began preliminary planning for fiscal 2004. After reviewing the second half expectations, and taking into account lower than expected first half gross margins and the uncertain economic outlook, management concluded that it was prudent to establish a valuation allowance of $4.7 million against long term deferred tax assets. The valuation allowance was computed by estimating the amount of future taxable income expected over the net operating loss carry-forward period, considering recent performance and other actions we have taken to improve profitability. Although we continue to believe that in the future we will have sufficient taxable income to absorb these remaining tax loss carry-forwards, this situation could change if the profitability of our U.S. business is less than what we expect. If so, we may not be able to realize the benefit of our remaining deferred tax asset. See “Deferred Income Tax Asset” discussion on page F-40.

Our delay or inability to obtain any necessary U.S. or foreign regulatory clearances or approvals for our products could harm our business and prospects.

Our medical imaging products, with the exception of certain veterinary lines, are the subject of a high level of regulatory oversight. Any delay in our obtaining or our inability to obtain any necessary U.S. or foreign regulatory approvals for new products could harm our business and prospects. There is a limited risk that any approvals or clearances, once obtained, may be withdrawn or modified which could create delays in shipping our product, pending reapproval. Medical devices cannot be marketed in the U.S. without clearance or approval by the Food and Drug Administration, or FDA. Our Medical Systems group businesses must be operated in compliance with FDA Good Manufacturing Practices, which regulate the design, manufacture, packing, storage and installation of medical devices. Our manufacturing facilities and business practices are subject to periodic regulatory audits and quality certifications and we do self audits to monitor our compliance. In general, corrective actions required as a result of these audits do have a significant impact on our manufacturing operation; however there is a limited risk that delays caused by a potential response to extensive corrective actions could impact our operations. Virtually all of our products manufactured or sold overseas are also subject to approval and regulation by foreign regulatory and safety agencies. If we do not obtain these approvals, we could be precluded from selling our products or required to make modifications to our products which could delay bringing our products to market. Because our US products lines are mature, new product changes are in general relatively minor and accordingly regulatory approval is more streamlined. Our overseas subsidiary, Villa Sistemi, is developing a remote imaging system that we believe represents a significant future sales prospect. Due to the innovative nature of this system, and the need to go through full regulatory clearance, we estimate there is a 50% possibility this product introduction could be delayed for up to six months. We anticipate that sales derived from the first year’s shipments of this remote imaging system program will be in the range of $10-12 million. If we are delayed in getting approvals of a new product line, in certain cases we may be able to mitigate this risk by selling similar existing product lines, pending completion of the approval process.

We must rapidly develop new products in order to compete effectively.

Technology in our industry, particularly in the x-ray and medical imaging businesses, evolves rapidly, and making timely product innovations is essential to our success in the marketplace. The introduction by our competitors of products with improved technologies or features may render our existing products obsolete and unmarketable. If we cannot develop products in a timely manner in response to industry changes, or if our products do not perform well, our business and financial condition will be adversely affected. Also, our new products may contain defects or errors which give rise to product liability claims against us or cause the products to fail to gain market acceptance.

It is generally accepted that digital radiography will become the dominant technology used in hospitals and imaging clinics throughout the world over the next 10 to 15 years. Currently, there are a number of competing technologies available in connection with the digitization of x-ray images. We do not presently have product offerings in the digital radiography market segment. However, due to the high cost of this technology, many institutions have not yet adopted digital technology. In addition, there is uncertainty as to which technology system will be accepted as the industry-leading protocol for image digitization and communication. As industry standards become more established, we expect to increase our digital radiographic-related research and development expenditures to address the market opportunity. We anticipate that we will supplement in-house development with products provided by third party suppliers in order to incorporate the digital technology into our design platform and product offerings. Lack of an adequate digital capability could impact our business and result in a loss of market share.

We must conduct our business operations without infringing on the proprietary rights of third parties.

Although we believe our products do not infringe on the intellectual property rights of others, there can be no assurance that infringement claims will not be asserted against us in the future or that, if asserted, any infringement claim will be successfully defended. A successful claim, or any claim, against us could distract our management’s attention from other business concerns and adversely affect our business, financial condition and results of operations.

Payments required under certain change of control agreements with our key executives could unduly burden our company.

We have entered into agreements with all of our executive officers providing for substantial severance payments to them in the event they were terminated in connection with certain changes of control. Mr. Park’s employment agreement provides for payments upon a change of control even if he is not terminated. Although the Board of Directors had considered amending Mr. Park’s employment agreement to be similar in form to the change in control provisions provided for the other executives of the Company, the Board subsequently determined not to amend such agreement partly due to a request from Steel Partners that the Board not amend any employment agreements until after our Annual Meeting of Shareholders scheduled for May 29, 2003. In the event that Steel Partners or any other hostile group were to be successful in its attempt to take control of our Board of Directors, such an event would constitute a “change of control” for purposes of these agreements. While we believe these agreements are important to ensure the continued dedication of our key employees, the large payments required pursuant to these change of control agreements could unduly burden us or serve as a barrier to a potential acquirer. This, in turn, could limit the ability of our shareholders to sell their shares at a favorable price.

There is a risk that our insurance will not be sufficient to protect us from product liability claims, or that in the future product liability insurance will not be available to us at a reasonable cost, if at all.

Our business involves the risk of product liability claims inherent to the medical device business. We maintain product liability insurance subject to certain deductibles and exclusions. There is a risk that our insurance will not be sufficient to protect us from product liability claims, or that product liability insurance will not be available to us at a reasonable cost, if at all. An uninsured or underinsured claim could materially harm our operating results or financial condition.

We face risks associated with handling hazardous materials and products.

Our research and development activity involves the controlled use of hazardous materials, such as toxic and carcinogenic chemicals. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of an accident, we could be held liable for any resulting damages, and such liability could be extensive. We are also subject to substantial regulation relating to occupational health and safety, environmental protection, hazardous substance control, and waste management and disposal. The failure to comply with such regulations could subject us to, among other things, fines and criminal liability.

Our business could be harmed if our products contain undetected errors or defects or do not meet customer specifications.

We are continuously developing new products and improving our existing products. Newly introduced or upgraded products can contain undetected errors or defects. In addition, these products may not meet their performance specifications under all conditions or for all applications. If, despite our internal testing and testing by our customers, any of our products contains errors or defects, or any of our products fails to meet customer specifications, we may be required to recall or retrofit these products. We may not be able to do so on a timely basis, if at all, and may only be able to do so at considerable expense. In addition, any significant reliability problems could result in adverse customer reaction and negative publicity and could harm our business and prospects.

The seasonality of our revenue may adversely impact the market prices for our shares.

Our revenue is typically lower during the first quarter of each fiscal year due to the shut-down of operations in our Milan, Italy and Bayshore, New York facilities for part of August. This seasonality causes our operating results to vary from quarter to quarter and these fluctuations could adversely affect the market price of our common stock.

RISKS RELATED TO THIS OFFERING

Although we are subject to the information and reporting requirements of the Securities Exchange Act of 1934, our common stock has not been quoted or traded on a national exchange since December 2000 and investors in our common stock will be subject to risks associated with the public trading market generally.

We cannot predict the extent to which a trading market will develop or how liquid that market might become. If you exercise your warrant and receive common stock, you will pay a price that was not established in the public trading markets. You may suffer a loss of your investment.

A significant number of our shares will be available for future sale and could depress the market price of our stock.

As of April 18, 2003, an aggregate of 10,332,548 shares of our common stock were outstanding. In addition as of April 18, 2003, there were outstanding warrants to purchase 1,065,000 shares of our common stock and options to purchase 2,043,671 shares of our common stock, 1,534,270 of which were fully vested. Sales of large amounts of our common stock in the market could adversely affect the market price of the common stock and could impair our future ability to raise capital through offerings of our equity securities. A large volume of sales by holders exercising the warrants or options could have a significant adverse impact on the market price of our common stock.

Our stock price may be volatile.

The experiences of other small companies indicate that the market price for our common stock could be highly volatile. Many factors could cause the market price of our common stock to fluctuate substantially, including:

•	future announcements concerning us, our competitors or other companies with whom we have business relationships;

•	changes in government regulations applicable to our business;

•	overall volatility of the stock market and general economic conditions;

•	changes in our earnings estimates or recommendations by analysts; and

•	changes in our operating results from quarter to quarter.

Accordingly, substantial fluctuations in the price of our common stock could limit the ability of our current shareholders to sell their shares at a favorable price.

USE OF PROCEEDS

The 1,000,000 shares of our common stock are issuable upon exercise of the warrants. If all the warrants were to be exercised and all the shares of common stock underlying such warrants were to be issued, we would receive gross proceeds of $2.0 million, less expenses.

Based on our financial condition and agreements as of April 24, 2003, we expect to use any such net proceeds for repayment of amounts outstanding under our U.S. revolving credit facility with Transamerica. As of February 1, 2003, amounts outstanding under this facility were approximately $3.4 million and we are incurring interest costs at the rate of 5.5%. Should that situation change, the net proceeds could also be used for general corporate purposes, including without limitation:

•	working capital;

•	the repayment of other debt; the financing of possible acquisitions or business expansion or the refinancing of prior acquisitions;

•	the repurchase of our common stock; and/or

•	temporary investment.

To the extent that proceeds are available following repayment of our debt, we reserve the right to reallocate or change the specific use of the net proceeds to respond to fluctuations in our business and to take advantage of opportunities which may be complementary to our operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

CAPITALIZATION

The following table sets forth our consolidated capitalization as of February 1, 2003: (1) on a historical basis and (2) as adjusted to reflect the assumed issuance of our common stock upon exercise of 1,000,000 warrants at an exercise price of $2.00 per share and the repayment of $2,000,000 under our U.S. revolving credit facility with Transamerica from the proceeds of the assumed exercise.

This table should be read in conjunction with our historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

	As of February 1, 2003
	Actual	As adjusted
	(dollars in thousands)
Cash	$2,181	$2,181

Short-term credit facilities	$5,263	$3,263
Current portion of long-term debt	584	584
Long-term debt	5,158	5,158
Subordinated note	1,706	1,706
Minority interest	1,136	1,136
Shareholders’ equity:
Common stock, $0.10 par value;
Authorized 20,000,000 shares;
Issued and outstanding—10,976,081 and 11,976,081, as adjusted	1,097	1,197
Additional paid in capital	63,653	65,553
Accumulated other comprehensive gain	62	62
Accumulated deficit	(28,663)	(28,663)
Less common stock in treasury—628,566 shares	(5,502)	(5,502)

Total shareholders’ equity	30,667	32,667

Total capitalization	$44,514	$44,514

Common shares outstanding	10,347,515	11,347,515

Book value per share	$2.96	$2.88

PRICE RANGE OF COMMON STOCK; DIVIDEND POLICY AND RELATED

SHAREHOLDER MATTERS

Our common stock was suspended from trading on the Nasdaq National Market on December 19, 2000 because we had not filed an annual report for the year ended July 29, 2000 within the SEC’s prescribed time period. In December 2000, the Nasdaq National Market delisted our common stock and since that time, our common stock has been traded in the “pink sheets,” or over-the-counter market, under the symbol “DGTC.PK” and our warrants are traded under the symbol “DGTCW.PK”. The “pink sheets” is an over-the-counter market which provides significantly less liquidity than established stock exchanges or the Nasdaq National Market, and quotes for stocks included in the “pink sheets” are not listed in the financial sections of newspapers as are those for established stock exchanges and the Nasdaq National Market.

As of April 18, 2003, there were approximately 4,300 holders of common stock. The following table shows the high and low closing sales prices per share of our common stock since August 2000, as reported by Nasdaq National Market through December 19, 2000 and over-the-counter starting December 20, 2000 (second quarter of fiscal 2001). The last reported sale price for our common stock on April 18, 2003 was $2.43 per share. The over-the-counter market quotations listed below reflect inter-dealer prices, without retail mark-up, mark down or commission and may not represent actual transactions.

Fiscal Period	High	Low
Fiscal 2001
First Quarter	$9.81	$8.31
Second Quarter	8.63	0.56
Third Quarter	3.00	1.00
Fourth Quarter	2.25	1.00

Fiscal 2002
First Quarter	$3.00	$1.13
Second Quarter	4.35	2.50
Third Quarter	3.45	1.50
Fourth Quarter	4.25	2.00

Fiscal 2003
First Quarter	$3.78	$1.90
Second Quarter	4.01	1.90

We have not paid any cash dividends, except for the payment of cash in lieu of fractional shares, since 1983. The payment of cash dividends is prohibited under our U.S. credit facility with Transamerica. We do not intend to pay any cash dividends for the foreseeable future.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the securities authorized for issuance under equity compensation plans as of August 3, 2002:

Plan Category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans(1)
Equity compensation plans approved by security holders:
Stock Option Plan	1,990,055	$3.45	253,160	(2)
Equity compensation plans not approved by security holders:
Warrants issued in connection with the acquisition of Villa(3)	50,000	$7.94	None
Warrants granted for services rendered(4)	15,000	$7.69	None
Warrants issued in settlement of class action lawsuit(5)	1,000,000	$2.00	None

(1)	Excludes securities reflected in column (a).
(2)	As of March 21, 2003, the number of securities remaining available for future issuance under the Stock Option Plan is 287,040 due to the granting of 175,000 additional shares at any average price of $2.90 and the cancellation of 208,880 shares.
(3)	The warrants granted to the former majority shareholder of Villa Sistemi Medicali S.p.A. (“Villa”) in connection with our acquisition of Villa in December 1999. The warrants expire in December 2005.
(4)	The warrants granted to consultants for services rendered in 1999. The warrants expire in October 2004.
(5)	Pursuant to our class action settlement with our shareholders, we issued warrants to purchase shares of our common stock at an exercise price of $2.00 per share. This prospectus relates to the issuance from time to time of the common stock issuable upon exercise of these warrants. The issuance of these warrants was pursuant to a court order issued in connection with the settlement of the class action lawsuit, and, therefore, was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 3(a)(10) thereof. The warrants expire on March 28, 2008. See “Prospectus Summary—Historical Information and Recent Developments.”

SELECTED FINANCIAL DATA

The selected income statement data presented for the fiscal years ended August 3, 2002, July 28, 2001 and July 29, 2000 and the balance sheet data as of August 3, 2002 and July 28, 2001 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The balance sheet data as of July 29, 2000 have been derived from audited financial statements not included herein. The selected income statement data for the six month period ended February 1, 2003 and January 26, 2002 and the selected balance sheet data as of February 1, 2003 and January 26, 2002 have been derived from unaudited financial statements included elsewhere in this prospectus. Financial information for the fiscal years ended July 31, 1999 and August 1, 1998 is not presented herein, since the financial statements for those years, which we have determined to be incorrect, have not been, and will not be, restated and therefore should not be relied upon. This selected financial data should be read in conjunction with our Consolidated Financial Statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The results of operations for the six months ended February 1, 2003 are not necessarily indicative of the results to be expected for the full year or for any future period.

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

(Dollars in thousands, except per share data)

	Fiscal years Ended			Six Months Ended
	August 3, 2002(1)	July 28, 2001(2)	July 29, 2000(3)	Feb. 1, 2003(4)	Jan. 26, 2002
Income Statement Data:
Net sales	$98,132	$92,955	$79,590	$51,590	$43,882
Gross margin	19,579	18,864	14,702	10,976	10,087
Selling, general and administrative	21,697	17,253	15,313	11,192	10,667
Research and development	2,919	2,876	4,388	1,046	1,206
Litigation settlement costs/(recovery)	7,713	9,759	—	—	(258)
Facilities reorganization costs	1,292	822	—	453	77
Operating loss	(14,042)	(11,846)	(4,999)	(1,715)	(1,605)
Minority Interest	197	379	(77)	117	177
Net loss(5)	(12,012)	(8,521)	(3,638)	(6,861)	(1,706)
Net loss per basic and diluted share(5)	$(1.38)	$(1.09)	$(0.47)	$(0.66)	$(0.22)

	As of			As of
	August 3, 2002	July 28, 2001	July 29, 2000	Feb. 1, 2003	Jan. 26, 2002
Balance Sheet Data:
Working capital	$18,648	$22,269	$27,331	$17,148	$20,333
Total assets	77,697	81,658	82,805	67,892	77,754
Long-term debt	6,724	6,222	5,953	6,864	6,165
Shareholders’ equity	37,141	41,791	46,062	30,677	40,300

(1)	Fiscal 2002 includes $1,292,000 in facilities reorganization costs, which were principally related to the closing of our Hicksville, New York facility. See Notes to Consolidated Financial Statements included elsewhere in this prospectus. Fiscal 2002 also includes $7,713,000 in litigation settlement costs, principally for finalization of the settlement of a class action suit and the agreement in principle to settle an SEC investigation. See “Historical Information and Recent Developments.”

(2)	During fiscal 2001, we recorded $9,759,000 in litigation settlement costs related to a class action lawsuit. See “Historical Information and Recent Developments” included elsewhere in this prospectus. During fiscal 2001, we also decided to close two facilities and recorded a restructuring charge of $822,000. See Notes to Consolidated Financial Statements included elsewhere in this prospectus.

(3)	In December 1999, we acquired Villa Sistemi Medicali S.p.A. See Notes to Consolidated Financial Statements included elsewhere in this prospectus.

(4)	Net loss for the six months ended February 1, 2003 includes a $4.7 million income tax provision related to the establishment of a deferred tax valuation allowance. See Notes to Consolidated Financial Statements included elsewhere in this prospectus.

(5)	Effective August 4, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” which establishes new accounting and reporting requirements for goodwill and other intangible assets. Under SFAS No. 142, all goodwill amortization ceased effective August 4, 2002. Assuming goodwill was not amortized pursuant to SFAS No. 142, the net loss would have been $11,881, $8,390 and $3,501 in 2002, 2001 and 2000, respectively. Net loss per basic and diluted share would have been $1.37, $1.07 and $.45 in 2002, 2001 and 2000, respectively. In addition, the net loss and net loss per basic and diluted share would have been $1,640 and $0.21, respectively, for the six month period ended January 26, 2002.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with “Selected Financial Data” and our financial statements and related notes thereto, included elsewhere in this prospectus.

This prospectus contains forward-looking statements that have been made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth above and elsewhere in this prospectus. When used in this prospectus, the words “will,” “should,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions, among others, identify forward-looking statements for purposes of Section 21E of the Securities Exchange Act of 1934, as amended and Section 27A of the Securities Act of 1933, as amended. Although we believe these forward-looking statements are based upon reasonable assumptions, these may not prove to be correct. Such risks and uncertainties include, among others, those described above under “Risk Factors,” many of which are beyond our control. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise. We urge you, however, to consult any further disclosures we make on related subjects in our future reports to the SEC.

Investors should not rely upon forward-looking statements except as statements of our present intentions and of our present expectations as of the date of this prospectus which may or may not occur.

Overview

Del Global Technologies Corp. is a leader in developing, manufacturing and marketing medical imaging equipment and power conversion subsystems and components worldwide. Our products include stationary and portable medical diagnostic imaging equipment, high voltage power systems and electronic systems and components such as electronic filter, transformers and capacitors. Operating businesses that we report as segments include our Medical Systems Group and our Power Conversion Group. In addition, we have a third reporting segment, Other, comprised of certain unallocated corporate Selling, General and Administrative expenses.

The Company’s new management has made significant progress in resolving previous SEC and shareholder matters giving rise to the need to restate financial statements issued by the previous management as described in the Contingencies footnote to our financial statements contained herein. The Company has reached an agreement in principle with the SEC to settle its claims against the Company. This prospectus covers the issuance of one million shares of our common stock underlying the warrants as required by the previous shareholder settlement. Management believes these are important steps towards closure of the past legal, regulatory and financial reporting matters confronting the Company. See “Prospectus Summary—Historical Information and Recent Developments.”

Our businesses continue to compete vigorously and we continue to enjoy solid relationships with our customers. We expect that the withdrawal of a major competitor with our Medical Systems Group will contribute to increased orders and sales for our Medical Systems Group. Our Power Conversion Group has been selected as a supplier of high voltage power systems by the two Federal Aviation Administration, or FAA, qualified manufacturers of Explosive Detection Systems, or EDS, for checked baggage.

Critical Accounting Policies

Significant accounting policies are outlined in Note 1 of the Notes to our Consolidated Financial Statements included elsewhere in this prospectus. We have identified the accounting for deferred tax assets and the allowance for obsolete and excess inventory as being critical accounting policies due to the significant amount of estimates involved.

We account for deferred taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes,” whereby we recognize an asset related to our net operating loss carry forwards and other temporary differences between financial reporting basis and income tax basis. As of November 2, 2002, this deferred tax asset represented approximately 23% of our total assets. The valuation of our deferred tax assets and the recognition of tax benefits in each period assumes future taxable income and profitability. We periodically evaluate the likelihood of the recoverability of our deferred tax asset recognized, based upon our actual operating results and expectations of future operating profits.

During February and March 2003, as part of our customary six month planning and review cycle, management updated each business unit’s forecasts for the second half of fiscal 2003 and began preliminary planning for fiscal 2004. After reviewing the second half expectations, and taking into account lower than expected first half gross margins and the uncertain economic outlook, management concluded that it was prudent to establish a valuation allowance of $4.7 million against long term deferred tax assets. The valuation allowance was computed by estimating the amount of future taxable income expected over the net operating loss carry-forward period, considering recent performance and other actions we have taken to improve profitability. The valuation allowance recorded is the estimate of the amount of deferred tax assets that may not be realized.

A corresponding amount of $4.7 million was recorded as an income tax provision for the three and six month periods ended February 1, 2003. We anticipate that it is more likely than not that the remaining deferred asset will be utilized against future operating profits; however, we can make no assurances that our business will generate sufficient or any profits in the future to utilize the remaining deferred tax asset.

Other than the establishment of a valuation allowance, we recorded no adjustments to our current or deferred tax accounts during the first half of fiscal 2003 with the exception of current tax provision amounts recorded at Villa Sistemi, our foreign subsidiary.

Another significant estimate is our allowance for obsolete and excess inventory. We re-evaluate our allowance for obsolete inventory generally once a quarter, and this allowance comprises the most significant portion of our inventory reserves. The re-evaluation of reserves is based on a written policy, which requires at a minimum that reserves be established based on our analysis of historical actual usage on a part-by-part basis. In addition, if management learns of specific obsolescence in addition to this minimum formula, these additional reserves are recognized as well. Specific obsolescence might arise due to a technological or market change, or based on cancellation of an order. As we typically do not purchase inventory substantially in advance of production requirements, we do not expect cancellation of an order to be a material risk. However, market or technology changes can and do happen.

In addition, we also use certain estimates in determining interim operating results. The most significant estimates in interim reporting relate to the valuation of inventories. For certain subsidiaries, for interim periods, we estimate the amount of labor and overhead costs attached to finished goods inventories. As of August 3, 2002, finished goods represented approximately 21% of the net carrying value of our total net inventory. In addition, at one subsidiary, the valuation of all inventories at an interim period end is valued on a gross margin roll-forward method. In most quarters, the value of this subsidiary’s inventory represents approximately 10% of our net carrying value of inventory (excluding that subsidiary’s finished goods, which would be included in the discussion above regarding finished goods). We believe the estimation methodologies used in both these cases to be appropriate.

RESULTS OF OPERATIONS

Second Quarter and Six Months Ended February 1, 2003 Compared to Second Quarter and Six Months Ended January 26, 2002.

Consolidated net sales of $26.0 million for the second quarter of fiscal 2003 were 7% higher than the second quarter of fiscal 2002, with increases at both operating segments. The Power Conversion Group’s sales of $10.8 million were up 7% over the prior year quarter as a $3 million increase in shipments of high voltage power supplies to airport explosive detection system (“EDS”) suppliers were offset by declines in other product lines and late shipments resulting from the consolidation of facilities. The Medical Systems Group’s second quarter sales of $15.2 million improved 7% versus the prior year quarter as stronger domestic sales were partially offset by a decrease in international business. The Medical Systems Group’s international shipments decreased due to a delay between the phasing out of old products and introduction of new products within an OEM manufacturing program, as well as a decrease in shipments to the Mexican market.

Consolidated second quarter 2003 sales increased slightly from first quarter 2003 levels of $25.6 million. The Medical Systems Group’s sales increased significantly from the first quarter level of $12.0 million to second quarter levels of $15.2 million with sequential increases at both domestic and international units. Fiscal 2003 first quarter Medical Systems Group’s sales were at reduced levels due to August vacation shutdowns in the European operation. The Power Conversion Group’s second quarter sales of $10.8 million decreased from $13.6 million in the first quarter largely due to a $3 million decrease in EDS shipments in the second quarter, partly offset by a recovery in business at the Company’s RFI subsidiary. First quarter RFI sales were at reduced levels due to a scheduled maintenance shutdown and a reorganization of the production lines.

Consolidated net sales of $51.6 million for the six months ended February 1, 2003 were 18% higher than sales for the first six months of the prior fiscal year. The Power Conversion Group’s six month sales of $24.3 million improved by 22% over the prior year period, primarily due to a $9 million increase in EDS business. The Medical Systems Group’s six months sales of $27.2 million improved by 14% over the prior year period due to increased domestic shipments. Prior year’s first quarter sales were significantly affected by the uncertainty amongst our distributors regarding our business, as result of the unfavorable press we received in trade publications regarding the management changes and other matters as described in this prospectus. See “Historical Information and Recent Developments.”

Consolidated backlog at February 1, 2003 was $28 million versus backlog at August 3, 2002 of approximately $32 million. The decline in backlog from beginning of year levels is mostly attributable to high shipments of EDS orders in the Power Conversion Segment, offset by an increase in the backlog at our Medical Systems Segment. Substantially all of the backlog should result in shipments within the next 12 months.

Gross margins as a percent of sales were 21% for the second quarter of fiscal 2003, compared to 26% in the second quarter of fiscal 2002, resulting in a gross profit decrease of $0.8 million year over year. The Power Conversion Group’s second quarter margins were 17%, versus 25% in the prior year period, reflecting higher manufacturing costs due to disruptions resulting from the plant consolidation, and standard cost downward revaluations. The relocation of inventories to the Valhalla facility resulted in us recognizing additional inventory write-downs of approximately $0.6 million, particularly in work in process, due to re-examination of labor and overhead allocations and due to the write off of certain production supplies. These factors were partially offset by $3.0 million in sales of higher margin EDS products during the second quarter of fiscal 2003. At the Medical Systems Group, gross margins in the European operations held constant with the prior year second quarter level of 29%. Although quarterly sales increased 27% in our U.S. operations, gross margin declined to 20% from 28% in last year’s second quarter due to increases in material and material handling costs. In addition, last year’s second quarter in the domestic Medical Systems Group operations benefited from the shipment of previously written off product. These products were determined to be technologically obsolete and fully reserved for as of the end of fiscal 2001; however, we were able to recover value for them during the second quarter of last year. The segment continues to evaluate its product line contribution margins and seeks to emphasize its higher margin products.

Gross margin percentages for the second quarter of 2003, on a consolidated basis, were similar to the 21% margins experienced during the first quarter of the year. The Medical Systems Group’s second quarter margins of 25% improved from first quarter margins of 21% due to the increase in sales. The Power Conversion Group’s second quarter margins of 17% decreased from the 21% level in the first quarter due to the decrease in sales, disruptions caused by plant consolidations and second quarter physical inventory adjustments.

Gross margins as a percent of sales were 21% for the first half of fiscal 2003, compared to 23% in the comparable fiscal 2002 period. Due to higher shipments in fiscal 2003, the gross margin improved $0.9 million year over year. The Power Conversion Group’s first six month margins were 19%, versus 20% in the prior year six month period, reflecting the effects of the plant consolidation and inventory adjustments as described above. The Medical Systems Group’s gross margins were 23%, compared to 25% in the prior year period, primarily due to the higher margins in the prior year from shipment of previously written off product discussed above.

Selling General and Administrative (“SG&A”) expenses were $5.6 million for the second quarter of fiscal 2003, including $0.8 million of unusual legal and accounting fees incurred in connection with current legal matters as disclosed in the contingencies footnote to our financial statements. SG&A expenses for the second quarter of fiscal 2002 were $5.4 million and included $1.1 million of unusually high accounting fees. Excluding the unusually high legal and accounting fees, second quarter SG&A increased $0.5 million from the same quarter last year, primarily due to reorganization efforts, increased headcount, and higher medical, general and directors and officers insurance costs. Research and Development (“R&D”) expenses, consisting primarily of engineering costs, remained consistent at 3% of sales for both periods. R&D expenses increased relative to the second quarter of fiscal 2002 in the Medical Systems Group, but decreased at the Power Conversion Group as engineering efforts remained focused on plant consolidations, process improvements and quality initiatives.

Second quarter 2003 SG&A expenses of $5.6 million were comparable to first quarter levels. R&D expenses were $0.3 million in the first quarter compared to $0.7 million in the second quarter of 2003, with the increases occurring in the Medical Systems Group.

SG&A for the six months ended February 1, 2003 of $11.2 million or 22% of sales included unusually high legal and accounting fees of $1.3 million as described above. SG&A for the six months ended January 26, 2002 were $10.7 million or 24% of sales and included $3.1 million of unusually high accounting fees. Excluding the unusually high legal and accounting fees, SG&A for the first half of fiscal 2003 increased by $2.3 million from the same period last year, reflecting the factors discussed above, plus a payment of $0.2 million during the first quarter related to the separation of the former president of our Italian subsidiary.

Facilities reorganization costs relate to the continued phase out of the Power Conversion Group’s Hicksville, N.Y. facility, which was started in the fourth quarter of fiscal 2002 and will continue until the relocation to that group’s Valhalla, N.Y. facility is completed. The majority of the physical move of inventory, equipment and personnel was completed as of the second quarter of fiscal 2003 and we expect a decrease in these costs over the balance of the fiscal year.

There were no litigation settlement costs incurred during the first half of fiscal 2003, however, we may incur some costs in connection with the ongoing Department of Defense investigation although we are not able to estimate an amount at present. Prior year amounts include a $0.3 million insurance recovery of class action litigation related legal costs. We have no settlement, or even a proposed one yet.

As a result of the above we recognized a second quarter operating loss of $1.0 million compared to a profit of $0.3 million in the second quarter of fiscal 2002. The Medical Systems Group posted an operating profit of $0.7 million, offset by a $0.7 operating loss at the Power Conversion Group and higher corporate expenses. The second quarter operating loss of $1.0 million increased from the first quarter 2003 loss due primarily to increased R&D spending and the second quarter inventory adjustments. For the first six months of fiscal 2003 we recognized an operating loss of $1.7 million compared to a loss of $1.6 million in last years period. Six month results reflect a Medical Systems Group operating profit of $0.6 million, offset by operating losses of $0.1 million in the Power Conversion Group and unallocated corporate costs of $2.2 million, reflecting the higher legal and accounting costs as described above.

Interest expense for the six months and quarter ended February 1, 2003 was comparable to the prior year’s periods.

Other income includes a recovery in the first quarter of fiscal 2003 of $0.5 million related to the settlement of a dispute in connection with a 1999 product line acquisition.

Provision for income taxes for the three and six month period ended February 1, 2003 reflects the establishment of a $4.7 million deferred tax valuation allowance as discussed in Critical Accounting Policies above. In addition, management expects the company to return to operating profitability in the fourth quarter of fiscal 2003, absent unbudgeted expenses, such as costs associated with a potential settlement with the Department of Defense. In our Power Conversion Group segment, our forecasted sales for the fourth quarter are fully in backlog, and expectations regarding sales and operating income are based on our current production rate, demonstrated capacity, shipping schedule and our current cost structure. The completion of the consolidation of our High Voltage division is now beginning to be reflected in higher operating income for this segment, and we expect continuing improvement. In our Medical Systems Group segment, we are experiencing some short term market softness particularly in the Middle East and the domestic market, and have taken specific steps to reduce operating costs in order to achieve our expected operating income. As a result, we believe that operating income in the fourth quarter of fiscal 2003 on a consolidated basis will be positive. However, management periodically evaluates the likelihood of the recoverability of the deferred tax asset recognized on our balance sheet. Based on management’s analysis, we believe it is more likely than not that the remaining deferred tax assets will be realized.

Reflecting the above, we recorded net losses of $6.3 million or $0.60 per share in the second quarter compared to near breakeven results in the second quarter of last year. Our loss was $6.9 million or $0.66 per share in the first half of this year compared to a loss of $1.7 million or $.22 per share for the first half of 2002. Current year loss per share amounts reflect the 2,500,000 additional shares issued in conjunction with the class action shareholder settlement. See “Prospectus Summary—Historical Information and Recent Developments.”

Fiscal 2002 Compared to Fiscal 2001

Net sales for fiscal 2002 were $98.1 million, as compared to $93.0 million for fiscal 2001. The Medical Systems Group’s net sales to external customers increased by approximately $8.1 million, primarily as a result of delivery on a major contract in Eastern Europe.

The Power Conversion Group’s net sales to external customers declined $2.9 million from fiscal 2001 to fiscal 2002. Within the Power Conversion Group, the Electronic Systems and Components Division (our RFI subsidiary) achieved a modest increase in sales of approximately $500,000 across a broad range of customers and products. The $3.4 million decline in sales in fiscal 2002 in our High Voltage Power Division was caused principally by a shift of our portable X-Ray product line from our Deer Park, New York facility (which had been included in the Power Conversion Group) to our Medical Systems Group’s facility in Franklin Park, Illinois. In addition, we experienced a decline in the sales of standard catalogue products, and a decline of sales in the semiconductor capital equipment markets. These declines in sales were offset by increases in sales of “contract manufactured” power supplies that we provided to major original equipment manufacturers (“OEMs”), where typically margins are lower. This shift in product mix (as well as the decline in volume, and the negative effects of operating leverage) contributed to the decline in margin in this segment noted below.

Gross margins for fiscal 2002 versus fiscal 2001 declined slightly from 20.3% to 20.0%. Gross margin at the Medical Systems Group increased from approximately 20% to approximately 23%. Most of the improvement in margin in our Medical Systems was achieved at the U.S. operations due to improved sales and better absorption of fixed costs. Gross margins in fiscal 2002 were impacted by a $0.6 million provision for excess and obsolete inventory as compared to a provision of $0.9 million in fiscal 2001. The fiscal year 2001 provision was higher, reflecting older inventories purchased in prior years becoming obsolete under application of our policy as described in the Accounting Policy note to the accompanying financial statements.

We experienced a 4.4% decline in Gross margin for the Power Conversion Group, representing a loss in income of approximately $1.9 million. (Estimated as the 4.4% decline in Gross margin percentage times the $43.5 million sales in the Power Conversion Group segment in fiscal 2002). More than half of this decline in Gross margin occurred at our Electronic Systems and Components Division (our RFI subsidiary). In March of 2002, RFI Corporation was served with a subpoena by the U.S. Attorney for the Eastern District of New York in connection with an investigation by the DOD.

The DOD investigation led us to undertake our own internal examination of that business, and we began to completely reengineer RFI’s quality control practices, which short term resulted in lower Gross margin for this business in the fourth quarter of fiscal 2002.

As a result of our examination of RFI’s quality control practices, we also recognized a non-cash charge of approximately $297,000 to write off certain inventory we determined did not meet all relevant DOD specifications. Other than this inventory charge, and ongoing legal costs, no other costs have been recorded in relation to the DOD investigation, as we cannot estimate the potential outcome of the investigation at this time.

The remainder of the decline in the Power Conversion Group’s gross margin in fiscal 2002 is due to our High Voltage Power Division for the following reasons:

1.	Reorganization of Facilities—We recorded a provision of $770,000 for closure costs in fiscal 2001 when we made the announcement to close our Deer Park facility. We experienced some inefficiencies in the completion of the closure of this facility in the first and second quarters of fiscal 2002, and recognized those inefficiencies as current costs.

2.	Unfavorable Product Mix Change—In fiscal 2002, we experienced a decline in the sales of standard catalogue products, and a decline of sales to the semiconductor capital equipment markets. These declines in sales were offset by increases in sales of “contract manufactured” power supplies that we provided to major OEMs, where typically margins are lower.

3.	Decline in Sales—A decline in sales overall leads to lower gross margin. (While material costs generally maintain the same relation to sales volume, other overhead costs are generally fixed in nature and, as volume declines, fixed costs do not generally decline as rapidly as the sales volume).

Research and development expenses were $2.9 million in fiscal 2002 and fiscal 2001, with a small decline in the Medical Systems offset by a small increase in our Power Conversion Group in fiscal 2002. In our U.S. Medical Systems operations, we reduced headcount in our Engineering and development department. In our High Voltage Power Division, we increased spending in connection with certain power supply technology we are developing for radiation oncology systems.

Selling, general and administrative expenses were $21.7 million in fiscal 2002 as compared to $17.3 million in fiscal 2001. The increase is due primarily to increased audit and other accounting fees of approximately $2.5 million, increased legal fees (other than those included in litigation settlement costs) of approximately $500,000, and increased consulting fees associated with organizational development, strategic planning and management information systems of approximately $1.2 million.

The following comments relate to the line item “Litigation Settlement Costs” included in our Statement of Operations:

1.	As a result of obtaining the final court approval of the class action settlement agreement, we recognized a non-cash charge of $7.05 million in the third quarter of fiscal 2002 attributable to the final valuation of the shares and warrants issued in the settlement. These shares and warrants were originally valued at $4.4 million in July 2001 pending final court approval, but, as of the settlement date on January 29, 2002, were revalued upwards by $7.05 million for a total of $11.5 million. When we recorded these non-cash charges in the third quarter, we also recognized approximately $200,000 of related legal costs. These costs were offset by a recovery from insurance of $258,000, attributable to legal costs from the class action litigation since its inception, recognized in the first quarter of fiscal 2002. See “Prospectus Summary—Historical Information and Recent Developments.”

2.

In the first quarter of fiscal 2003, we announced an agreement in principle with the staff of the SEC to settle the SEC’s investigation of financial statements issued by our previous management. The proposed settlement will include a penalty of up to $400,000, and an injunction against future violations of the antifraud, periodic reporting, books and records and internal accounting control provisions of the federal securities law. The settlement may be subject to, among other things, any future restatement of our historical financial statements or other material adjustments. However, we are not aware of any restatements or adjustments required with respect to financial statements filed with this prospectus. In addition, the proposal settlement will require approval by the SEC and by the appropriate U.S. District Court. There can be no assurance this proposed settlement will be approved by either the SEC or the appropriate U.S. District Court. Although we have not reached a binding agreement with the SEC on this settlement proposal, we believe that this agreement in principle is a reasonable basis on which it can now estimate the financial impact of this SEC investigation. As a result, we recorded a charge of $685,000 in the fourth quarter of fiscal 2002 related to this agreement in principle with the SEC staff, which includes associated legal costs.

In July 2002, we announced the closure of our Bertan facility in Hicksville, New York, which will occur during fiscal 2003. As a result of this closure, we have accrued for various facilities reorganization costs of $1.3 million in fiscal 2002, including severance pay and future lease costs. We have determined that we will recognize some additional facilities reorganization costs in the first and second quarters of fiscal 2003 as we finish the closure of the Hicksville facility. During the previous year, we announced the closure of our DynaRad facility in Deer Park, New York and accrued approximately $770,000 in closure costs. In addition, in fiscal 2001 we recorded a charge of approximately $50,000 for the closure of a small Medical Systems Group facility.

Net interest expense was $1.2 million in fiscal 2002. Interest income was $449,000 in fiscal 2002, as compared to $164,000 in the prior year. This increase was primarily a result of interest earned on income tax refunds. Gross interest expense was $1.6 million in fiscal 2002 as compared to $1.5 million in fiscal 2001. We replaced our line of credit agreement in June 2002. Until that time, our prior line of credit had been in default and we paid additional penalty interest charges on the outstanding balances due to this default.

Income tax benefit as a percent of pre-tax losses for fiscal 2002 was approximately 22%, as compared to 38% for fiscal 2001. The decrease in tax benefit was due to, among other things, the impact of the completion of an audit by the Internal Revenue Service for tax years 1997 through 1999. In addition, the tax benefit recognized by us was reduced by the loss of Foreign Sales Corporation tax benefits.

The Net loss for fiscal 2002 was $12.0 million, as compared to $8.5 million in the prior year. The increased loss is primarily due to the higher audit, accounting and consulting fees incurred during fiscal 2002 and a decrease in income tax benefits, offset by a higher gross margin from increased sales, and a reduction in litigation settlement costs.

Basic and diluted loss per share for fiscal 2002 was $1.38 as compared to $1.09 in fiscal 2001. The weighted average number of common shares outstanding was 8,680,848 for fiscal 2002, as compared to 7,847,515 in the prior year. The increase in the weighted average number of shares outstanding is a result of the issuance of shares in May 2002 in connection with the settlement of the class action lawsuit.

Fiscal 2001 Compared to Fiscal 2000

Net sales for fiscal 2001 were $93.0 million, as compared to $79.6 million for fiscal 2000, an increase of $13.4 million. Medical Systems Group’s net sales to external customers increased by $7.4 million, and that increase was attributable to the sales at our acquired Villa division, offset by a $3.6 million reduction in sales in the U.S. Medical Systems Group business.

We acquired Villa during fiscal 2000 and therefore only seven months of Villa’s operating results are included in our fiscal 2000 results. In fiscal 2001, we changed Villa’s reporting for purposes of consolidation to be based on a 1-month lag versus our consolidated reporting. As a result, in fiscal 2001, we included eleven months of Villa’s results, from August 2000 through and including June 2001, and Villa’s contribution to consolidated sales increased by $11.0 million. The increase at Villa was offset by a decline of approximately $3.6 million in sales at our U.S. Medical Systems Group. The decline in sales at our U.S. Medical Systems Group was largely due to the completion of certain contracts that we had to private label manufacture certain systems for larger companies in the general radiology market. Those contracts were largely unprofitable, and although the termination of those contracts led to a decline in sales at our U.S. Medical Systems Group, our gross margins improved.

The Power Conversion Group’s net sales to customers increased approximately $6.0 million from fiscal 2000 to fiscal 2001. In our High Voltage Power Division, sales increased approximately $4.6 million. Most of the increase in the High Voltage Power Division was a result of higher sales to customers in the medical imaging and scientific instruments markets. At the Electronic Components and Systems Division, sales increased approximately $1.3 million across a wide range of customers and products.

Gross margins for fiscal 2001 versus fiscal 2000 increased to 20.3% from 18.5%. The most dramatic increase was achieved in our Medical Systems Group, where Gross margins increased from approximately 6.6% of net sales to approximately 20% of net sales. The improvement in Gross margins at the Medical Systems Group was a result of improvements in both our U.S. and European operations in this segment. Gross margins in fiscal 2000 were impacted by a $3.0 million provision for excess and obsolete inventory due to management’s determination that inventory acquired as a result of the purchase of a business during fiscal 1999 had become technologically obsolete. In addition, during fiscal 2000 certain Power Conversion Group inventory became obsolete due to a contract cancellation. When new management joined the Company, they paid particular attention to our U.S. Medical Systems operations, and by fiscal 2001 we achieved a positive Gross margin of approximately 14%. Similarly, our Villa subsidiary improved from approximately 15% Gross margin for the seven months of its operations included in fiscal 2000 to an approximate 26% Gross margin in the eleven months of operations included in fiscal 2001. The improvement in Villa was mostly attributed to reorganization efforts undertaken by us in the third quarter of fiscal 2000, shortly after our acquisition of Villa.

In our Power Conversion Group, Gross margins declined from 29.9% in fiscal 2000 to approximately 20.6% in fiscal 2001, representing an equivalent loss in Gross margins of approximately $4.3 million. (Estimated as the 9.3% decline in Gross margin percentage times the $46.4 million sales in the Power Conversion Group segment in fiscal 2001).

Most of this decline in Gross margin occurred at our High Voltage Power Division. Even though sales increased $4.5 million in this division, margins fell from fiscal 2000 to fiscal 2001. The decline in Gross margin percentages in fiscal 2001 versus fiscal 2000 was caused by a number of factors. In the mix of products sold by the High Voltage Power Division in fiscal 2001, we saw a continued decline of high margin sales to the semiconductor capital goods market, which was offset by increased sales to the medical and scientific instruments markets. Although we believe these new markets offer a greater prospect of profitable and more consistent growth in the future, in fiscal 2001 we had to spend more engineering hours and costs in bringing these new customers products to market. A change was also made in purchasing parts for inventory, whereby inventory is purchased when needed rather than in bulk quantity. The effect of this change was to increase cost of sales because we lost the discount for high volume purchases, however, this also resulted in a reduction of inventory balances and better working capital management. In addition, in fiscal 2001 we did not have a repeat of a highly profitable contract to provide power systems for a radar installation in a Middle Eastern country.

Due to the substantial disruption in our management in fiscal 2001, fewer Research and development projects were active during fiscal 2001 and as a result, engineering personnel spent more of their time on routine operations. As a result, total Research and development expense recognized by the High Voltage Power Division in fiscal 2001 was approximately $433,000 less than in fiscal 2000, and gross margins in fiscal 2001 were negatively affected, in that these engineering costs were instead included in cost of goods sold.

At our Electronic Components and Systems Division, Gross margins fell by approximately $800,000 because in fiscal 2000, the Engineering department at that division had charged more of their costs to Research and development. In fiscal 2001, the Engineering department at this division spent more of their time on production, and therefore those costs were included in Cost of goods sold in fiscal 2001, reducing Gross margins.

Research and development expenses decreased from $4.4 million in fiscal 2000 to $2.9 million in fiscal 2001, a decline of $1.5 million. In our Medical Systems Group, spending declined $753,000, which represents cancellation of several Research and development programs at our U.S. operation (most notably on the development of a new X-ray generator) and an increase at our European operations. The increase in Research and development spending in our European Medical Systems business was attributable to the inclusion of eleven months of operations for Villa in fiscal 2001 versus seven months in fiscal 2000 (see above).

Total selling, general and administrative expenses increased from $15.3 million in fiscal 2000 to $17.3 million in fiscal 2001, an increase of just over $1.9 million. Approximately $1.1 million of that increase was attributable to the inclusion of 11 months of results for Villa in fiscal 2001 versus seven months in fiscal 2000 (see above). In addition, audit fees recognized in fiscal 2001 increased approximately $1.0 million versus the amounts recognized in fiscal 2000, due to the audit work done in connection with the attempt to restate our financial statements for the fiscal years 1997 through 1999.

As a result of the settlement of a class action suit, we issued shares of common stock and warrants to purchase common stock. These shares and warrants were valued at $4.4 million in July 2001, pending final court approval in January 2002. In addition, we issued a $2 million global subordinated note due March 2007. The present value of this global subordinated note was calculated using a discount factor of 12%. Including legal and other associated costs, the litigation settlement expenses recorded in 2001 were $9.8 million for fiscal 2001. There were no such charges in fiscal 2000.

During fiscal 2001, we decided to close our Deer Park, New York facility and accrued approximately $770,000 for severance and lease termination costs. In addition, we recorded a charge of approximately $50,000 in fiscal 2001 for the closure of a small Medical Systems Group facility in Illinois. There were no similar charges in fiscal 2000.

Net interest expense was $1.3 million in fiscal 2001, as compared to approximately $750,000 for fiscal 2000. The increase in interest expense is the result of additional borrowings under our U.S. credit facility starting in the second quarter of fiscal 2001.

Income tax benefit as a percent of pre-tax losses for fiscal 2001 was 38%, as compared to 35% in fiscal 2000.

The net loss for fiscal 2001 was $8.5 million, as compared to $3.6 million in the prior year. The increase in loss is primarily due to the charges related to the settlement of the class action lawsuit, offset by the additional margin contribution on the increased Net sales.

LIQUIDITY AND CAPITAL RESOURCES

We have funded our operations through a combination of cash flow from operations and short-term credit facilities.

Six-Months Ended February 1, 2003

Working Capital—At February 1, 2003 and August 3, 2002, the Company’s working capital was approximately $17.1 million and $18.6 million, respectively. At such dates the Company had approximately $2.2 million and $0.9 million, respectively, in cash and cash equivalents. As of February 1, 2003 the Company had approximately $5 million of excess borrowing availability under its domestic revolving credit facility with Transamerica.

Cash flows from operating activities—For the six months ended February 1, 2003, the Company generated approximately $5.7 million of cash from operations, compared to a generation of $4.3 million in last year’s period. Contributing to this year’s cash generation were a decrease in trade receivables of approximately $1.1 million and a reduction in inventory of approximately $1.6 million. These reductions were achieved despite higher trailing six month shipments as of February 1, 2003 (versus the previous six months) as the Company continues to improve its purchasing and collection practices. At August 3, 2002 the Company had an income tax receivable of approximately $4.0 million, which represents refunds claimed on amended tax returns filed with the federal government for fiscal years ended 1997, 1998, 2000 and 2001. The Company received $3.1 million of this refund during the first quarter ended November 1, 2002 and received the balance of the $4.0 million during the second quarter ended February 1, 2003.

Cash flows from investing activities—The Company continues to invest in capital equipment and improvements, principally for its manufacturing operations, in order to improve its manufacturing capability and capacity. The Company has expended approximately $1.2 million in facility improvements and capital equipment for the six-month period ended February 1, 2003, principally at the Power Conversion Group’s Valhalla facility related to the consolidation of the Bertan business. In addition the Company made improvements to the HVAC system at its Milan based Villa Systemi Medicali S.p.A, subsidiary.

Cash flows from financing activities—During fiscal 2003, the Company repaid approximately $3.3 million of indebtedness.

The following table summarizes our contractual obligations, including debt and operating leases at August 3, 2002:

Obligations	Total(1)	Fiscal 2003	Fiscal 2004- 2006	Fiscal 2007- 2008	After Fiscal 2008
Long-term debt	$3,170	$688	$1,324	$896	$262
Capital lease obligations	3,900	285	926	770	1,919
Subordinated	1,610	—	—	1,610	—
Operating leases	2,678	1,089	1,524	65	—

Total contractual cash obligations	$11,358	$2,062	$3,774	$3,341	$2,181

(1)	In addition, as of August 3, 2002 we had approximately $7 million revolving credit debt in the U.S. and $1 million in Italy. The Italian credit facilities are generally renewed on a yearly basis and the U.S facility matures in fiscal 2005. Upon maturity, the Company anticipates refinancing any balances remaining on the U.S. facility.

Credit Facility and Borrowing—The Company has a $10 million senior revolving credit agreement with Transamerica dated as of June 10, 2002. This facility has a term of three years and interest under this U.S. credit facility is at prime plus 3/4%, or at the Company’s option, at a rate tied to LIBOR. The interest rate on the revolving line of credit is 5.0% at February 1, 2003. The credit facility is subject to commitment fees of 3/8% on the daily unused portion of the facility, payable monthly. This credit facility is secured by substantially all of the Company’s accounts receivable, inventory, and fixed assets in the U.S. The terms of this credit facility, require the Company to comply with various operational and financial covenants and place limitations on the Company’s ability to make capital expenditures and to pay dividends.

As of February 1, 2003, the Company is in compliance with the financial covenants, as amended, in its U.S. credit facility. In the first quarter of fiscal 2003, the Company obtained a waiver of non-compliance with the adjusted earnings, adjusted U.S. earnings, senior debt ratio and fixed charge coverage ratio financial covenants contained in the Transamerica facility. In December 2002, the Company signed a Second Amendment with Transamerica, which includes revisions of those covenants previously breached, that the Company expects it will be able to continue to meet.

As of August 3, 2002, the Company has a minimum liability and corresponding debit in other comprehensive income to account for the unfunded status of its defined benefit plan, in accordance with SFAS No. 87. In accordance with SFAS No. 88, at the time of final settlement of the pension plan, the Company will recognize an expense to the statement of operations for the amount of such debit to other comprehensive income, adjusted for the difference between the cost to buy the annuities necessary to settle the pension obligation and the amount of the recorded net liability. The Company expects to settle this plan by the end of calendar year 2003, at which point it expects to recognize a related charge of approximately $0.5 million. At time of settlement, the Company estimates the cash disbursement to purchase the annuity will be approximately $0.2 million.

The Company anticipates that cash generated from operations and amounts available from its new credit facility will be sufficient to satisfy its currently projected operating cash needs for at least the next twelve months, and for the foreseeable future.

Fiscal 2002 Compared To Fiscal 2001

Working Capital—At August 3, 2002 and July 28, 2001, our working capital was approximately $18.6 million and $22.3 million, respectively. At such dates, we had approximately $895,000 and $1.4 million, respectively, in cash and cash equivalents. The decline in cash was principally in our U.S. operations. Until June 2002, because we were in default of our credit facility and there was no ability to borrow any additional funds under that facility, we kept higher balances in cash and cash equivalents for working capital requirements. Since obtaining a new credit facility, lower cash balances are required.

We have achieved a substantial improvement in our working capital management during the last fiscal year. From the end of fiscal 2001 to the end of fiscal 2002, our inventory declined by approximately $6.6 million, while our sales increased 5.6%. Most of the improvement in inventory turnover was in our Power Conversion Group.

Subordinated Note—Global subordinated note of $1.5 million previously reported as unissued was issued in March 2002. Including principal and accrued interest, this balance is $1.6 million as of August 3, 2002. This note is due in March 2007 and carries a nominal interest rate of 6%, which is payable at maturity.

Capital Expenditures—In fiscal 2002, we expended approximately $1.2 million for capital equipment and $677,000 during fiscal 2001. We expect capital expenditures in fiscal 2003 to be slightly higher due to the consolidation of our Hicksville and Valhalla operations. We expect to continue to finance these capital expenditures out of cash flows and our existing credit facilities.

Issuance of Shares and Warrants—In connection with our shareholder class action settlement, we issued common shares and warrants to purchase common shares to certain shareholders. The equity portion of the settlement in common shares totaled $9.8 million. The portion attributable to warrants of $1.7 million is reflected in Paid in Capital.

In July 2001, when we first reached an agreement in principle to settle this litigation, the common shares portion of the settlement was initially valued at $3.8 million and warrants at $660,000. These shares and warrants were revalued at January 29, 2002 when the final court approval was received. The increase in value of the settlement securities of $7.1 million ($6.0 million common share value increase, $1.1 million warrant value increase) resulted in a non-cash charge in the third quarter of fiscal 2002. The common shares and warrants were issued and distributed in May 2002.

Effects of New Accounting Pronouncements

During July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001. Additionally, this statement further clarifies the criteria for recognition of intangible assets separately from goodwill for all business combinations completed after June 30, 2001, as well as requiring additional disclosures for business combinations. SFAS 142 requires that goodwill acquired after June 30, 2001 no longer be subject to amortization over their estimated useful lives. The Company adopted SFAS No. 142 on August 4, 2002, therefore amortization of goodwill is no longer permitted and the Company is required to assess these assets for impairment annually, or more frequently if circumstances indicate a potential impairment. During the first half of fiscal

2003, recorded goodwill was tested for impairment by comparing the fair value to the carrying value for reporting units within the Power Conversion Group and for the Medical Systems Group. Fair value was determined using a discounted cash flow method as well as a review of valuation parameters for comparable publicly traded companies. Based on the transitional impairment test, it was determined that none of the goodwill recorded was impaired. On an ongoing basis, (absent any impairment indicators), the Company expects to perform this impairment test during the fourth quarter. Impairment adjustments recognized after initial adoption, if any, are required to be recognized as operating expenses.

SFAS No. 143, Accounting for Asset Retirement Obligations, was issued in June 2001. This statement addresses financial accounting and reporting for the obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The adoption of this statement did not have a significant impact on our consolidated financial statements.

SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, was issued in October 2001. SFAS 144 replaces SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. SFAS No. 144 requires that long-lived assets whose carrying amount is not recoverable from its undiscounted cash flows be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and are to be applied prospectively. The adoption of this statement did not have a significant impact on our consolidated financial statements.

SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections was issued in April 2002. This pronouncement rescinded SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, SFAS No. 64, Extinguishments of Debt to Satisfy Sinking-Fund Requirements, and SFAS No. 44, Accounting for Intangible Assets of Motor Carriers, and changed the accounting treatment for capital leases modifications by amending SFAS No. 13, Accounting for Leases. This pronouncement also amends the existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. There will be no significant impact on the consolidated financial statements upon the adoption of this statement.

SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, was issued in June 2002. SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities. SFAS 146 will become effective with the third quarter of fiscal 2003. SFAS No. 146 does not impact previously recorded liabilities and, therefore, the initial adoption of this statement will not have a significant impact on our consolidated financial statements.

SFAS No. 148, Accounting for Stock-based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123, amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of SFAS 148 are effective for annual financial statements for fiscal years ending after December 15, 2002, and for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. The Company has not determined whether it will adopt the fair value based method of accounting for stock-based employee compensation.

In November 2002, the FASB issued Interpretation (“FIN”) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 requires certain guarantees to be recorded at fair value regardless of the probability of the loss. The adoption did not have a material impact on the Company’s consolidated financial statements.

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities.” FIN 46 clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties (“variable interest entities”). Variable interest entities (“VIEs”) are required to be consolidated by their primary beneficiaries if they do not effectively disperse risks among parties involved. The primary beneficiary of a VIE is the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected residual returns, or both, as a result of holding variable interests. FIN 46 also requires new disclosures about VIEs. The provisions of FIN 46 are effective July 1, 2003 for VIEs created on or before January 31, 2003, and immediately for VIEs created after January 31, 2003. The Company does not expect the adoption of FIN 46 will have a material impact on the Company’s consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We do not ordinarily hold market risk sensitive instruments for trading purposes. We do, however, recognize market risk from interest rate and foreign currency exchange exposure.

Interest Rate Risk

As of February 1, 2003, our U.S. and foreign revolving credit facilities and certain of our Italian subsidiary’s long-term debt incur an interest charge that fluctuates with changes in market interest rates. See Note 4 of Notes to our Consolidated Financial Statements. Based on the balances as of August 3, 2002, an increase of ½ of 1% in interest rates would increase interest expense by approximately $70,000 annually. There is no assurance that interest rates will increase or decrease over the next fiscal year.

Foreign Currency Risk

The financial statements of Villa Sistemi Medicali S.p.A. are denominated in Euro. Villa accounts for approximately 25 to 30% of our total revenues and approximately 35 to 45% of our total operating income. Having a portion of our future income denominated in Euro exposes us to market risk with respect to fluctuations in the U.S. dollar value of future Euro earnings. A 10% decline in the value of the Euro in fiscal 2002, for example, would have reduced sales by approximately $2.8 million, and would have increased our consolidated operating loss by approximately $300,000 (due to the reduction in the U.S. dollar value of Villa’s operating income.)

BUSINESS

OPERATING SEGMENTS

Operating businesses that we report as segments include the Medical Systems Group and Del Power Conversion Group. For fiscal 2002, the Medical Systems Group segment accounted for approximately 56% of our revenues and the Power Conversion Group segment represented approximately 44% of our revenues. Our financial statements include a non-operating segment which covers unallocated corporate costs. For the six months ended February 1, 2003, the Medical Systems Group segment represented approximately 45%, and the Power Conversion Group segment represented approximately 55%, of our revenues. For further information concerning our operating segments, see the Notes to our Consolidated Financial Statements included elsewhere in this prospectus. Our operating segments and businesses are summarized in the following table:

Division	Brands	Subsidiaries	Facilities
Medical Systems Group:

Medical Imaging	Del Medical, Villa, UNIVERSAL, DynaRad	Del Medical Imaging Corp.	Franklin Park, IL

		Villa Sistemi Medicali S.p.A. (80% owned)	Milan, Italy

Power Conversion Group:

High Voltage Power	Del High Voltage, Bertan High Voltage, DynaRad	Bertan High Voltage Corp.	Valhalla, NY Hicksville, NY (Until 2003)

DynaRad Corporation*

Electronic Systems & Components	RFI, Filtron, Sprague, Stanley	RFI Corporation	Bayshore, NY

*	Product lines previously manufactured and sold by DynaRad Corporation have been moved to other divisions within the Power Conversion Group and the Medical Systems Group. Accordingly, we are in the process of dissolving this subsidiary.

MEDICAL SYSTEMS GROUP

Our Medical Systems Group designs, manufactures, markets and sells medical imaging and diagnostic systems consisting of stationary and portable imaging systems, radiographic/ fluoroscopic systems, dental imaging systems and mammography systems. Approximately 50 to 55% of this segment’s revenues are attributed to Villa Sistemi Medicali S.p.A., our Italian subsidiary.

Medical imaging systems of the types we manufacture use x-ray technology to produce images of matter beneath an opaque surface. An imaging system principally consists of a high voltage power supply, an x-ray tube and an image recording system, which is usually film. X-rays are generated as a result of high voltage being applied to the x-ray tube.

The performance of the x-ray system, including image resolution, is directly linked to the precision performance of the high voltage power supply. The object to be imaged is placed between the x-ray tube and the film. X-rays, which are not reflected by opaque surfaces, pass through the object and expose the film. However, if the object is comprised of areas of varying densities or chemical compositions, x-rays will be absorbed in proportion to the density or chemical composition of the matter. As a result, the film will be exposed to a varying degree, thereby producing an image of the density or chemical variation within the object. For example, because bone has a greater density than the surrounding tissue in the body, x-rays can be used to produce an image of a skeleton. X-ray systems are differentiated by a number of key characteristics such as image resolution, accuracy, portability, size and cost. The design of an x-ray system requires complex engineering, which determines the performance factors required of the various system components.

This segment designs, manufactures, markets and sells medical imaging and diagnostic systems worldwide in the following markets:

Del Medical Systems Group Markets Served

Hospitals	Veterinary Clinics
Teaching Institutions	Chiropractic Clinics
Medical Clinics	Dental Offices
Private Practitioners	Military
National Buying Groups	Home Health Care Providers

Our medical imaging systems are sold under the Del, Villa, UNIVERSAL, and DynaRad brand names. The prices of our medical imaging systems range from approximately $9,000 to $150,000 per unit, depending on the complexity and flexibility of the system. The following is a description of our product lines in this segment:

PRODUCTS

General Radiographic System—For more than 100 years, conventional projection radiography has used film to capture X-ray images. Conventional technology requires that X-ray film be exposed and then chemically processed to create a visible image for diagnosis.

General Radiography represents approximately 35-55% of the Medical Systems Group’s revenues depending on the product mix within each period. We produce a broad line of conventional radiographic products used in outpatient facilities, as well as more sophisticated and expensive X-ray systems typically used in hospitals and clinics. For example, our high-end priced RadView system is designed to meet the broad requirements of a hospital or teaching university’s radiographic room, while our mid-range priced Del Medical and Villa Medical systems are suited more to the needs of smaller hospitals, outpatient clinics and private practitioners.

We also have a broad range of products serving medical practitioners, veterinarians and chiropractors through our well-recognized UNIVERSAL brand product line. These units are designed for durability, are space efficient, rugged and are priced more economically. Our UNIVERSAL medical products include a variety of configurations that can be constructed to best suit the needs of the desired work environment. Our UNIVERSAL VetTek veterinary line of products are designed with many of the same attributes as the medical line. Our UNIVERSAL chiropractic line, consisting of our ChiroEZ and Raymaster product, combine precision alignment and positioning with a versatile chiro imaging system.

We also produce a full product line of high frequency medical x-ray generators which economically provide superior quality x-ray generation, resulting in lower patient dosage,

extended tube life and less blurring due to patient motion when compared to single phase generators.

Radiographic/Fluoroscopic Systems—We produce a wide range of radiographic/ fluoroscopic, or R/F, systems able to perform complex x-ray analyses with contrast liquids for sequential images. Our Vision, Mercury and Symphony systems include tilting tables for the patient being x-rayed. These tables can be used easily with digital imaging systems. R/F systems are often used for diagnostic gastrointestinal procedures to image the progress of a radiopaque solution (typically barium) as it travels through the digestive tract.

Portable Medical X-Ray Systems—We sell portable x-ray equipment under our DynaRad brand HF-110A and PHANTOM systems, for the Military and Home Health Care Provider markets. Both of these portable systems utilize high frequency, microprocessor-controlled technology to produce consistent quality x-rays with the added advantages of being smaller, lighter in weight and more cost-effective than stationary x-ray systems.

Dental Systems—We produce a broad range of DC and AC powered intra-oral (commonly known as bite wing) x-ray systems. In addition, our Rotograph Plus and Strato-X systems are utilized to perform panoramic images for dental applications.

Mammography Systems—We currently resell two mammography units, the Sophie (principally within the U.S.), and the Melody (principally outside of the U.S.). Both units are manufactured by companies based in Europe. On the Sophie unit, we have exclusive rights to distribute that unit to independent distributors in the U.S., and the manufacturer may sell some units directly in the U.S. market as well. Although we have exclusive use of the “Melody” name, our supplier of this unit manufactures a similar product and sells it in several competing markets.

Marketing and Distribution: Our medical imaging systems are principally sold in the U.S. and other foreign countries by a network of over 200 distributors. Medical imaging systems distributors are supported by our regional managers, product line managers and technical support groups, who train distributor sales personnel and participate in customer calls. Technical support in the selection, use and maintenance of our products is provided to distributors and professionals by customer service representatives. We also maintain telephone hotlines to provide technical assistance to distributors and professionals during regular business hours. Additional product and distributor support is provided through participation in medical equipment exhibitions and trade advertising. We typically exhibit our products at annual conferences, including the Radiological Society of North American Conference in Chicago, the MEDICA Medical Conference in Düsseldorf, Germany and the European College of Radiology Conference in Vienna, Austria.

Our Medical Systems Group is not dependent on any one customer for more than ten percent of its revenues.

Competition: Based on industry data, we believe our Medical Systems Group is the largest supplier, measured by market share, to the independent distributors of radiographic equipment in North America. Our Medical Systems Group competes in two major segments of the highly competitive, world-wide conventional radiographic and R/F products marketplace. Our top-tier conventional radiographic and R/F products are sold through partnerships and alliances with multi-hospital buying networks, general purchasing organizations and major independent distributors. The three major competitors in this market segment are GE Medical Systems, a division of General Electric Company, Siemens Medical Solutions, a division of

Siemens AG and Philips Medical Systems, a division of Koninklijke Philips Electronics N.V. These larger competitors primarily sell directly to large hospitals and teaching institutions and sell a broader range of products designed to outfit a hospital’s entire imaging requirements.

Our lower-tier conventional radiographic products compete with a number of smaller companies based primarily in the U.S. and Europe. Most of these companies sell through independent distributors and compete with us primarily on price, quality and performance. We believe that we can be differentiated from our competitors based on our combination of price, quality and performance, together with the strength and breadth of our independent distribution network.

The markets for our products are highly competitive and subject to technological change and evolving industry requirements and standards. We believe that these trends will continue into the foreseeable future. Some of our current and potential competitors have substantially greater financial, marketing and other resources than we do. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products than we can. Competition could increase if new companies enter the market or if existing competitors expand their product lines or intensify efforts within existing product lines. Although we believe that our products are more cost-effective than those of our primary competitors, certain competing products may have other advantages which may limit our market. There can be no assurance that continuing improvements in current or new competing products will not make them technically equivalent or superior to our products in addition to providing cost or other advantages. There can be no assurance that our current products, products under development or ability to introduce new products will enable us to compete effectively.

Product Development: It is generally accepted that digital radiography will become the dominant technology used in hospitals and imaging clinics throughout the world over the next 10 to 15 years. Currently, there are a number of competing technologies available in connection with the digitization of x-ray images. In addition, there are substantial hurdles which need to be addressed in terms of transitioning radiology practices from the current analog environment to a digital environment. These ancillary issues include image storage and retrieval and record keeping. However, due to the high cost of this technology, many institutions have not yet adopted digital technology. In addition, there is uncertainty as to which technology system will be accepted as the industry-leading protocol for image digitization and communication.

Consequently, our current research and development spending is focused primarily on enhancing our existing conventional radiographic products while we study the developments in the digital marketplace. We believe these studies will help us to assure the investments we make in this area are appropriate. Spending for research and development for our Medical Systems Group was approximately $1.4 million, $1.6 million and $2.3 million during fiscal years 2002, 2001 and 2000, respectively. The decline from 2000 to 2001 was due to the termination of several development projects in our North American medical imaging businesses.

As industry standards become more established, we expect to increase our digital radiographic-related research and development expenditures to address the market opportunity.

Government Regulation: Our medical imaging systems are medical devices and, therefore, are subject to regulation by the U.S. Food and Drug Administration and to regulation by foreign governmental authorities. We also are subject to state and local regulation. Regulatory requirements include registration as a manufacturer, compliance with established manufacturing practices, procedures and quality standards, strict requirements dealing with the safety, effectiveness and other properties of the products, conformance with applicable industry standards, product traceability, adverse event reporting, distribution, record keeping, reporting, compliance with advertising and packaging standards, labeling, and radiation emitting qualities of these products. Failure to comply can result in, among other things, the imposition of fines, criminal prosecution, recall and seizure of products, injunctions restricting or precluding production or distribution, the denial of new product approvals and the withdrawal of existing product approvals.

Food and Drug Administration’s Premarket Clearance and Approval Requirements

In the U.S., medical devices are classified into three different categories over which the FDA applies increasing levels of regulation: Class I, Class II, and Class III. The FDA has classified all of our products as Class II devices. Before a new device Class II can be introduced into the U.S. market, the manufacturer must obtain FDA clearance or approval through either premarket notification under Section 510(k) of the Federal Food, Drug, and Cosmetic Act, or a premarket approval under Section 515 of that Act, unless the product is otherwise exempt from the requirements.

A Section 510(k) premarket notification must contain information supporting the claim of substantial equivalence, which may include laboratory results or the results of clinical studies. Following submission of a 510(k) application, a manufacturer may not market the device until the FDA finds the product is substantially equivalent for a specific or general intended use. FDA clearance generally takes from four to twelve months, may take longer, and there is no assurance the FDA will ultimately grant a clearance. The FDA may determine that a device is not substantially equivalent and may require submission and approval of a premarket approval application, or require further information before it is able to make a determination regarding substantial equivalence.

After a device receives 510(k) clearance, any modification made to the device requires the manufacturer to determine whether the modification could significantly affect its safety or effectiveness. If it does not, the manufacturer’s decision must be documented. If the modification could significantly affect the device’s safety and effectiveness, then the modification requires at least a new 510(k) clearance or, in some instances, could require a premarket approval. The FDA requires each manufacturer to make this determination, but the FDA can review any manufacturer’s decision. If the FDA disagrees with a manufacturer’s decision, the agency may retroactively require the manufacturer to seek 510(k) clearance or premarket approval. The FDA also can require the manufacturer to cease marketing the modified device or recall the modified device (or both) until 510(k) clearance or premarket approval is obtained. We have made minor modifications to our products and, using the guidelines established by the FDA, have determined that these modifications do not require us to file new 510(k) submissions. If the FDA disagrees with our determinations, we may not be able to sell one or more of our products until the FDA has cleared new 510(k) submissions for these modifications.

All of our products to date have met the appropriate FDA requirement for marketing, either being exempt from submission or through 510(k) clearance. We continuously evaluate our products for any required new submission for changes or modifications.

Pervasive and Continuing Food and Drug Administration Regulation

Numerous FDA regulatory requirements apply to our products as well as to components manufactured by some of our suppliers. These requirements include:

•	the FDA’s quality system regulation which requires manufacturers to create, implement and follow numerous design, testing, control, documentation and other quality procedures; and

•	medical device reporting regulations, which require that manufacturers report to the FDA some types of adverse and other events involving their products.

Class II devices may also be subject to special controls, such as performance standards, post-market surveillance, patient registries and FDA guidelines that may not apply to Class I devices. Our products are currently subject to FDA guidelines for 510(k) cleared devices and are not subject to any other form of special controls. We believe we are in compliance with the applicable FDA guidelines, but we could be required to change our compliance activities or be subject to other special controls if the FDA changes its existing regulations or adopts new requirements.

We and some of our suppliers are subject to inspection and market surveillance by the FDA to determine compliance with regulatory requirements. If the FDA finds that either we or a supplier have failed to adequately comply, the agency can institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions such as: fines, injunctions and civil penalties; recall or seizure of our products; the imposition of operating restrictions, partial suspension or total shutdown of production; the refusal of our requests for 510(k) clearance or premarket approval of new products; the withdrawal of 510(k) clearance or premarket approval already granted; and criminal prosecution.

The FDA also has the authority to require repair, replacement or refund of the cost of any medical device manufactured or distributed by us. Our failure to comply with applicable requirements could lead to an enforcement action that may have an adverse effect on our financial condition and results of operations.

Other Federal and State Regulations

As a participant in the health care industry, we are subject to extensive and frequently changing regulation under many other laws administered by governmental entities at the federal, state and local levels, some of which are, and others of which may be, applicable to our business. For example, our facility is also licensed as a medical product manufacturing site by the state of Illinois and is subject to periodic state regulatory inspections. Our health care service provider customers are also subject to a wide variety of laws and regulations that could affect the nature and scope of their relationships with us.

Foreign Government Regulation

Our products are also regulated outside the U.S. as medical devices by foreign governmental agencies, similar to the FDA, and are subject to regulatory requirements, similar to the FDA’s, in the countries in which we plan to sell our products. We work with our foreign distributors to obtain the foreign regulatory approvals necessary to market our products outside of the U.S. In certain foreign markets, it may be necessary or advantageous to obtain ISO 9001 certification, which is analogous to compliance with the FDA’s Good Manufacturing Practices requirements. We have obtained ISO 9001 certification for all of our medical systems manufacturing facilities. The time and cost required to obtain market authorization from other countries and the requirements for licensing a product in another country may differ significantly from FDA requirements.

No assurance can be given that the FDA or foreign regulatory agencies will give the requisite approvals or clearances for any of our medical imaging systems and other products under development on a timely basis, if at all. Moreover, after clearance is given, both in the case of our existing products and any future products, these agencies can later withdraw the clearance or require us to change the system or our manufacturing process or labeling, to supply additional proof of its safety and effectiveness, or to withdraw, recall, repair, replace or refund the cost of the medical system, if it is shown to be hazardous or defective.

POWER CONVERSION GROUP

Our Power Conversion Group designs, manufactures, markets and sells high voltage power conversion systems and electronic noise suppression components for a variety of applications. These products are utilized by OEMs who build systems that are used in a broad range of markets. Our products are sold under the following industry brands: Del High Voltage, Bertan High Voltage, DynaRad, RFI, Filtron, Sprague and Stanley. This segment has two divisions: High Voltage Power and Electronic Systems and Components.

Our high voltage power division represented approximately 72% and 77% of our Power Conversion Group segment’s revenues during fiscal 2002 and the first six months of 2003 respectively. Our high voltage systems are offered in standard or custom designed configurations, primarily for security, medical, scientific, military and industrial OEM applications. Output voltages from 500V to 200kV, and power from 1W to 90kW are available in modular, bench-top and rack-mount configurations. High voltage power conversion systems transform commercially available AC power into very stable, high voltage DC power, tailored for a wide range of sophisticated electronic devices including explosive detection, medical equipment and linear accelerators. In these applications, slight variations in the high voltage source would significantly degrade the performance of the system.

Our electronics systems and components division designs and manufactures key electronic components such as transformers, noise suppression filters and high voltage capacitors for use in precision regulated high voltage applications. Noise suppression filters and components are used to help isolate and reduce the electromagnetic interference (commonly referred to as “noise”) among the different components in a system sharing the same power source. Examples of systems that use our noise suppression products include aviation electronics, mobile and land-based telecommunication systems and missile guidance systems.

The Power Conversion Group provides subsystems and components which are used in the manufacture of products for security, medical, military and industrial applications as follows:

Del Power Conversion Group Markets Served

High Voltage Power Division

Security	Analytical Instrumentation
Airport Explosive Detection Systems	Mass Spectrometry
Explosive Trace Detection	Capillary Electrophoresis
X-Ray Baggage Inspection	Spectroscopy
Medical	X-Ray Diffraction
Radiation Oncology	Semiconductor
CT Scanning	Ion Implantation
MRI	Mask Repair
Bone Densitometry	E-Beam Lithography
PET Scanning	X-Ray Inspection
Blood Analysis	High Powered E-Beam
Laser/Military	Machining
CRT Display	Sterilization
Radar	Non Destructive Testing
Food Inspection
PC Board Inspection
Structural Inspection

Electronics Systems & Components Division

Military	Industrial
Guidance & Weapons Systems	Induction Heating
Communications	Automotive
Commercial	Capital Equipment
Power Systems	Medical
Telecommunications	Radiation Oncology
Satellite	MRI
Meteorological

Security Applications —We currently provide a substantial majority of the high voltage power supplies to the two certified OEMs serving the Explosive Detection Systems (EDS) market.

The Security Market is comprised of three components: Explosive Detection Systems, Explosive Trace Detection and X-Ray Baggage Inspection. Explosive Detection Systems (EDS) refers to the FAA-approved, CT-based (commonly known as CAT scan), baggage inspection equipment used in airports for the automatic detection of explosives in checked baggage. The Explosive Trace Detection (ETD) market segment includes machines used in airports to detect vapors and residues of explosives on luggage and parcels. ETD machines are less expensive and take up much less room than EDS machines do, but they are less sensitive and less accurate in detecting explosive materials.

The X-Ray Inspection market consists of various types of technologies used in the inspection of aircraft carry-on and check-in baggage, as well as cargo and freight. Areas of use for X-Ray Inspection Equipment include airports, corporate buildings, cruise ships, currency printers, customs, embassies, entertainment, government buildings, hazardous materials, jails, mail rooms, schools and transportation.

On November 19, 2001, Congress passed the Aviation and Transportation Security Act. The legislation highlights the importance of baggage inspection equipment used to increase airport security. Specifically, it mandated that by December 31, 2002, 100 percent of checked baggage at all the nation’s airports must be screened for explosives. In May 2002, the U.S. Department of Transportation announced that meeting the Transportation Security Act’s requirements would necessitate the purchase of 1,100 new EDS machines and 4,700 new explosive trace detection (ETD) machines. It is expected that the demand for EDS machines will continue to increase and that the TSA will purchase an additional 900-1000 EDS machines in 2003 and continue to purchase at a rate of 1000 machines per year through 2010.

In addition to the increased demand in the U.S. there has also been an increased focus on aviation security outside the U.S. This demand is expected to continue to grow as more countries around the world attempt to reduce the terroristic threats associated with commercial flying.

Two companies, InVision Technologies and L3 Communications, are currently the only certified equipment manufacturers for EDS equipment, and we are the preferred supplier of high voltage power supplies to both of them. In addition to serving the EDS market, we have built prototype products for both the ETD and X-Ray Baggage Inspection markets.

Medical Applications—Our high voltage power supplies deliver precisely regulated output power while operating over a very wide range of temperatures, altitudes, humidity, shock and vibration conditions. We have designed power supplies that deliver power over a range from several watts up to 60 kilowatts with output voltage ranging from hundreds of volts up to several hundred thousand volts. Operating frequencies range from 60 hertz up to 100 kilohertz. These subsystems are used in CAT scans, magnetic resonance imaging (MRI), bone densitometry, radiography, blood analysis, laser surgery, nuclear medicine and positron emission tomography (PET) scanning.

Military Applications—Through our relationships with many of the federal government’s top defense suppliers, such as Raytheon, Boeing, Lockheed Martin and Northrop Grumman, we supply high voltage subsystems and electronic components for various classified and unclassified programs including radar systems, guidance systems, weapons systems and communication electronics.

Industrial Applications—Our high voltage power subsystems are used in many leading-edge high technology scientific and industrial applications by OEMs, universities and private research laboratories. Some industrial applications using high voltage subsystems include DNA sequencing, molecular analysis, printed circuit board inspection, structural inspection, food and mail sterilization and ion implantation in semiconductor capital equipment.

Marketing, Sales and Distribution: We market our Power Conversion Group products through in-house sales personnel, independent sales representatives in the U.S., and international agents in Europe, Asia, the Middle East, Canada, Australia and South Africa. Our sales representatives are compensated primarily on a commission basis and the international agents are compensated either on a commission basis or act as independent distributors. Our marketing efforts emphasize our ability to custom engineer products to optimal performance specifications. We emphasize team selling where our sales representatives, engineers and management personnel all work together to market our products. We also market our products through catalogs and trade journals and participation in industry shows.

During the first six months of fiscal 2003, sales to InVision Technologies Inc. and Analogic Corp. (“Analogic”) were each in excess of 10% of this segment’s sales. Analogic supplies equipment to L-3 Communications. InVision and L-3 are the only FAA-certified equipment manufacturers for EDS equipment and we are a preferred supplier of high voltage power supplies to both of them. Historically, our Power Conversion Group has not been dependent on any one customer for more than ten percent of its sales and we do not expect this to be a common occurrence in the future.

Competition: Our Power Conversion Group competes primarily with fewer than 10 small, privately owned suppliers of high voltage power supplies and electronic systems and components. Excluding the OEMs that manufacture their own components, based on market intelligence we have gathered, we believe that we are among the top two in market share in supplying these products.

The markets for our products are highly competitive and subject to technological change and evolving industry requirements and standards. We believe that these trends will continue into the foreseeable future. Some of our current and potential competitors have substantially greater financial, marketing and other resources than we do. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products than we can. Competition could increase if new companies enter the market or if existing competitors expand their product lines or intensify efforts within existing product lines. Although we believe that our products are more cost-effective than those of our primary competitors, certain competing products may have other advantages which may limit our market. There can be no assurance that continuing improvements in current or new products will not make them technically equivalent or superior to our products in addition to providing cost or other advantages. There can be no assurance that our current products, products under development or our ability to introduce new products will enable us to compete effectively.

Product Development: We have an ongoing research and development program in our Power Conversion Group. Our technical and scientific employees are generally employed in engineering departments at our business units, and split their time, depending on business mix and their own technical background, between supporting existing production and development and research efforts for new product variations or new customer specifications. We develop certain new products as standard products for the industry at large after we have evaluated their potential. These products include standardized high voltage, high frequency rack mounted power supplies and associated modules for use as precision test equipment by industrial laboratories, universities and research facilities. Research and development spending for the Power Conversion Group was $1.5 million, $1.3 million and $2.1 million in fiscal years 2002, 2001 and 2000, respectively.

Government Regulation: We are subject to various U.S. government guidelines and regulations relating to the qualification of our non-medical products for inclusion in government qualified product lists in order to be eligible to receive purchase orders from a government agency or for inclusion of a product in a system which will ultimately be used by a governmental agency. We have had many years of experience in designing, testing and qualifying our products for sale to governmental agencies. Certain government contracts are subject to cancellation rights. We have experienced no material termination of any government contract and are not aware of any pending terminations of government contracts.

In March 2002, RFI Corporation, our Electronic Systems and Components subsidiary, was served a subpoena in connection with an investigation by the DOD. See “Legal Proceedings” and “Risk Factors—The Department of Defense is investigating part of our Power Conversion Group business, which could result in loss of business and monetary fines.”

BACKLOG

Consolidated backlog at February 1, 2003 was $28 million versus backlog at August 3, 2002 of approximately $32 million. The decline in backlog from beginning of year levels is mostly attributable to high shipments of EDS orders in the Power Conversion Segment, offset by an increase in the backlog at our Medical Systems Segment. Substantially all of the backlog should result in shipments within the next 12 months.

During the first two quarters of fiscal 2003, the backlog at our Power Conversion Group was also affected by the rate of incoming new orders. For the six months ended February 1, 2003, the incoming orders in our Power Conversion Group decreased approximately 7% versus the similar period in fiscal 2002. However, during the second quarter of fiscal 2003 incoming orders increased by approximately 22% over incoming orders during the first quarter of fiscal 2003.

EMPLOYEES

As of February 1, 2003, we had approximately 498 employees. We believe that our employee relations are good. None of our approximately 375 U.S. based employees are represented by a labor union. Employment by functional area as of February 1, 2003 is as follows:

Executive	5
Administration	39
Manufacturing	347
Engineering	59
Sales	48

Total	498

FACILITIES

The following is a list of our principal properties, classified by segment and subsidiary:

	Location	Approx. Floor Area in Sq. Ft.	Principal Uses	Owned/Leased (Expiration Date If Leased)
Medical Systems Group:
Del Medical Imaging Corp.	Franklin Park, IL	68,000	Design and manufacturing	Leased (2005)

Villa Sistemi Medicali S.p.A.	Milan, Italy	67,000	Design and manufacturing	Leased (1)
				(2011)

Power Conversion Group:
Corporate and Del High Voltage division	Valhalla, NY	44,000	Corporate headquarters, design and manufacturing	Leased (2006)

RFI Corporation	Bayshore, NY	55,000	Design and manufacturing	Owned

Bertan	Hicksville, NY	38,000	Design and manufacturing	Leased (2)
				(2004)

(1)	We have the option to purchase this property at the conclusion of this lease.
(2)	We intend to close this facility and move its production to our Valhalla plant.

We believe that our current facilities are sufficient for our present requirements. Our U.S. credit facility with Transamerica is secured by a mortgage on RFI’s property.

LEGAL PROCEEDINGS

Securities and Exchange Commission Investigation—On December 11, 2000, the Division of Enforcement of the SEC issued a formal Order Directing Private Investigation, designating SEC officers to take testimony and requiring the production of certain documents, in connection with matters giving rise to the need to restate our previously issued financial statements. We have provided numerous documents to and continue to cooperate fully with the SEC.

We have reached an agreement in principle with the Staff of the SEC to settle the SEC’s claims against us. The settlement will include a penalty of up to $400,000, and an injunction against future violations of the antifraud, periodic reporting, books and records and internal accounting control provisions of the federal securities laws. The proposed settlement may be subject to, among other things, any further restatement of our historical financial statements or other material adjustments. Management is not aware of any necessary restatements required with respect to the financial statements included elsewhere in this prospectus. In addition, the proposed settlement will require approval by the Commission and by the appropriate U.S. District Court. We can give no assurance this settlement will be approved by either the Commission or the appropriate U.S. District Court.

Although we have not reached a binding agreement with the SEC on this settlement, management believes that this agreement in principle is a reasonable basis on which it can now estimate the financial impact of this SEC investigation. As a result, we recorded a charge in the fourth quarter of fiscal 2002 related to this agreement in principle with the SEC, plus associated legal costs.

Department of Defense Investigation—On March 8, 2002, RFI Corporation, our subsidiary and part of the Power Conversion Group segment, was served with a subpoena by the U.S. Attorney for the Eastern District of New York in connection with an investigation by the DOD. RFI supplies noise suppression filters for communications and defense applications. We are fully cooperating with this investigation, and have retained special counsel on this matter. While the outcome of the DOD investigation cannot be predicted, the DOD investigation led us to undertake our own internal investigation resulting in a complete reengineering of part of our Power Conversion Group’s business quality control practices and replacement of several personnel.

Other Legal Matters—We are a defendant in several other legal actions arising from the normal course of business. Management believes we have meritorious defenses to such actions and that the outcomes will not be material to our consolidated financial statements.

MANAGEMENT

The following table sets forth the names, ages and principal positions of our executive officers, directors and key employees:

Name	Age	Position

Samuel E. Park	60	Chief Executive Officer, President and Director

Thomas V. Gilboy	48	Chief Financial Officer, Treasurer and Secretary

Edward Ferris	46	Senior Vice President, Corporate and Organizational Development

Daniel J. Pisano, Jr.	56	President, Power Conversion Group

Walter F. Schneider	67	President, Medical Systems Group

Edgar J. Smith, Jr.(1)(2)(3)	68	Director

Frank J. Brady(1)(3)	60	Director and Chairman of the Board

Glenda K. Burkhart(1)(2)(3)	52	Director

Stephen N. Wertheimer(1)(2)	52	Director

(1) Member of the Audit Committee

(2) Member of the Stock Option and Compensation Committee

(3) Member of the Nominating and Governance Committee

All of our directors will serve until our next annual shareholders’ meeting (scheduled for May 29, 2003) or until their respective successors are duly elected and qualified. Set forth below is certain information with respect to each of our directors and each of our other executive officers. Each of the following directors were oppointed by our Board of Directors and not previously elected by our shareholders.

Samuel E. Park, 60, has been our Chief Executive Officer and President and a director since May 2001. From 1998 until 2000, Samuel Park was President and Founder of the Hibernian Consulting Group, which specialized in helping clients increase the value of their companies. From 1995 until 1998, he was President-Americas, Process Equipment Division, of United Utilities Ltd. U .K., serving the water and wastewater equipment markets worldwide. From 1991 through 1995, Mr. Park was President of Leeds and Northrup (a unit of General Signal), an international manufacturer of high technology electronic instrumentations, sensors and complex large-scale process control systems. Prior to that, Mr. Park held various manufacturing executive positions with both General Electric Company and General Signal Corporation.

Thomas V. Gilboy, 48, has served as our Chief Financial Officer, Treasurer and Secretary since February 28, 2001. From 2000 to 2001, Mr. Gilboy was Chief Financial Officer of Microwave Power Devices Inc., a supplier of signal amplification equipment for military and commercial wireless infrastructure applications. For the prior 3 years, Mr. Gilboy had provided certain consulting services (including sometimes acting as Chief Financial Officer) to troubled public and private companies, including Hanover Direct, Inc., New Colt Holdings Inc., and DeVlieg-Bullard Corp. From 1996 to 1998, Mr. Gilboy was Chief Financial Officer of PureTec Corp., an international plastics company.

Edward Ferris, 46, has served as our Senior Vice President, Corporate and Organization Development since July 2002. From 1996 until he joined us, he was President of Plus Ultra, Inc., consultants in business and organizational strategy, and former consultants to us. See “Certain Relationships and Related Transactions.”

Daniel J. Pisano, Jr., 56, has served as our President, Del Power Conversion Group since July 2001. Prior to joining us, he was President of Dynamic Marketing Corp. a provider of retail marketing services. From 1998 to 2000, he was President of Roper Scientific, Inc., a division of Roper Industries Inc. and a manufacturer of digital cameras.

Walter F. Schneider, 67, joined us in 2000 and was appointed President of Del Medical Systems Group and Villa Sistemi Medicali S.p.A. in April 2002. From 1985 to 1999, he was President of the Bennett Division of Thermo Electron Co., a manufacturer of general purpose radiology equipment.

Edgar J. Smith, Jr., 68, has been a member of our Board of Directors since December 2002. He was Vice President, General Counsel and Secretary of Witco Corporation from 1998 until his retirement in 1999. Previously Mr. Smith had been Vice President, General Counsel and Secretary of General Signal Corporation. Mr. Smith is also a director of Tannehill Industries, Inc., a manufacturer of coal feeding equipment as well as two not-for-profit organizations, the Hudson River Museum of Westchester and Pro Arte Singers.

Stephen N. Wertheimer, 52, has been a member of our Board of Directors since April 9, 2003. He has been Managing Member of W Capital Management, LLC (“W Capital”), a private equity investment firm, since June 2001. Prior to founding W Capital, from May 1996 until June 2001, Mr. Wertheimer served as a Managing Director of CRT Capital Group, LLC (“CRT Capital”), an investment banking firm in Greenwich, Connecticut. Prior to joining CRT Capital, Mr. Wertheimer was a founder and Managing Member of Water Capital Management, an investor in distressed debt, reorganizations and bankruptcy. He currently serves on the board of directors of El Paso Electric Company (NYSE: “EE”), Trikon Technology Inc. (NASDAQ: “TRKN”) and Morris Material Handling, Inc. Mr. Wertheimer earned a Master’s of Management from Northwestern University and a B.S. in Finance and Economics from Indiana University.

Frank J. Brady, 60, has been a member of our Board of Directors since April 8, 2003. In 1999, he co-founded Medical Missions for Children (“MMC”), an organization which uses technology to assist seriously ill children, and since such time has served as pro-bono Chairman of the Board of Trustees of MMC. Prior to founding MMC, in 1997 Mr. Brady conceived and founded the School of Diplomacy and International Relations at Seton Hall University for 450 participating international and U.S. students desiring a career with the United Nations. Prior to founding the School of Diplomacy and International Relations at Seton Hall University, from 1969 to 1997, Mr. Brady spent his professional career in the international market organizing projects and arranging financing for international business consortiums among major European, Asian and American companies.

Glenda K. Burkhart, 52, has been a member of our Board of Directors since April 9, 2003. Ms. Burkhart is a partner of Deltech Consulting Group, a management consulting firm

(“Deltech”). She was Vice President for Operations and Planning for the Andrew W. Mellon Foundation from February 2002 to March 2003. Prior to joining the Mellon Foundation, from September 1997 to January 2002, Ms. Burkhart served as a partner of Deltech. Prior to Deltech, from 1996 to 1997, Ms. Burkhart was Senior Vice President for Corporate Strategic Planning and Human Resources at Readers’ Digest Association. From 1993 to 1996, she was Corporate Vice President for Strategic Planning, Human Resources and Corporate Communications at Millipore Corporation. Ms. Burkhart also previously has served as head of Organizational Development for Exxon Chemical and as a consultant for Bain and Company. Ms. Burkhart earned a B.A. in Political Science and a M.A. in Education from the University of Missouri.

Director Compensation

Our directors receive $25,000 per year for their services as directors. Our non-employee directors are also eligible to receive stock options under our stock option plan. There were no options granted to our non-employee directors during fiscal 2002. Directors who are our employees do not receive any compensation for their services as directors. Accordingly, Mr. Park is not compensated for serving as a director.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth the compensation of Samuel E. Park, our Chief Executive Officer, and our other four most highly compensated executive officers during our fiscal years ended August 3, 2002, July 28, 2001 and July 29, 2000.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Annual Compensation							Long-term Compensation		All Other Compensation ($)
	Fiscal Year		Salary ($)	Bonus ($)(1)		Other Annual Compensation ($)(2)		Securities Underlying Options
Samuel E. Park	2002		$353,901	$220,500		$64,425	(3)	50,000	(5)	—
Chief Executive Officer	2001	(4)	80,769	50,000		13,703		250,000	(6)	—

Thomas V. Gilboy	2002		187,924	80,000		—		15,000	(5)	—
Chief Financial Officer	2001	(7)	72,346	15,000		—		50,000	(6)	—

Edward Ferris Senior Vice President, Corporate and Organizational Development	2002	(8)	11,638	6,667		4,505	(3)	—		—

Daniel J. Pisano, Jr.	2002		227,758	88,000		—		54,000	(5)(9)	—
President, Power	2001	(10)	7,692	4,000		—				—
Conversion Group

Walter F. Schneider	2002		203,462	88,000		12,253		36,000	(5)	—
President, Medical	2001	(11)	125,000	36,000		—		60,000	(5)(12)	—
Systems Group

Leonard Trugman	2001	(13)	249,693	100,000	(14)	—		—		—
Ex-Chief Executive Officer	2000		351,775	200,000	(14)	—		50,000	(15)	914,078	(16)

David Engel	2001	(17)	85,795	—		—		—		—
Ex-President, Medical Systems Group	2000		162,500	85,000		—		20,000	(16)	10,697	(17)

(1)	The figures reported in the bonus column represent amounts earned and accrued for each year.
(2)	The other annual compensation represents payments on behalf of Mr. Park, Mr. Ferris and Mr. Schneider related to company apartments for their use. The aggregate amount of any perquisites or other personal benefits for other executive officers was less than $50,000 or 10% of the total annual salary and bonus and is not included in the above table.
(3)	With regard to Mr. Park and Mr. Ferris, fiscal 2002 amounts include an apportionment of reimbursements of part of the calendar year 2002 tax liability related to the use of the company apartments of $18,693 and $1,498, respectively.
(4)	Mr. Park was hired as our Chief Executive Officer on May 1, 2001, with an annual base salary of $350,000.
(5)	Consists of nonqualified stock options granted on October 17, 2001. Such stock options become exercisable immediately with an exercise price of $1.80. They are exercisable through October 16, 2011.
(6)	Consists of nonqualified stock options granted on April 23, 2001. Such stock options became exercisable 25% on the date of grant and 25% each year thereafter with an exercise price of $1.00, except with respect to Mr. Park. Mr. Park’s options became exercisable 40% on the date of grant and 20% each year thereafter with an exercise price of $1.00. They are exercisable through April 22, 2011.
(7)	Mr. Gilboy was hired as our Chief Financial Officer on February 27, 2001, at an annual base salary of $180,000.
(8)	Mr. Ferris was hired as Senior Vice President, Corporate and Organizational Development on July 1, 2002, at an annual base salary of $200,000.
(9)	Consists of nonqualified stock options granted on August 3, 2001. Such stock options become exercisable in increments of 25% per year with an exercise price of $1.15. They are exercisable through August 2, 2011.
(10)	Mr. Pisano was hired as President, Power Conversion Group on July 11, 2001 at an annual base salary of $200,000.
(11)	Mr. Schneider was hired on September 18, 2000 and was appointed as President, Medical Systems Group on April 22, 2002, with an annual base salary of $220,000. The compensation for fiscal 2001 includes amounts paid to Mr. Schneider prior to the time he became our executive officer.
(12)	Consists of nonqualified stock options granted on September 19, 2000. Such options become exercisable 25% each year with an exercise price of $8.63. They are exercisable through September 18, 2015.
(13)	Mr. Trugman was our Chief Executive Officer until February 26, 2001 with an annual base salary of $369,364.
(14)	For Mr. Trugman, the bonus amount included deferred compensation in the amount of $100,000 for each of 2001 and 2000, respectively.
(15)	Consists of nonqualified stock options granted on October 22, 1999. Such options became exercisable 25% per year with an exercise price of $7.50. These options were canceled on January 30, 2001 with respect to Mr. Engel and February 26, 2001 with respect to Mr. Trugman.
(16)	Earnings related to exercise of nonqualified stock options.
(17)	Mr. Engel was President of Del Medical Systems until January 31, 2001 with an annual base salary of $167,502.

OPTION GRANTS IN THE LAST FISCAL YEAR

Name	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted to Employees In Fiscal 2002	Exercise Price ($)(Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation For Option Term
						5% ($)(1)	10% ($)(1)
Samuel E. Park	50,000	(2)	30%	$1.80	10/16/2011	$56,601	$143,437
Thomas V. Gilboy	15,000	(2)	9%	1.80	10/16/2011	16,980	43,031
Edward Ferris	—		—	—	—	—	—
Daniel J. Pisano, Jr.	50,000	(3)	30%	1.15	08/2/2011	36,161	91,640
Daniel J. Pisano, Jr.	4,000	(2)	2%	1.80	10/16/2011	4,528	11,475
Walter F. Schneider	36,000	(2)	22%	1.80	10/16/2011	40,752	103,275

(1)	Fair market value of stock on grant date compounded annually at rate shown in column heading, for the option term, less exercise price.
(2)	These stock options were granted on October 17, 2001 and vested immediately.
(3)	These stock options were granted on August 3, 2001 and vest in increments of 25% per year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Samuel E. Park	—	—	200,000	100,000	$390,000	$215,000
Thomas V. Gilboy	—	—	40,000	25,000	74,000	53,750
Edward Ferris	—	—	—	—	—	—
Daniel J. Pisano, Jr.	—	—	29,000	25,000	55,400	50,000
Walter F. Schneider	—	—	63,500	32,500	102,350	53,750

(1)	Difference between the fair market value of the underlying common stock ($3.15) and the exercise price for in-the-money options on August 3, 2002.

Employment Agreements

We entered into an employment agreement with Samuel E. Park, effective as of May 1, 2001, which agreement expires on April 30, 2004 unless earlier terminated by Mr. Park or us. Pursuant to his employment agreement, Mr. Park serves as our President and Chief Executive Officer at an annual salary of $350,000. Each year after his first year of employment, his annual salary shall equal $350,000 times the greater of (i) the yearly percentage increase in the Consumer Price Index, as defined, or (ii) five percent (5%). In addition, Mr. Park is entitled to receive an annual performance bonus based upon target goals set by the Board of Directors. If Mr. Park attains 100% of the target goals, his bonus payment shall equal sixty percent (60%) of his current salary. If in any year Mr. Park exceeds or fails to attain 100% of target performance, the Board of Directors shall have discretion to adjust his bonus payments accordingly. Mr. Park may elect to defer a portion of his bonus payments to a deferred compensation account until age 65.

Throughout his employment term, Mr. Park is entitled to five (5) weeks of paid vacation time, reimbursement of his reasonable business and travel expenses and the use of a company automobile. Mr. Park is also entitled to the use of a corporate apartment through the employment term and a gross-up payment equal to the amount of income tax payable by Mr. Park attributable to the use of such apartment. Mr. Park may participate in any pension, profit sharing, group insurance and such other benefit plans as are made available to our executives generally. In addition, we have agreed to maintain a life insurance policy, in an amount equal to three (3) times Mr. Park’s salary, which policy is payable, less any amounts paid by our group insurance plan, to Mr. Park’s estate or his designated beneficiaries upon his death. Mr. Park’s employment agreement also contains confidentiality and non-competition provisions with a restrictive period of one (1) year following termination of his employment agreement.

If we terminate Mr. Park’s agreement for cause, as defined in his employment agreement, or Mr. Park leaves his employment, we are obligated to pay Mr. Park’s salary through the end of the month in which such termination occurs. If we terminate Mr. Park’s agreement other than for cause, Mr. Park is entitled to receive his salary and bonus for the remainder of his employment term. In the event of his total disability, as defined in his employment agreement, Mr. Park will continue to receive his salary for the remainder of his employment term. In the event of Mr. Park’s death, we are obligated to pay Mr. Park’s salary to his estate or designated beneficiaries for a period of twelve (12) months following his death. In all events of termination, except by us other than for cause, Mr. Park is entitled to receive his bonus for such year pro-rated for those months during which we employed him. In all events of termination, except by us other than for cause, we are obligated to pay Mr. Park all amounts in his deferred compensation account, plus accrued interest, dividends and gains.

Upon a change of control, as defined in his employment agreement, (i) all outstanding unexercised options held by Mr. Park shall immediately vest and become exercisable and (ii) we are obligated to pay Mr. Park an amount equal to three (3) times his then current salary plus the annual bonus declared for the immediately preceding year (inclusive of any amounts of deferred compensation), but in no event shall such payment be in an aggregate amount greater than the maximum allowed pursuant to Section 280G of the Internal Revenue Code of 1986, as amended. Although the Board of Directors had considered amending Mr. Park’s employment agreement to be similar in form to the change in control provisions provided for the other executives of the Company (which were filed as exhibits to the Form 10-K filed on November 14, 2002), the Board determined subsequently not to amend such agreement partly due to a request from Steel Partners that the Board not amend any employment agreements until after our Annual Meeting of Shareholders.

Change of Control Agreements

On October 28, 2002 we executed change of control agreements to replace existing agreements with the following executive officers: Thomas V. Gilboy; Walter F. Schneider; Daniel J. Pisano, Jr.; and Edward Ferris. A form of the newly-adopted change of control agreement is attached as an exhibit to our Annual Report on Form 10-K for fiscal 2002. The following summary of certain provisions of the change of control agreements does not purport to be complete and is subject to and qualified in its entirety by reference to the actual text of such agreements. The terms of the new change of control agreements provide that, in the event of a change in control that results in the termination of the executive’s employment, we are obligated to pay to the executive two (2) times the sum of (i) the executive’s base salary, plus (ii) any bonus payable for the year immediately preceding the termination (or if no bonus was declared, the target bonus for the year of the termination), plus (iii) any amount credited to the executive as deferred compensation for the year immediately preceding the termination. In addition, in the event of a termination following a change of control, we are obligated to pay to the executive an amount equal to the executive’s unvested balances in our profit sharing plan and 401(k) plan. These change of control payments are conditioned upon the execution of a mutual release of claims, and must be made as soon as practicable (but no more than five (5) days) following the executive’s termination.

Upon a change of control termination, we are obligated to pay to the executive an amount equal to the executive’s unused vacation days and a pro-rata portion of the executive’s accrued but unpaid target bonus for the year in which the termination occurs. In addition, upon a change of control termination, the executive may participate in our hospitalization, group health benefit and disability plans for eighteen (18) months from the date of the termination. If our plans do not allow such participation, we are obligated to reimburse the executive for the cost of equivalent coverage.

If the payments to be received by an executive under a change of control agreement, together with any other perquisites or payments, are subject to excise taxes, we are obligated to make a gross-up payment equal to the total amount of all taxes imposed on the change of control payments, including income and excise taxes imposed on the gross-up payment.

The termination of an executive’s employment shall be deemed a change of control termination if such employment is terminated by us within twenty-four (24) months after a change of control, or the executive voluntarily terminates his employment, within twenty-four (24) months of a change of control, due to a decrease in the executive’s salary, bonus or benefits, or if we have substantially changed the executive’s duties, moved his work location by more than forty (40) miles or our principal business location has substantially changed.

While we believe these agreements are important to ensure the continued dedication of our key employees, the large payments required pursuant to these change of control agreements could unduly burden us or serve as a barrier to a potential acquirer. This, in turn, could limit the ability of our shareholders to sell their shares at a favorable price.

Stock Option and Compensation Committee Interlocks and Insider Participation

During fiscal 2002, the Stock Option and Compensation Committee of our Board of Directors was comprised of James Tiernan and Roger Winston. Mr. Winston resigned in November 2002, leaving the Committee without a quorum. Mr. Tiernan, the then remaining member of the Committee recommended and the full Board subsequently ratified the fiscal 2002 year end bonus levels for our executive officers. Edgar J. Smith, Jr. was appointed to the Stock Option and Compensation Committee in December 2002. Mr. Tiernan and Mr. Michael retired in April 2003. Presently, the Stock Option and Compensation Committee is comprised of Messrs. Smith and Wertheimer and Ms. Burkhart. Except as set forth below, none of these individuals was at any time during fiscal 2002 or at any other time one of our officers or employees. Prior to the resignation of Mr. Winston, he also served as Chairman of our Board of Directors. Mr. Winston’s wife is the Chief Executive and one of the owners of Battalia Winston International Inc., an executive recruiting firm to which we paid fees during fiscal 2002. We paid $22,793 of accounting fees to David Michael & Company P.C. during fiscal year 2002 for tax compliance services. See “Certain Relationships and Related Transactions.”

None of our executive officers serves as a member of the Board of Directors or the compensation committee of any other entity, which has one or more executive officers serving as a member of our Board of Directors or compensation committee.

Equity Incentive Plans

There is a proposal to be voted on by our Company’s shareholders at the 2003 Annual Meeting scheduled for May 29, 2003 that, if approved, would implement a new equity incentive plan.

Our Stock Option Plan

We amended and restated our stock option plan as of December 14, 2000 (the “Option Plan”). The amendment in December 2000 provided that any options expiring while our shares are suspended from trading on the NASDAQ Stock Market will be subject to an extension of six months from the earlier of the date trading resumes on a nationally recognized exchange or the filing of our Form 10-K for the year ended July 29, 2000. We have not filed and do not contemplate filing a Form 10-K for fiscal 2000 ( for which we were told by the SEC in January 2003 that it would not recommend any action against us based solely on such reporting delinquency). Therefore, for this amendment of the Option Plan, the relevant extension will be six months from the resumption of a listing or quoting for our common stock on a nationally recognized stock exchange.

The Option Plan will expire on December 31, 2009 unless it is earlier terminated. The following summary of certain provisions of the Option Plan does not purport to be complete and is subject to and is qualified in its entirety by reference to the actual text of the Option Plan, a copy of which is attached as an exhibit to our Annual Report on Form 10-K for the year ended August 3, 2002. The Option Plan provides for the grant of incentive stock options and non-qualified stock options to our executive officers, directors, employees and consultants.

A committee designated by our Board of Directors administers the Option Plan. Among other things, the committee: (i) determines participants to whom options may be granted and the number of shares to be granted pursuant to each option, based upon the recommendation of our chief executive officer; (ii) determines the terms and conditions of any option under the Option Plan, including whether options shall be incentive stock options, within the meaning of Section 422 of the Code, or non-qualified stock options; (iii) may vary the vesting schedule of options; and (iv) may suspend, terminate or modify the Option Plan. The Company has followed the practice that any Stock Option and Compensation Committee recommendations of awards, options or compensation levels for senior executive officers are approved by the entire Board, excluding any management directors.

Under the Option Plan, incentive stock options have an exercise price equal to their fair market value as of the grant date and, unless earlier terminated, are exercisable for a period of ten (10) years from the grant date. Non-qualified stock options may have an exercise price that is less than, equal to or more than the fair market value on the grant date and, unless earlier terminated, are exercisable for a period of up to fifteen (15) years from their grant date.

Subject to amendment by the committee, options granted under the Option Plan vest up to 25% on an annual basis, beginning on the first anniversary of the grant date, and may vest up to 100% on the fourth anniversary of the grant date.

The Option Plan authorizes the issuance of options to purchase an aggregate of 3,874,293 shares of our Common Stock, as adjusted by the committee, in its discretion, to reflect certain changes in our capitalization. As of August 3, 2002, an aggregate of 253,160 shares were available for issuance on options to be granted under the Option Plan. As of August 3, 2002, options to purchase an aggregate of 1,990,055 shares were outstanding at an average exercise price of $3.45 per share, having a range of expiration dates through January 2017. During fiscal 2002, we granted options to purchase 165,000 shares of Common Stock at an average exercise price of $1.65 per share. During fiscal 2002, no options were exercised and no options expired or were cancelled. To date, options to purchase 1,631,078 shares of Common Stock have been exercised.

As of March 21, 2003, we had granted options to purchase 300,000 shares of Common Stock to Samuel E. Park, 65,000 shares of Common Stock to Thomas V. Gilboy, 50,000 shares to Edward Ferris, 54,000 shares of Common Stock to Daniel J. Pisano, Jr. and 96,000 shares of Common Stock to Walter F. Schneider, all at an average exercise price of $1.42 per share.

The exercise price of options granted under the Option Plan may, at the discretion of the committee, be paid by the optionee in (i) cash, (ii) check, (iii) shares of Common Stock owned for at least one year and valued at their fair market value as of the date of exercise of the option, (iv) an executed exercise notice together with irrevocable broker instructions to sell the shares subject to the option and deliver promptly to us the proceeds required to pay the option price, (v) a combination thereof or (vi) such other consideration (other than a promissory note from the optionee) as the committee may deem appropriate. Shares underlying options that expire or terminate for any reason without having been exercised in full shall become available for future grants.

In the event we terminate the employment of an optionee for cause, the optionee’s unexercised options will terminate as of such termination date. In the event an optionee retires, all unexercised options granted to such optionee shall immediately vest in full and remain exercisable in accordance with their terms, or for five (5) years after the date such optionee retires, whichever period is shorter. If a retiring optionee remains on our Board of Directors after retirement, then vested non-qualified stock options may be exercised as long as the retired optionee remains a director and for a period of six (6) months thereafter, or for five (5) years after retirement, whichever is longer. Incentive stock options may only be exercised within their respective terms or for three (3) months after retirement, whichever is shorter.

In the event of a termination of employment by reason of disability or death, then all unexercised options held by the optionee shall immediately vest and remain exercisable in accordance with their respective terms or for three (3) years following such termination, whichever is shorter.

In the event of termination of employment for any other reason, all unexercised options shall be deemed cancelled, except that any vested options shall be exercisable for the balance of their respective terms or for nine (9) months of such termination, whichever is shorter. The committee may, in its sole discretion, establish different terms and conditions regarding the effect of a termination of employment under the Option Plan, to the extent permitted by applicable law.

Upon the occurrence of a “change of control,” any time periods relating to the exercise of options shall be accelerated so that the options immediately vest and become exercisable in full. At such time, the committee may offer an optionee the option to have us purchase the options from such optionee for an amount equal to the cash that could be realized upon the exercise of the options. A change of control shall have such meaning as determined from time to time by the committee and included in any option agreement, provided that a change of control shall be deemed to have occurred if: (i) there is a change in beneficial ownership of twenty (20%) percent or more of the voting power of our outstanding capital stock, (ii) during any two consecutive years, individuals who at the beginning of such period were directors cease to constitute a majority of our Board of Directors, unless the election, or nomination for election by our shareholders, of the new directors was approved by at least two-thirds of the directors then in office who were directors at the beginning of such period or (iii) our shareholders have approved (x) a consolidation or merger in which we are not the surviving corporation or pursuant to which our shares of Common Stock are converted into cash, stock or other property, other than a merger in which our shareholders have the same ownership percentage in the surviving corporation after the merger, (y) the sale, lease or exchange or other transfer (in one or a series of transactions) of all or substantially all of our assets or (z) any plan or proposal for our liquidation or dissolution.

Our Board of Directors or the committee may at any time suspend, terminate, modify or amend the Option Plan, subject to any shareholder approval required by applicable law. No suspension, termination, modification or amendment of the Option Plan may adversely affect the rights of an optionee without the optionee’s consent. The committee may, in its discretion, amend the terms of any option as it deems advisable or to cancel or annul any option grant, provided that no such amendment, modification, cancellation or annulment may, without consent of the optionee, adversely affect such optionee’s rights under the option. The committee may also convert any outstanding incentive stock options to non-qualified stock options, require an optionee to forfeit any unexercised options, any shares purchased pursuant to an option or any gains realized by virtue of receiving an option, in the event an optionee competes with us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, to our knowledge regarding the beneficial ownership of our Common Stock as of April 18, 2003, by (i) each executive officer identified in the Summary Compensation Table, (ii) each of our directors, (iii) all executive officers and directors as a group and (iv) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our Common Stock. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. For purposes of calculating the percentage beneficially owned, the number of shares of Common Stock includes 10,332,548 shares of Common Stock outstanding as of April 18, 2003 and the shares of Common Stock subject to options held by the person or group that are currently exercisable or exercisable within 60 days from April 18, 2003. The address for all of our executive officers and directors is c/o Del Global Technologies Corp., One Commerce Park, Valhalla, NY 10595.

Beneficial Owner	Shares of Common Stock Beneficially Owned
	Number of Shares		Percent of Class Before Offering	Percent of Class After Offering

Samuel E. Park c/o Del Global Technologies Corp. One Commerce Park Valhalla, NY 10595	250,000	(1)	2.36%	2.16%

Thomas V. Gilboy c/o Del Global Technologies Corp. One Commerce Park Valhalla, NY 10595	52,500	(1)	*	*

Edward Ferris c/o Del Global Technologies Corp. One Commerce Park Valhalla, NY 10595	12,500	(1)	*	*

Daniel J. Pisano, Jr. c/o Del Global Technologies Corp. One Commerce Park Valhalla, NY 10595	29,000	(1)	*	*

Walter F. Schneider c/o Del Global Technologies Corp. One Commerce Park Valhalla, NY 10595	78,500	(1)	*	*

Frank J. Brady c/o Del Global Technologies Corp. One Commerce Park Valhalla, NY 105951	0		*	*

Beneficial Owner	Shares of Common Stock Beneficially Owned
	Number of Shares		Percent of Class Before Offering	Percent of Class After Offering

Glenda K. Burkhart c/o Del Global Technologies Corp. One Commerce Park Valhalla, NY 105951	0		*	*

Stephen N. Wertheimer c/o Del Global Technologies Corp. One Commerce Park Valhalla, NY 10595	0		*	*

Edgar J. Smith, Jr. c/o Del Global Technologies Corp. One Commerce Park Valhalla, NY 10595	6,250	(1)	*	*

All Directors and Named Executive Officers as a group (8 persons)	428,750	(1)	3.98%	3.65%

Others:

Benson Associates LLC 111 SW 5th, Suite 2130 Portland, OR 97204	1,159,163	(2)	11.22%	10.23%

FMR Corp. 82 Devonshire Street Boston, MA 02109	696,100	(3)	6.74%	6.14%

Royce & Associates LLC 1414 Avenue of the Americas New York, NY 10019	1,100,110	(4)	10.65%	9.71%

Warren Lichtenstein c/o Steel Partners II, L.P. 150 E. 52nd Street, 21st Floor New York, NY 10022	1,942,460	(5)	18.70%	17.14%

Wellington Management Co. LLP 75 State Street Boston, MA 02109	903,024	(6)	8.74%	7.97%

Samuel P. Sporn c/o Schoengold & Sporn, P.C. 19 Fulton Street, Suite 406 New York, New York 10038	1,166,666	(7)	10.94%	10.00%

*	Represents less than 1% of the outstanding shares of our common stock.

(1)	Represents shares of our common stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days of April 18, 2003 issued to the following:

Samuel E. Park	250,000
Thomas V. Gilboy	52,500
Daniel J. Pisano, Jr.	29,000
Walter F. Schneider	78,500
Edward Ferris	12,500
Edgar J. Smith, Jr.	6,250
All Directors and	428,750
Named Officers as a Group

(2)	According to information contained in a Schedule 13G/A dated March 5, 2003, Benson Associates, LLC (“Benson”), an investment advisor registered under the Investment Advisors Act of 1940 (“Investment Act”), is the beneficial owner of 1,159,163 shares of our common stock. In its role as investment advisor, Benson has sole power to vote and dispose of the shares of our common stock but disclaims beneficial ownership of such shares owned by it in a fiduciary capacity.
(3)	According to information contained in a Schedule 13G/A dated February 14, 2003, Fidelity Management and Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp., and an investment advisor registered under the Investment Act, is the beneficial owner of 696,100 shares of our common stock through its Fidelity Low Priced Stock Fund and other funds. Edward C. Johnson 3d, in his capacity as Chairman of FMR Corp., FMR Corp., through its control of Fidelity, and the Fidelity Funds each has sole power to dispose of the shares of our common stock owned by FMR Corp. Neither FMR Corp. nor Edward C. Johnson 3d, has sole power to vote or direct the voting of the shares owned directly by the Fidelity funds. Voting power resides with the each of the Fidelity Funds’ Boards’ of Trustees.
(4)	According to information contained in a Schedule 13G dated February 4, 2003, Royce & Associates, LLC (“Royce”), an investment advisor registered under the Investment Act, is the beneficial owner of 1,100,110 shares of our common stock. In its role as investment advisor, Royce has sole power to vote or dispose of the shares of our common stock owned by Royce.
(5)

According to information contained in a Schedule 13D dated April 18, 2003 filed jointly by Steel Partners II, L.P., a Delaware limited partnership (“Steel Partners”), Warren G. Lichtenstein, WebFinancial Corporation, a Delaware corporation (“WebFinancial”), Henry Partners, L.P., a Delaware limited partnership (“Henry Partners”), Matthew Partners, L.P., a Delaware limited partnership (“Matthew Partners”), Henry Investment Trust, L.P., a Pennsylvania limited partnership (“Henry Trust”), Canine Partners, L.L.C., a Pennsylvania limited liability company (“Canine Partners”) and David W. Wright (collectively, the “Group), the Group collectively is the beneficial owner of 903,216 shares of our Common Stock. Steel Partners, LLC, a Delaware limited liability company (“Partners LLC”) is the general partner of Steel Partners. Mr. Lichtenstein is the sole executive officer and managing member of Partners LLC. By virtue of his position, Mr. Lichtenstein has the sole power to vote and dispose of the 903,216 shares of our Common Stock owned by Steel Partners. WebFinancial has sole power to vote and dispose of 28,646 shares of our Common Stock. Mr. Lichtenstein is also the President, Chief Executive Officer and director of WebFinancial Corporation. Mr. Lichtenstein disclaims beneficial ownership of the 28,646 shares owned by WebFinancial. Mr. Wright is the President and Managing Member of Canine Partners, which is the general partner of Henry Trust, which in turn is the general partner of each of Henry Partners and Matthew Partners. Henry Partners has sole power to vote and dispose of 233,000 shares of our Common Stock and Matthew Partners beneficially owns 114,298 shares of our Common Stock. Canine Partners has sole voting and dispositive power with respect to 347,298 shares of our Common Stock. The beneficial ownership of Matthew Partners also includes warrants to purchase 52,298 shares of our Common Stock, which warrant is exercisable upon the effectiveness of the Registration Statement on Form S-1 filed on February 12, 2003. By virtue of his positions at Canine Partners, Henry Partners and Henry Trust, Mr. Wright may be deemed to beneficially own the 233,000 shares of our Common Stock owned by Henry Partners and the 114,298 shares of our

Common Stock owned by Matthew Partners. In addition, Mr. Wright individually owns 8,000 shares of our Common Stock outstanding. Accordingly, Mr. Wright has sole voting and dispositive power with respect to 355,298 shares of our Common Stock.

(6)	According to information contained in a Schedule 13G/A dated February 14, 2003, Wellington Management Company, LLP (“Wellington”), an investment advisor registered under the Investment Act, may be deemed the beneficial owner of 903,024 shares of our common stock. Clients of Wellington are the owners of record of the shares held by Wellington. Accordingly, in its role as investment advisor, Wellington has shared power to vote as to 903,024 shares of our common stock and shared power to dispose of all 666,151 shares of our common stock owned by Wellington.
(7)	According to information contained in a Schedule 13D dated January 21, 2003, Schoengold & Sporn, P.C. (“Schoengold”), a New York professional corporation, engaged in the practice of law, may be deemed the beneficial owner of 833,333 shares of our common stock. Messrs. Samuel P. Sporn, Joel P. Laitman and Christopher Lometti are attorneys with Schoengold. None of Messrs. Sporn, Laitman or Lometti beneficially own any shares or have individual power to vote or dispose or direct the disposition of the shares of our common stock owned by Schoengold. Accordingly, Schoengold has sole power to direct the vote and sole power to dispose or direct the disposition of the shares of our common stock owned by Schoengold. The beneficial ownership of Schoengold also includes a warrant to purchase 333,333 shares of our common stock, which warrant is exercisable upon the effectiveness of this registration statement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During fiscal 2002, we paid Plus Ultra Incorporated a total of $319,176 in fees and expenses for organizational development and strategic planning consulting services. The work was primarily performed by Edward Ferris, the President of Plus Ultra and Damien Park. Mr. Park is the son of Samuel E. Park, our Chief Executive Officer. In July 2002, Mr. Ferris accepted a full-time position with us as Senior Vice President, Corporate and Organizational Development.

While Damien Park was associated with Plus Ultra, he received $96,513 out of the total fees paid to Plus Ultra. Damien Park, as President of the Hibernian Consulting Group, continued to act in a consulting capacity to the Company in the area of business planning at the rate of $16,800 per month until January 31, 2003. For the period from July 2002 to January 31, 2003 we paid Hibernian Consulting a total of $130,200 for Damien Park’s consulting services. Effective February 3, 2003, Damien Park has accepted a full-time position with us reporting to Edward Ferris with responsibility for Corporate Planning, with an annual base salary of $125,000.

We paid $279,218 in fees and reimbursement of expenses to Battalia Winston International Inc. during fiscal 2002 in connection with executive recruiting services. The Battalia Winston fees and expenses included reimbursement for travel and related expenses for prospective candidates for executive positions, as well as fees earned by a subcontractor of Battalia Winston for a search in Europe. The Chief Executive of Battalia Winston, and one of its owners, is Dale Winston, the wife of Roger Winston, who was Chairman of our Board of Directors until November 2002.

We paid $22,793 of accounting fees with David Michael & Company P.C. during fiscal 2002 for tax compliance services. David Michael, one of our former directors, has an ownership interest in this accounting practice.

DESCRIPTION OF CAPITAL STOCK

Common Stock

Our certificate of incorporation presently authorizes the issuance of 20,000,000 shares of common stock, par value $0.10 per share. As of April 18, 2003, 10,332,548 shares of our common stock were issued and outstanding and 3,108,671 shares were reserved for issuance upon the exercise of currently outstanding options and warrants. The outstanding shares of common stock are, and the additional shares of common stock that may be issued upon exercise of the options and warrants will be, fully paid and non-assessable.

Other than as may be authorized by our Board of Directors from time to time, in its sole discretion, holders of our common stock do not have preemptive or preferential rights to purchase additional shares of our common stock or securities convertible into shares of our common stock. We do not have any redemption or sinking fund provisions applicable to our common stock. Holders of our common stock are entitled to one vote per share on all matters on which the holders of the common stock are entitled to vote. Except as otherwise required by law or our certificate of incorporation, the holders of our common stock will vote on all matters submitted to a vote of the shareholders, including election of directors.

Dividends

Subject to applicable law and any provision of our certificate of incorporation, dividends may be declared on the outstanding shares of our common stock in such amounts and at such times as our Board of Directors determines. We have not paid any cash dividends, except for the payment of cash in lieu of fractional shares, since 1983. The payment of cash dividends is prohibited under our U.S. credit facility with Transamerica. We do not intend to pay any cash dividends for the foreseeable future.

Warrants

The 1,000,000 shares of common stock to be registered hereby are issuable upon exercise of warrants which were issued in settlement of a shareholder lawsuit. See “Prospectus Summary—Historical Information and Recent Developments.” The warrants are exercisable at a strike price of $2.00 per share and expire on March 28, 2008. If our common stock trades at or above $4.00 per share for a period of ten (10) consecutive days we may repurchase the warrants, at a price of $0.25 per share. In such case we have the right to exercise that right by giving notice to the warrant holders that they have a thirty (30) day period, plus seven (7) days for mailing, to exercise their warrants, failing which, we will purchase the warrants.

Listing

The outstanding shares of our common stock are not currently listed with any national exchange or quoted on NASDAQ. Our common stock was suspended from trading on the Nasdaq National Market on December 19, 2000 because we had not filed an annual report for the year ended July 29, 2000 within the SEC’s prescribed time period. Following such suspension, the Nasdaq National Market delisted our common stock. Our common stock is traded in the “pink sheets,” or over-the-counter market under the symbol “DGTC.PK”, and our warrants are traded under the symbol “DGTCW.PK”. The “pink sheets” is an over-the-counter market which provides significantly less liquidity than established stock exchanges or the Nasdaq National Market, and quotes for stocks included in the “pink sheets” are not listed in the financial sections of newspapers as are those for established stock exchanges and the Nasdaq National Market.

Rights Agreement

Our board of directors adopted a Rights Agreement in September 2001 pursuant to which it declared a dividend of one common share purchase right for each outstanding share of our common stock. Under the Rights Agreement, each share of our common stock issued after adoption of the Rights Agreement will include an associated right. Each right entitles the registered holder to purchase one share of our common stock at an exercise price of $25 per share. While the rights do not have any voting powers, the exercise price and the number of shares issuable upon exercise are subject to customary anti-dilution provisions.

The rights are not exercisable until the earlier of (i) 10 business days after a person or group of affiliated or associated persons—referred to as an acquiring person—(other than those exempted in the Rights Agreement) has acquired beneficial ownership of 20% or more of our common stock then outstanding, or (ii) 10 business days following the commencement of, or public announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by an acquiring person of 20% or more of the outstanding shares of our common stock. The rights will expire on the earlier of (i) the redemption or exchange of the rights or (ii) the close of business on September 17, 2011.

In the event we are acquired in a merger or other business combination, or 50% or more of our consolidated assets or earning power is sold after a person or group becomes an acquiring person, each holder of a right—other than the acquiring person—will thereafter have the right to receive, upon the exercise of the share purchase right at the then current exercise price, that number of shares of common stock of the acquiring person or its parent corporation which at the time of such transaction has a market value equal to two times the exercise price of the right. At any time after any person or group becomes an acquiring person and prior to the acquisition by the acquiring person of 50% or more of the outstanding shares of our common stock, the board of directors may exchange the then outstanding rights in whole or in part, at an exchange ratio of one share of our common stock per right. The rights owned by the acquiring person will be deemed to be void. In the event we make a public announcement that a person or group has become an acquiring person, each holder of a right, other than rights beneficially owned by the acquiring person, will thereafter have the right to purchase from us upon exercise that number of shares of our common stock having a market value equal to two times the exercise price of the right.

At any time on or prior to the close of business on the earlier of: (i) 10 days following an event that causes a person to become an acquiring person (or a later date as may be determined by action of our board of directors and publicly announced by us prior to the 10th day following the acquiring person being named such) or (ii) the close of business on September 17, 2011, our board of directors may redeem all, but not less than all, of the then outstanding rights at a price of $.01 per right.

The terms of the rights and the Rights Agreement may be amended without the consent of the rights holders on or prior to the date on which the rights become exercisable. Thereafter, the terms of the rights and the Rights Agreement may be amended without the consent of the rights holders in order to cure any ambiguities or to make any changes which do not adversely affect the interests of the rights holders.

New York Anti-Takeover Statutes

We are subject to the business combination provisions of Section 912 of the New York Business Corporation Law (“NYBCL”). NYBCL Section 912(b) prohibits certain business combinations between a New York corporation and any “interested shareholder” (generally, the beneficial owner of 20% or more of the corporation’s voting shares) for five years following the time that the shareholder became an interested shareholder, unless the corporation’s board of directors approved the transaction prior to the interested shareholder becoming interested.

An “interested shareholder” is defined as any person (other than the corporation or a subsidiary of such corporation) that (i) is the beneficial owner of at least 20% of the corporation’s outstanding voting stock or (ii) is an affiliate or associate of such corporation and at any time within the five-year period immediately prior to the date in question was the beneficial owner of at least 20% of the then outstanding voting stock of such corporation.

The following transactions are included in the definition of “business combination” for purposes of Section 912:

1. any merger or consolidation of the corporation or any subsidiary of such corporation with an interested shareholder or its affiliate or associate;

2. any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an interested shareholder, its affiliate or its associate, of the corporation’s assets that comprise at least 10% of the market value of all of the corporation’s assets, outstanding stock, earning power or net income;

3. the issuance or transfer by the corporation (or its subsidiary) of any its stock, which has a market value of at least 5% of the market value of all the outstanding stock, to such interested shareholder, its affiliate or its associate, except pursuant to the exercise of warrants or rights to purchase stock offered, or a dividend or distribution paid or made pro rata to all shareholders;

4. the adoption of any proposal for liquidation or dissolution proposed by, or pursuant to any understanding with such interested shareholder, its affiliate or its associate;

5. any reclassification of securities, recapitalization, or merger or consolidation of the corporation with any of its subsidiaries pursuant to any understanding with an interested shareholder, its affiliate or its associate, which has the effect of increasing the interested shareholder’s proportion of ownership in such corporation; or

6. any receipt by such interested shareholder, its affiliate or its associate of the benefit of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by or through such corporation, except proportionately as a shareholder of such corporation.

U.S. FEDERAL INCOME TAX CONSEQUENCES

Warrants

Exercise.    No gain or loss will be recognized for Federal income tax purposes by holders of the warrants upon the exercise thereof in exchange for common stock (except to the extent of cash, if any, received in lieu of the issuance of fractional shares of common stock). A holder’s tax basis in the common stock will equal the sum of the tax basis in the warrants (if any) plus the exercise price paid on the exercise thereof. The holding period of the common stock received on the exercise of the warrants will not include the period during which the warrants were held by such holder. If any cash is received in lieu of fractional shares, the holder will recognize gain or loss, and the character and the amount of such gain or loss will be determined as if the holder had received such fractional shares and then immediately sold them for cash.

Sale of Warrants.    The sale of a warrant ordinarily will result in the recognition of gain or loss to the holder for federal income tax purposes in an amount equal to the different between the amount realized on such sale or exchange and the holder’s tax basis in the warrant. Such gain or loss will be capital gain or loss, provided the common stock would have been a capital asset in the hands of the warrant holder had the warrant been exercised, and will be long-term capital gain or loss with respect to warrants held for more than one year.

Similarly, gain or loss will generally be recognized upon a sale of the common stock received upon exercise of a Warrant in an amount equal to the difference between the amount realized on the transfer and the holder’s adjusted tax basis in the common stock. Such gain or loss will be capital gain or loss, provided the common stock is held as a capital asset, and will be long-term capital gain or loss with respect to common stock with a more than one-year holding period.

Lapse.    If the Warrants lapse without exercise, the holder will recognize a capital loss (assuming the sale or exchange of the Warrants by the holder would have given rise to capital gain or loss) equal to the holder’s tax basis in the Warrants (if any). Any such capital loss would be long-term if the holding period for the warrants exceeds one year.

Backup Withholding

The backup withholding rules require a payor to deduct and withhold a tax if (i) the payee fails to furnish a taxpayer identification number (“TIN”) to the payor, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) the payee has failed to report properly the receipt of “reportable payments” on several occasions and the IRS has notified the payor that withholding is required or (iv) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to withholding under Section 3406 of the Code. If any one of the events discussed above occurs, the Company, its paying agent or other withholding agent will be required to withhold a tax equal to 30% of any “reportable payment” made in connection with the warrants. A “reportable payment” includes, among other things, amounts paid through brokers in retirement of a warrant. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a refund or credit against such holder’s federal income tax, provided that the required information is furnished to the IRS. Certain holders (including, among others, corporations and certain tax-exempt organizations) are not subject to the backup withholding and information reporting requirements. A holder should consult his or its tax advisor as to his or its qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Reference is made to the provisions of Sections 721 through 726 of the New York Business Corporation Law (the “BCL”), which provides for indemnification of officers and directors in certain transactions. Article V of the Company’s Amended and Restated Bylaws (“Bylaws”) and Article XII of the Company’s Certificate of Incorporation provides for indemnification of directors and officers to the full extent permitted by the BCL, provided that no indemnification may be made to or on behalf of any officer or director if a judgment or other final adjudication adverse to the officer or director establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action being adjudicated, or that he personally gained a financial profit or other advantage to which he was not legally entitled.

The BCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding (other than a proceeding by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar position with another entity, against expenses (including attorneys’ fees), judgments, fines and settlements incurred by him in connection with the proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification under the BCL is limited in a proceeding by or in the right of the corporation to expenses (including attorneys’ fees) incurred in connection with the proceeding. In either case, no indemnification may be made if the indemnified person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and to the extent the court in which the proceeding was brought determines that the person is entitled to indemnity despite the adjudication of liability.

The BCL provides that the indemnity obligations of a corporation shall only arise if authorized by (i) a majority of a quorum of directors who are not a party to the proceeding, (ii) independent legal counsel to the corporation if a quorum of directors is not obtainable, (iii) independent legal counsel to the corporation if a quorum of directors is obtainable and the directors direct counsel to make the determination or (iv) the shareholders. The board of directors of the corporation may authorize expenses in connection with a proceeding to be paid in advance of the final disposition upon receipt of an undertaking by the person on whose behalf the expenses are to be paid to repay the expenses in the event he is not a entitled to indemnity. We also are authorized under our Bylaws to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers.

In addition to our indemnification obligations contained in our By-laws and Certificate of Incorporation, we have entered into an indemnification agreement with each of our directors and officers providing for the advancement or reimbursement by the Company of such person’s expenses, or other amounts paid in settlement of, or in defense of, any claim made or threatened to be made against such person arising by reason of the fact that such person is or was a director or officer of, or served at the request of, the Company. Provided, however, that no such indemnification shall be made if a judgment or final adjudication adverse to the person establishes that either (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty, and were material to the claim adjudicated or (ii) that he personally gained a financial profit or other advantage to which he was not legally entitled. If there is a change of control in the Company, then with respect to questions regarding indemnification, the

Company shall seek legal advice from an independent counsel selected by the indemnified person (and approved by the Company) who has not performed services for the Company for 10 years. The independent counsel will then render a written opinion as to whether and to what extent the person would be permitted to be indemnified under law.

The indemnification agreement also authorizes the Company to establish and fund a trust, for the benefit of a person to be indemnified in an amount sufficient to satisfy all expenses, including any and all judgments, fines, penalties and amounts paid in settlement of and all Claims relating to an Indemnifiable Event from time to time actually paid or claimed, reasonably anticipated or proposed to be paid. To the extent a person receives actual payment under any insurance policy, the Company is not required to make any duplicate payments.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Mellon Investor Services LLC., 55 Challenger Road, Overpeck Center Ridgefield Park, NJ 07660.

SHARES ELIGIBLE FOR FUTURE SALE

Our shares are not currently listed on NASDAQ. However, if our shares are relisted on NASDAQ we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the market could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

The number of shares of common stock to be outstanding upon completion of this offering (including all shares issued upon exercise of the warrants) is based on the number of shares outstanding as of April 18, 2003, and excludes:

•	2,043,671 shares of common stock issuable upon the exercise of outstanding stock options at a weighed average exercise price of $3.11 per share; and

•	1,065,000 warrants issued and outstanding.

Any shares issued upon exercise of the warrants will be freely tradable without restriction under the Securities Act, except that any shares held by our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act, may only be sold in compliance with the limitations described below.

Rule 144

In general, under Rule 144, as currently in effect, beginning 90 days after the effective date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell those shares. Persons who have owned shares of our common stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately 114,000 shares immediately after this offering; or

•	the average weekly trading volume of the common stock on the NASDAQ during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our “affiliates” at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, generally including the holding period of any prior owner other than an “affiliate,” is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.

PLAN OF DISTRIBUTION

We are registering 1,000,000 shares of our common stock issuable, otherwise than through underwriters, upon exercise of warrants. We anticipate we will receive $2.00 per share upon the exercise of the warrants. The warrants were issued to certain holders in connection with settlement of a shareholder class action lawsuit. The warrants are not exercisable until this Registration Statement is declared effective by the SEC. We will not receive any proceeds from the subsequent sale of the common stock, although we may receive up to $2,000,000 (less expenses) upon exercise if all the warrants are exercised by the warrant holders. We will bear all fees and expenses incident to registering the shares of common stock.

LEGAL MATTERS

The validity of the shares of common stock registered hereby will be passed upon by McDermott, Will and Emery, New York, New York.

EXPERTS

The consolidated financial statements as of August 3, 2002 and July 28, 2001, and for each of the three fiscal years in the period ended August 3, 2002, included in this prospectus and the related consolidated financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement (which reports express an unqualified opinion and include, respectively, an explanatory paragraph referring to the restatement of the consolidated statement of shareholders’ equity as of July 31, 1999, and an explanatory paragraph referring to the restatement of the financial information relating to fiscal years 2001 and 2000), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules and any amendments thereto) under the Securities Act of 1933 with respect to the shares being offered pursuant to this prospectus. This prospectus is part of this registration statement and does not contain all of the information set forth in the registration statement. Statements contained in this prospectus as to the content of any agreement or other document filed as an exhibit are not necessarily complete, and you should consult a copy of those contracts or other documents filed or incorporated by reference as exhibits to the registration statement. For further information regarding us, please read the registration statement and the exhibits and schedules therein.

You may read and copy the registration statement and its exhibits and schedules or other information on file at the SEC’s Public Reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating for to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can review our SEC filings and the registration statement by accessing the SEC’s internet site at http://www.sec.gov.

You should rely only on the information provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Del Global Technologies Corp.

Valhalla, New York

We have audited the accompanying consolidated balance sheets of Del Global Technologies Corp. and subsidiaries as of August 3, 2002 and July 28, 2001, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three fiscal years in the period ended August 3, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Del Global Technologies Corp. and subsidiaries at August 3, 2002 and July 28, 2001, and the results of their operations and their cash flows for each of the three fiscal years in the period ended August 3, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 7 to the consolidated financial statements, the accompanying consolidated statement of shareholders’ equity as of July 31, 1999 has been restated.

/s/    DELOITTE & TOUCHE LLP

New York, New York

November 13, 2002 (April 25, 2003 as to Note 6)

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	August 3, 2002	July 28, 2001
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$895	$1,402
Marketable securities	45	379
Trade receivables (net of allowance for doubtful accounts of $1,127 and $607 for 2002 and 2001, respectively)	19,252	19,026
Inventory (net of allowance of $3,430 and $5,198 for 2002 and 2001, respectively)	20,956	27,528
Income tax receivable	3,992	—
Deferred income tax assets—current	2,590	4,643
Prepaid expenses and other current assets	1,644	391

Total current assets	49,374	53,369

NON-CURRENT ASSETS:
Refundable income taxes	148	3,829
Fixed assets, net	9,152	9,731
Deferred income tax assets—non-current	13,982	9,796
Goodwill, net	3,239	3,450
Other intangible assets, net	477	666
Other assets	1,325	817

Total non-current assets	28,323	28,289

TOTAL ASSETS	$77,697	$81,658

See notes to consolidated financial statements

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, except share data)

	August 3, 2002	July 28, 2001
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term credit facilities	$7,992	$12,950
Current portion of long-term debt	792	790
Accounts payable—trade	10,127	7,823
Accrued liabilities	11,252	8,825
Deferred compensation liability	207	228
Income taxes payable	356	484

Total current liabilities	30,726	31,100

NON-CURRENT LIABILITIES:
Long-term debt	5,114	4,703
Subordinated note	1,610	1,519
Other long-term liabilities	2,158	1,927

Total non-current liabilities	8,882	8,149

Total liabilities	39,608	39,249

COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST IN SUBSIDIARY	948	618

SHAREHOLDERS’ EQUITY:
Common stock—$.10 par value; authorized—20,000,000 shares; issued—10,976,081 shares at August 3, 2002 and 8,476,081 shares at July 28, 2001.	1,097	847

Additional paid-in capital	63,547	52,187
Obligation to issue shares and warrants	—	4,410
Accumulated other comprehensive loss	(229)	(391)
Accumulated deficit	(21,772)	(9,760)
Less common stock in treasury—628,566 shares at August 3, 2002 and July 28, 2001	(5,502)	(5,502)

Total shareholders’ equity	37,141	41,791

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$77,697	$81,658

See notes to consolidated financial statements

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, except per share amounts)

	Fiscal years Ended
	August 3, 2002	July 28, 2001	July 29, 2000
NET SALES	$98,132	$92,955	$79,590
COST OF SALES	78,553	74,091	64,888

GROSS MARGIN	19,579	18,864	14,702

Selling, general and administrative	21,697	17,253	15,313
Research and development	2,919	2,876	4,388
Litigation settlement costs	7,713	9,759	—
Facilities reorganization costs	1,292	822	—

Total operating expenses	33,621	30,710	19,701

OPERATING LOSS	(14,042)	(11,846)	(4,999)
Interest expense (net of interest income of $449, $164, and $84 in 2002, 2001 and 2000, respectively)	(1,198)	(1,308)	(750)
Other income	183	74	—

LOSS BEFORE INCOME TAX BENEFIT AND MINORITY INTEREST	(15,057)	(13,080)	(5,749)
INCOME TAX BENEFIT	(3,242)	(4,938)	(2,034)

LOSS BEFORE MINORITY INTEREST	(11,815)	(8,142)	(3,715)
MINORITY INTEREST	197	379	(77)

NET LOSS	$(12,012)	$(8,521)	(3,638)

NET LOSS PER BASIC AND DILUTED SHARE	$(1.38)	$(1.09)	$(0.47)

See notes to consolidated financial statements

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	Fiscal years Ended
	August 3, 2002	July 28, 2001	July 29, 2000
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(12,012)	$(8,521)	$(3,638)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	2,717	2,955	2,522
Deferred income tax benefit	(3,592)	(5,207)	(2,806)
Tax benefit from exercise of stock options and warrants	—	—	627
Loss on sale of fixed assets	—	9	45
Write-off of intangibles	—	—	706
Non cash facilities reorganization charge	—	499	—
Loss (gain) on sale of marketable securities and investment	40	(82)	(55)
Non cash litigation settlement costs	7,050	5,929	—
Non cash pension cost	—	22	(22)
Non cash compensation expense	—	249	—
Non cash contribution to profit sharing	—	—	50
Imputed interest—subordinated note	91	—	—
Minority interest	197	379	(77)
Stock based compensation expense	150	150	52
Changes in operating assets and liabilities:
Decrease (Increase) in trade receivables	1,079	(525)	522
Decrease in inventory	7,110	1,165	3,242
(Increase) Decrease in prepaid expenses and other current assets	(1,184)	835	(343)
(Increase) Decrease in other assets	(129)	(69)	1,033
Decrease (Increase) in income tax receivable	1,282	(488)	(1,527)
Increase (Decrease) in accounts payable—trade	1,558	(3,839)	406
Increase in accrued liabilities	2,087	2,274	541
(Decrease) Increase in deferred compensation liability	(21)	(1,349)	13
(Decrease) Increase in income taxes payable	(137)	142	(127)
(Decrease) Increase in other long-term liabilities	(18)	(332)	111

Net cash provided by (used in) operating activities	6,268	(5,804)	1,275

CASH FLOWS FROM INVESTING ACTIVITIES
Fixed assets purchases	(1,150)	(677)	(1,183)
Net proceeds from sale of marketable securities and investment	294	1,301	—
Acquisition of subsidiary, net of cash acquired	—	—	(284)

Net cash (used in) provided by investing activities	(856)	624	(1,467)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank borrowings	201	7,539	6,308
Repayment of bank borrowings	(5,848)	(1,734)	(5,043)
Stock repurchase	—	(108)	(1,164)
Capital contributions	—	—	107
Debt and other issuance costs	(338)	—	(150)
Proceeds from exercise of stock options	—	—	698

Net cash (used in) provided by financing activities	(5,985)	5,697	756

EFFECT OF EXCHANGE RATE CHANGES	66	(3)	3

CASH AND CASH EQUIVALENTS (DECREASE) INCREASE FOR THE YEAR	(507)	514	567
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR	1,402	888	321

CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR	$895	$1,402	$888

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$1,220	$1,229	$588
Cash paid during the period for income taxes	361	488	1,551

See notes to consolidated financial statements

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Dollars in Thousands)

	Common Stock Issued		Additional Paid-In Capital	Obligation to issue Shares & Warrants	Accumulated Other Comprehensive Loss	Retained Earnings (Accumulated Deficit)	Treasury Stock		Total
	Shares	Amount					Shares	Amount
BALANCE, JULY 31, 1999, AS ORIGINALLY REPORTED	8,278,646	$828	$50,799			$19,033	490,393	$(4,308)	$66,352
Prior period adjustment, net of income tax benefit of $9,861			(262)			(16,634)		(33)	(16,929)

BALANCE, JULY 31, 1999, AS RESTATED	8,278,646	828	50,537			2,399	490,393	(4,341)	49,423
Issuance of warrants			219						219
Exercise of stock options	273,444	27	671						698
Tax benefit related to exercise of stock options			627						627
Compensation cost of non-employee stock options and warrants issued			52						52
Contribution to profit sharing plan	5,861	1	49						50
Costs of registration statements			(16)						(16)
Shares repurchased							139,044	(1,164)	(1,164)
Comprehensive Loss:
Net Loss						(3,638)			(3,638)
Accumulated unfunded obligation for pension trust					$(22)				(22)
Foreign exchange					(167)				(167)

Total comprehensive loss									(3,827)

BALANCE, JULY 29, 2000	8,557,951	$856	$52,139		$(189)	$(1,239)	629,437	$(5,505)	$46,062

See notes to consolidated financial statement.

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Dollars in Thousands)

	Common Stock Issued		Additional Paid-In Capital	Obligation to issue Shares & Warrants	Accumulated Other Comprehensive Loss	Retained Earnings (Accumulated Deficit)	Treasury Stock		Total
	Shares	Amount					Shares	Amount
BALANCE, JULY 29, 2000	8,557,951	$856	$52,139		$(189)	$(1,239)	629,437	$(5,505)	$46,062
Shares and warrants to be issued for litigation settlement				$4,410					4,410
Shares repurchased							11,500	(108)	(108)
Compensation cost of non- employee stock options and warrants issued			150						150
Stock option exercise reversal	(81,870)	(9)	(102)				(12,371)	111	—
Comprehensive Loss:
Net Loss						(8,521)			(8,521)
Foreign exchange					(202)				(202)

Total comprehensive loss									(8,723)

BALANCE, JULY 28, 2001	8,476,081	847	52,187	4,410	(391)	(9,760)	628,566	(5,502)	41,791
Settlement of class action lawsuit:
Issuance of stock	2,500,000	250	9,500	(3,750)					6,000
Issuance of warrants			1,710	(660)					1,050
Compensation cost of non-employee stock options and warrants issued			150						150
Comprehensive Loss:
Net Loss						(12,012)			(12,012)
Accumulated unfunded obligation for pension trust					(423)				(423)
Foreign exchange					585				585

Total comprehensive loss									(11,850)

BALANCE, AUGUST 3, 2002	10,976,081	$1,097	$63,547	$—	$(229)	$(21,772)	628,566	$(5,502)	$37,141

See notes to consolidated financial statements.

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share data)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business Activities—Del Global Technologies Corp. (“Del”) together with its subsidiaries (collectively, the “Company”), is engaged in two major lines of business: Medical Systems Group and Power Conversion Group. The Medical Systems Group segment designs, manufactures and markets imaging and diagnostic systems consisting of stationary and portable x-ray imaging systems, radiographic/fluoroscopic systems, mammography systems and dental systems. The Power Conversion Group segment designs, manufactures and markets proprietary precision power conversion and noise suppression subsystems and products for medical as well as critical industrial applications.

Principles of Consolidation—The consolidated financial statements are prepared on the accrual basis of accounting, which conforms to accounting principles generally accepted in the United States of America, (“U.S. GAAP”) and include the accounts of Del and its subsidiaries. All material intercompany accounts and transactions have been eliminated.

Use of Estimates—The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated balance sheets as well as reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates underlying the accompanying consolidated financial statements include the allowance for doubtful accounts, allowance for obsolete and excess inventory, realizability of deferred income tax assets, recoverability of intangibles and other long-lived assets, and future obligations associated with the Company’s litigation.

Accounting Period—The Company’s fiscal year end is based on a 52/53-week cycle ending on the Saturday nearest to July 31. For the Villa Sistemi Medicali S.p.A (“Villa”) subsidiary, these financial statements include seven months of results in fiscal 2000, from the date of acquisition to July 31, 2000. The process of converting Italian statutory financial statements to U.S. GAAP added several days to Villa’s normal close and would delay the Company’s consolidated close, therefore; the Company has determined that starting in fiscal 2001, Villa’s reporting would be changed to a 1-month lag versus the Company’s 52/53 week fiscal year. Hence, Villa’s results are consolidated into Del based on a fiscal year that ends on June 30. As a result, the financial statements for fiscal 2001 include eleven months of Villa’s results, from August 2000 through and including June 2001, and twelve months in fiscal 2002 (See Note 13). The difference did not have a material impact on the consolidated financial statements.

Cash and Cash Equivalents—The Company considers highly liquid instruments readily convertible to known amounts of cash with original maturities of three months or less measured from their acquisition date to be cash equivalents.

Marketable Securities—The Company classifies all of its marketable securities as trading. Trading securities are carried at fair value, with the unrealized gains and losses reported as a component of income. Marketable securities are classified in the consolidated balance sheets as current assets. The cost of securities sold is based on the specific identification method.

Inventories—Inventories are stated at the lower of cost or market value. Cost is comprised of direct materials and, where applicable, direct labor costs and those overheads that have been incurred in transporting the inventories to their present location and condition. Engineering costs incurred to set up products to be manufactured for a customer purchase order are capitalized when the scope of the purchase order indicates that such costs are recoverable. Such costs are included in work-in-process inventory and amortized on a units shipped basis over the life of the customer order from the date of first shipment. Cost is calculated using the FIFO method. Market value represents the estimated selling price less all estimated costs to completion and costs to be incurred in marketing, selling and distribution.

Fixed Assets, Net—Fixed assets, net are stated at cost less accumulated depreciation and amortization. Replacements and major improvements are capitalized; maintenance and repairs are expensed as incurred. Gains or losses on asset dispositions are included in the determination of net income or loss. Depreciation is computed utilizing the straight-line method. The cost of leasehold improvements is amortized over the shorter of the useful life or the term of the lease.

Depreciable lives are generally as follows:

Description	Useful Lives

Buildings	25-33
Machinery and equipment	5-15
Furniture and fixtures	5-10
Transportation equipment	3-4
Computer and other equipment	3-7

Recoverability of Long-Lived Assets—The Company evaluates the carrying amounts of long-lived assets (including intangibles) to determine if events have occurred which would require modification to the carrying values. In evaluating carrying values of long-lived assets, the Company reviews certain indicators of potential impairment, such as undiscounted projected cash flows and business plans. In the event that impairment has occurred, the fair value of the related asset is determined and the Company records a charge to operations calculated by comparing the asset’s carrying value to the estimated fair value. The Company estimates fair value based on the best information available making whatever estimates, judgments and projections are considered necessary.

Deferred Financing Costs, Net—Financing costs, including fees, commission and legal expenses are capitalized and amortized on a straight line basis, which approximates the interest method, over the term or expected term of the relevant loan. Amortization of deferred financing costs is included in interest expense (income), net.

Goodwill, Net—Goodwill represents the excess of the cost of acquisitions over the fair value of the identifiable assets acquired and liabilities assumed. Goodwill is amortized on a straight-line basis over 15 to 25 years. Accumulated amortization for goodwill was $1,366 and $1,155 at August 3, 2002 and July 28, 2001, respectively.

Other Intangibles, Net—Other intangible assets are the Company’s distribution network and non-compete agreements acquired with the purchase of certain assets of a subsidiary. Intangibles are being amortized on a straight-line basis over their estimated useful lives, which range from 5 to 10 years. Accumulated amortization for other intangibles was $1,078 and $1,298 at August 3, 2002 and July 28, 2001, respectively. The cost of registering or renewing patents and trademarks are charged to the operations as incurred. In connection with the fiscal 2003 adoption of SFAS 142 the Company reviewed the useful life and classification of these assets and determined that they continue to be appropriate, and accordingly will continue to be amortized in future periods.

Revenue Recognition—The Company recognizes revenue upon shipment, provided there is persuasive evidence of an arrangement, there are no uncertainties concerning acceptance, the sales price is fixed, collection of the receivable is probable and only perfunctory obligations related to the arrangement need to be completed. The Company maintains a sales return allowance, based upon historical patterns, to cover estimated normal course of business returns, including defective or out of specification product. The Company’s products are covered primarily by one year warranty plans and in some cases optional extended warranties for up to five years are offered. The Company establishes allowances for warranties on an aggregate basis for specifically identified, as well as anticipated, warranty claims based on contractual terms, product conditions and actual warranty experience by product line. The Company recognizes service revenue when repairs or out of warranty repairs are completed. The Company has an FDA obligation to continue to provide repair service for certain medical systems for up to seven years past the warranty period. These repairs are billed to the customers at market rates.

Research and Development Costs—Research and development costs are recognized as an expense in the period in which they are incurred.

Income Taxes—Deferred income tax assets and liabilities represents the effects of the differences between the income tax basis and financial reporting basis of assets and liabilities at the tax rates expected at the time the deferred tax liability or asset is expected to be settled or realized. Management provides valuation allowances against the deferred tax asset for amounts which are not considered “more likely than not” to be realized.

Net Loss Per Share—Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the year. Options to purchase common stock have been excluded from the calculation of loss per share because their inclusion would be anti-dilutive.

Financial Instruments—The carrying amount of the Company’s financial instruments, which include cash equivalents, marketable securities, accounts receivable, short-term credit facilities, revolving credit facilities and accounts payable, approximates their fair value at August 3, 2002, and July 28, 2001.

Concentration of Credit Risk—Financial instruments which potentially subject the Company to concentrations of credit risk are cash equivalents, investments in marketable securities and trade receivables. With respect to accounts receivable, the Company limits its credit risk by performing ongoing credit evaluations and, when deemed necessary, requiring letters of credit, guarantees or collateral. Management does not believe significant risk exists in connection with the Company’s concentrations of credit at August 3, 2002.

Stock-Based Compensation—The Company accounts for stock based employee compensation arrangements in accordance with Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under APB 25, compensation expense is based on the difference, if any, between the fair value of the Company’s stock and the exercise price of the option. Options are generally granted at the fair market value at the date of grant. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force (“EITF”) Issue No. 96-18 Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instruments issued is the date on which the counter party’s performance is complete.

Recent Accounting Pronouncements—Effective July 30, 2000, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and its corresponding amendments under SFAS No. 138. SFAS 133 requires the Company to measure all derivatives, including certain derivatives embedded in other contracts, at fair value and to recognize them in the consolidated balance sheet as an asset or liability, depending on the Company’s rights or obligations under the applicable derivative contract. The adoption of SFAS 133 as of July 30, 2000 did not have an impact on the Company’s consolidated financial statements.

During July 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001. Additionally, this statement further clarifies the criteria for recognition of intangible assets separately from goodwill for all business combinations completed after June 30, 2001, as well as requiring additional disclosures for business combinations. SFAS No. 142 requires that goodwill no longer be subject to amortization over its estimated useful lives. Beginning on August 4, 2002, amortization of goodwill will no longer be permitted and the Company will be required to assess these assets for impairment annually, or more frequently if circumstances indicate a potential impairment. Furthermore, this statement provides specific guidance for testing goodwill for impairment. Transition-related impairment losses, if any, which result from the initial assessment of goodwill and certain intangible assets would be recognized by the Company as a cumulative effect of accounting change on August 4, 2002. The Company has not yet determined the impact, if any, that the adoption of this statement will have on its consolidated financial statements. Amortization expense for goodwill was $211, $234 and $221 for fiscal years 2002, 2001 and 2000, respectively.

SFAS No. 143, Accounting for Asset Retirement Obligations, was issued in June 2001. This statement addresses financial accounting and reporting for the obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company has not yet determined the impact, if any, that the adoption of this statement will have on its consolidated financial statements.

SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, was issued in October 2001. SFAS No. 144 replaces SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 144 requires that long-lived assets whose carrying amount is not recoverable from its undiscounted cash flows be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable or include amounts for operating losses that have not yet occurred. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and are to be applied prospectively. There will be no significant impact on the consolidated financial statements upon the adoption of this statement.

SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections was issued in April 2002. This pronouncement rescinded SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, SFAS No. 64, Extinguishments of Debt to Satisfy Sinking-Fund Requirements, and SFAS No. 44, Accounting for Intangible Assets of Motor Carriers, and changed the accounting treatment for capital lease modifications by amending SFAS No. 13, Accounting for Leases. This pronouncement also amends the existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. There will be no significant impact on the consolidated financial statements upon the adoption of this statement.

SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, was issued in June 2002. SFAS No. 146 revises the accounting and reporting for costs associated with exit or disposal activities to be recognized when a liability for such cost is incurred rather than when an entity commits to an exit plan. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. SFAS No. 146 does not impact previously recorded liabilities and, therefore, the initial adoption of this standard will not have a material effect on the Company’s consolidated financial statements.

Reclassifications—Certain prior year’s amounts have been reclassified to conform to the current year presentation.

2. INVENTORY

Inventory consists of the following:

	August 3, 2002	July 28, 2001
Raw materials and purchased parts	$12,980	$13,671
Work-in-process	7,084	15,069
Finished goods	4,322	3,986

	24,386	32,726
Less: allowance for obsolete and excess inventory	(3,430)	(5,198)

Total inventory, net	$20,956	$27,528

The Company has pledged all of its inventories in the U.S. having a carrying amount of approximately $14,530 and $20,400 at August 3, 2002 and July 28, 2001, respectively, to secure its credit facility with its lender.

3. FIXED ASSETS

Fixed assets consist of the following:

	August 3, 2002	July 28, 2001
Land	$694	$694
Buildings	5,255	4,832
Machinery and equipment	13,954	13,620
Furniture and fixtures	1,522	1,379
Leasehold improvements	1,686	1,408
Transportation equipment	44	19
Computers and other equipment	3,798	3,245

	26,953	25,197
Less accumulated depreciation and amortization	(17,801)	(15,466)

Fixed assets, net	$9,152	$9,731

The Company has pledged all of its machinery and equipment in the U.S. having a carrying amount of approximately $5,089 and $6,284 at August 3, 2002 and July 28, 2001, respectively, to secure its credit facility with its lender.

Depreciation expense for fiscal 2002, 2001, and 2000 was $2,289, $2,392, and $1,910, respectively.

4. SHORT-TERM CREDIT FACILITIES AND LONG-TERM DEBT

Short-term credit facilities are summarized as follows:

	August 3, 2002	July 28, 2001
Revolving lines of credit:
Domestic	$6,943	$8,500
Foreign	1,049	4,450

	$7,992	$12,950

As a result of the delay in issuing the July 29, 2000 financial statements, the Company was not in compliance with the terms of its previous U.S. credit agreement, and the amounts outstanding under such agreement ($8,500 at July 28, 2001), were callable by the lender. Because of the continued non-compliance with the terms of the agreement, the Company negotiated a Forbearance Agreement with the lender in June 2001. The Forbearance Agreement provided that the lender would forbear from instituting any remedies under the credit agreement for the period of the Forbearance Agreement. In exchange for this forbearance, the Company paid the lender $180 during fiscal 2002.

In June 2002, the Company completed a new working capital facility with a replacement lender. This new credit facility is for $10 million, and for a term of 3 years.

Interest under the U.S. credit facility is at prime, or at the Company’s option, at a rate tied to LIBOR. The interest rate on the revolving line of credit is at prime plus 0.75%, which was 5.5% and 7.0% at August 3, 2002 and July 28, 2001, respectively. The new credit facility is subject to commitment fees of 3/8% on the daily-unused portion of the facility, payable monthly. Management believes that its debt obligations are stated at fair value, because the interest rates on its credit lines are indexed with either the Prime Rate or LIBOR.

The Company granted a security interest to the lender on its U.S. credit facility in substantially all of its accounts receivable, intellectual property, fixed assets, and inventory. The Company incurred $338 in legal and other fees associated with obtaining this new credit facility. These costs were recorded as deferred charges, and since the Company anticipates that it will replace this credit facility prior to maturity, these costs are being amortized over a two year period.

Under the terms of the new credit facility, the Company is required to comply with various operational and financial covenants, as defined, including (i) minimum earnings levels as defined, (ii) fixed charge coverage ratio, (iii) debt to earnings ratio and (iv) minimum tangible net worth. In addition, the facility places limitations on the Company’s ability to make capital expenditures and to pay dividends.

The Company was not in compliance with certain financial covenants in its new credit facility for the quarter ended August 3, 2002. The Company obtained a waiver of the violations through November 20, 2002. As a condition of the waiver, and until the financial covenants contained in the credit agreement are amended, the Company has agreed to a reduction of $1,500 availability under the credit facility.

The Company expects to be able to negotiate amended covenants of its credit facility that will be achievable based on its revised financial plan for fiscal 2003.

In addition to the credit facilities at the U.S. subsidiaries discussed above, the Company’s Italian subsidiary has certain short-term credit facilities, with interest rates ranging from 6% to 11.8%.

The total amount outstanding on the short-term credit facilities at August 3, 2002 and July 28, 2001 was $1,049 and $4,450, respectively.

Long-Term Debt—Long-term debt was comprised of the following:

	August 3, 2002	July 28, 2001	Interest Rate
Italian subsidiary’s total long-term debt:
Capital lease obligation	$2,736	$2,430	3.5%
Medium-term credit facilities with commercial institutions:
variable rate	1,273	1,316	Euribor + 1.0%
fixed rate	—	128	5.7%
Italian Government long-term loans	1,659	1,381	3.4%

	5,668	5,255
U.S. subsidiary long-term debt	238	238	12%

	5,906	5,493
Less: current portion	(792)	(790)

Long-term debt	$5,114	$4,703

The variable interest rate at August 3, 2002 and July 28, 2001 on the medium-term credit facility, based on the formula Euribor + 1%, amounts to 4.4% and 5.4%, respectively.

The principal of medium-term credit facility at a variable interest rate is payable on a semi-annual basis, interest payments are due on a quarterly basis. Payments are due from September 2002 until March 2007. The outstanding balance for the medium-term credit facility at a fixed rate was due on September 2001, which represents the last payment. Payments relating to the two Italian Government long-term loans are due annually from February 2003 until February 2010 and from September 2003 until September 2010, respectively.

The U.S. subsidiary long-term debt is payable annually, with the last payment due November 2001. The Company did not pay this debt due to a dispute, which was resolved subsequent to year end. See Note 14 Subsequent Events.

Subordinated Note—In connection with the settlement reached on January 29, 2002 with the plaintiffs in the class action litigation, the Company recorded the present value at 12% of a $2,000 subordinated note that was issued in April 2002. The subordinated note does not pay interest currently, but accrues interest at 6% per annum and was recorded at issuance at a discounted present value of $1,519. The balance at August 3, 2002 was $1,610.

The Company is obligated to make principal payments under its long-term debt and subordinated note (“Debt”) and capital lease as follows:

Fiscal Year Ending	Debt	Capital Lease	Total
2003	$688	$285
2004	435	300
2005	441	300
2006	448	326
2007	454	405
2008 and beyond	2,314	1,520
Purchase option	—	764

Total payments	4,780	3,900
Less imputed interest	—	(1,164)

Total	$4,780	$2,736	$7,516

5. EMPLOYEE BENEFITS

The Company has employee benefit Plans for eligible employees. The Profit Sharing Plan provides for contributions as determined by the Board of Directors. The contributions can be paid to the Plan in cash or common stock of the Company. No contribution was authorized for fiscal year ended 2002 or 2001, but $100 was contributed for fiscal 2000. The Plan also incorporates a 401(k) Retirement Plan that is available to substantially all employees, allowing them to defer a portion of their salary.

The Company also has a defined benefit Plan, which was frozen effective February 1, 1986. As of August 3, 2002, the Company has a minimum liability and corresponding debit in other comprehensive income to account for the unfunded status of its defined benefit plan, in accordance with SFAS No. 87. In accordance with SFAS No. 88, at the time of final settlement of the pension plan, the Company will recognize an expense to the statement of operations for the amount of such debit to other comprehensive income, adjusted for the difference between the cost to buy the annuities necessary to settle the pension obligation and the amount of the recorded net liability. The Company expects to settle this plan by the end of calendar year 2003, at which point it expects to recognize a related charge of approximately $500. At time of settlement, the Company estimates the cash disbursement to purchase the annuity will be approximately $200.

6. SEGMENT REPORTING

The Company has three reportable segments; the Medical Systems Group, the Power Conversion Group and Other. The segment Other includes unallocated corporate costs and litigation settlement costs. For each fiscal year presented herein, corporate costs (which include certain shared services) were allocated to domestic subsidiaries on the basis of a percentage of each unit’s annual sales. Corporate costs were allocated at a fixed dollar amount to the international subsidiary based upon an intercompany management services agreement. The percentages and the dollar amounts used to allocate actual corporate costs are based on management’s estimate of the benefits received by each operating segment from corporate activities and shared services. For the fiscal year ended July 29, 2000, all Corporate costs were allocated to other reportable segments and no litigation settlement costs were incurred.

Operating segments are defined as components of an enterprise, about which separate financial information is available, that is evaluated regularly by the chief decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision making group is comprised of the Chief Executive Officer and the senior executives of the Company’s operating segments. The Company evaluates its operating segments based on operating income or loss.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Revenues are attributable to geographic areas based on the location of the customers.

On November 1, 2002, the Company changed its presentation of the segments from two to three and according to the provisions of SFAS No. 131, it has restated the corresponding information for earlier periods, as presented below.

Selected financial data of these segments are as follows:

Fiscal Year Ended August 3, 2002	Medical Systems Group	Power Conversion Group	Other	Total
Net sales to external customers	$54,615	$43,517	$—	$98,132
Cost of sales	42,111	36,442	—	78,553

Gross Margin	12,504	7,075	—	19,579
Selling, general and administrative	8,502	8,801	4,394	21,697
Research and development	1,407	1,512	—	2,919
Litigation settlement costs	—	50	7,663	7,713
Facilities reorganization costs	—	1,292	—	1,292

Total operating expenses	9,909	11,655	12,057	33,621

Operating income / (loss)	$2,595	$(4,580)	$(12,057)	(14,042)

Interest expense				(1,198)
Other income				183

Loss before income tax benefits and minority interest				$(15,057)

Depreciation	$657	$1,632	$—	$2,289
Amortization	276	152	—	428
Segment Assets	32,038	24,946	20,713	77,697
Expenditures for segment assets	574	576	—	1,150

Inter-segment sales were $359 for fiscal year ended August 3, 2002. Segment assets of $21,565 are located in Italy.

Fiscal Year Ended July 28, 2001	Medical Systems Group	Power Conversion Group	Other	Total
Net sales to external customers	$46,528	$46,427	$—	$92,955
Cost of sales	37,234	36,857	—	74,091

Gross Margin	9,294	9,570	—	18,864
Selling, general and administrative	7,334	9,097	822	17,253
Research and development	1,552	1,324	—	2,876
Litigation settlement costs	—	—	9,759	9,759
Facilities reorganization costs	52	770	—	822

Total operating expenses	8,938	11,191	10,581	30,710

Operating income / (loss)	$356	$(1,621)	$(10,581)	(11,846)

Interest expense				(1,308)
Other income				(74)

Loss before income tax benefit and minority interest				$(13,080)

Depreciation	$568	$1,824	$—	$2,392
Amortization	256	307	—	563
Segment Assets	30,603	32,786	18,269	81,658
Expenditures for segment assets	485	192	—	677

Inter-segment sales were $33 for fiscal year ended July 28, 2001. Segment assets of $19,502 are located in Italy.

Fiscal Year Ended July 29, 2000	Medical Systems Group	Power Conversion Group	Other	Total
Net sales to external customers	$39,125	$40,465	$—	$79,590
Cost of sales	36,532	28,356	—	64,888

Gross Margin	2,593	12,109	—	14,702
Selling, general and administrative	4,830	10,483	—	15,313
Research and development	2,305	2,083	—	4,388

Total operating expenses	7,135	12,566	—	19,701

Operating loss	$(4,542)	$(457)	$—	(4,999)

Interest expense				(750)
Other income				—

Loss before income tax benefit and minority interest				$(5,749)

Depreciation	$361	$1,549	$—	$1,910
Amortization	272	340	—	612
Segment Assets	31,953	38,470	12,381	82,804
Expenditures for segment assets	347	836		1,183

Inter-segment sales were $182 for fiscal year ended July 29, 2000. Segment assets of $16,983 are located in Italy.

Fiscal 2000 includes only 7 months of Villa Sistemi Medicali in the Medical Systems Group segment due to its acquisition in December 1999.

Major Customers and Export Sales—During fiscal years ended 2002, 2001 and 2000, no one customer accounted for more than 10% of the Company’s consolidated net sales.

Export sales were 34%, 26% and 20% of the Company’s consolidated net sales in fiscal years ended August 3, 2002, July 28, 2001 and July 29, 2000, respectively. Net sales by geographic areas were:

	August 3, 2002		July 28, 2001		July 29, 2000
United States / Canada	$64,194	66%	$69,028	74%	$63,653	80%
Europe	20,723	21%	17,900	19%	10,119	13%
Far East	5,747	6%	2,765	3%	1,727	2%
Mexico, Central and South America	3,392	3%	1,444	2%	1,829	2%
Africa, Middle East and Australia	4,076	4%	1,818	2%	2,262	3%

	$98,132	100%	$92,955	100%	$79,590	100%

7. SHAREHOLDERS’ EQUITY

Prior Period Adjustments—The accompanying consolidated statements of shareholders’ equity include the impact of the restatement of prior years’ consolidated financial statements to correct several errors in the financial statements of those prior years. These adjustments relate to improper sales cut-off, inventory obsolescence, fixed assets lives, application of percentage of completion accounting, deferral of certain costs, over capitalization of engineering costs and material handling costs in both inventory and internally constructed fixed assets and accounting for treasury stock. The adjustments had the effect of reducing shareholders’ equity in the amount of $16,929, net of income tax benefit of $9,861.

Obligation to issue Shares and Warrants—The Company’s Obligation to issue shares and warrants included in the shareholders’ equity section at July 28, 2001, reflect the terms of the settlement reached in July 2001 in connection with a class action complaint brought by shareholders against the Company and other parties. As a result of the settlement, the Company was obligated to issue subordinated notes, shares and warrants to certain shareholders. The equity portion of the settlement totaled $4,410 and appears as “Obligation to issue Shares and Warrants” in the consolidated balance sheets and consolidated statements of shareholders’ equity. Common shares were valued at $3,750 and warrants at $660 at July 28, 2001. These shares and warrants were revalued at January 29, 2002 when final court approval was obtained, with the resulting increase in value of $7,050. Common shares were valued at $9,750 and warrants at $1,710.

Comprehensive Income (Loss)—The components of comprehensive income (loss) are as follows:

	Foreign currency translation gains/(losses)	Accumulated unfunded obligation for pension trust	Total
Balance as of July 31, 1999	$—	$—	$—
Net change	(167)	(22)	(189)

Balance as of July 29, 2000	(167)	(22)	(189)
Net change	(202)	—	(202)

Balance July 28, 2001	(369)	(22)	(391)
Net change	585	(423)	162

Balance August 3, 2002	$216	$(445)	$(229)

Stock Buy-Back Program—In September 2000, the Board of Directors approved an additional repurchase of $3,000 of the Company’s common stock bringing the total authorized to $7,500. During the fiscal years ended August 3, 2002 and July 28, 2001, the Company repurchased 0 and 11,500 shares for $0 and $108, respectively. As of August 3, 2002, the Company had 489,806 shares purchased for $4,502 under this Stock Buy-Back Program. Of the total purchases, 189,200 of these shares were repurchased from the Company’s former Chief Executive Officer for $1,851.

Stock Option Plan and Warrants—The Company has a stock option plan under which a total of 3,874,293 options to purchase common stock may be granted. Substantially, all of the options granted under this Plan provide for graded vesting and vest generally at a rate of 25% per year beginning one year from the date of grant, expiring ten to fifteen years from the date they are granted. The option price per share is determined by the Board of Directors, but cannot be less than 85 percent of fair market value of a share at the date of grant. All options to date have been granted at the fair market value of the Company’s stock at the date of grant. No options can be granted under this plan subsequent to December 31, 2009.

The Company granted a total of 165,000 options during the fiscal 2002; 50,000 in August 2001 at a price of $1.15, 105,000 in October 2001 at $1.80 and 10,000 in January 2002 at $2.62. Corporate Officers received 155,000 of these options, while employees received 10,000. No options were exercised during the fiscal year ended August 3, 2002.

The Company has granted a total of 936,870 options during the fiscal 2001; 50,000 in July and September at prices ranging from $8.63 to $9.13, 81,870 in December at $1.36 and 805,000 granted in April 2001 at $1.00 per share. Newly appointed Corporate officers received 310,000 options while various employees, directors and consultants received 626,870. No options were exercised during the fiscal year ended July 28, 2001.

The Company has granted a total of 310,800 options during fiscal 2000; 219,800 in October 1999 at $7.50, 51,000 in December 1999 at $7.94 and 40,000 in smaller grants throughout the year in prices ranging from $7.63 to $8.94. Corporate officers and directors received 112,000 of these options, while employees received 198,800.

In December 2000, the Company’s Board of Directors approved the rescission of 81,870 shares previously exercised by one of its members. The transaction has been reflected in the consolidated statements of shareholders’ equity. Shares originally used to exercise the option recorded as treasury have also been adjusted and reflected in the consolidated statements of shareholders’ equity. The Company recorded an expense in connection with the rescission and deferred tax assets were adjusted accordingly for the previous tax benefit recognized.

In December 2000, the Board of Directors approved an extension of time to exercise for all stock option holders. The extension covers all options which would have expired during the period from the stock de-listing date up to the date that the shares finally become re-listed. This extension will allow stock option holders a period of six months from the date of re-listing to exercise vested options which may have expired without the extension.

Option Activity

The following stock option information is as of:

	August 3, 2002		July 28, 2001		July 29, 2000
	Shares Outstanding	Weighted Average Exercise Price	Shares Outstanding	Weighted Average Exercise Price	Shares Outstanding	Weighted Average Exercise Price
Granted and outstanding, beginning of year	1,825,055	$3.62	1,503,683	$5.88	1,479,717	$5.03
Granted	165,000	1.65	936,870	1.46	310,800	7.62
Exercised	—		—		(273,444)	3.12
Cancelled and forfeited	—		(615,498)	6.13	(13,390)	8.09

Outstanding at end of year	1,990,055	3.45	1,825,055	3.62	1,503,683	5.88

Exercisable at end of year	1,471,779	3.81	1,064,935	4.21	1,001,673	5.34

As of August 3, 2002 the distribution of stock option exercise prices is as follows:

	Options Outstanding			Options Exercisable
Exercise Price Range	Number of Option Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Shares Exercisable	Weighted Average Exercise Price
$1.00–2.62	1,206,073	$1.22	7.3	796,072	$1.31
$4.28–$6.18	315,675	5.10	5.9	315,675	5.10
$7.00–8.25	338,598	7.62	11.3	248,448	7.64
$8.56–$10.00	129,709	9.36	11.2	111,584	9.44

	1,990,055	$3.45		1,471,779	$3.81

At August 3, 2002 and July 28, 2001 there were outstanding warrants of 1,065,000 and 65,000 respectively. Of these warrants 1,000,000 were granted to the Company’s shareholders as part of litigation settlement in fiscal 2002, 50,000 were granted to the former majority shareholder of Villa Sistemi Medicali S.p.A (“Villa”) in connection with the acquisition of Villa and 15,000 were granted to consultants for services rendered.

As of August 3, 2002 the distribution of warrants is as follows:

Exercise Price	Number of Warrants	Expiration Date
$7.94	50,000	December 2005
$7.69	15,000	October 2004
$2.00	1,000,000	March 2008

	1,065,000

An expense has been recognized for the fair value of options and warrants granted to such non-employees in the amounts of $150, $150 and $52 for fiscal years ended 2002, 2001, and 2000, respectively. An expense of $1,050 and $660 has been recognized during the fiscal years ended 2002 and 2001 respectively as litigation settlement cost for the fair value of warrants granted to the Company’s shareholders as part of the litigation settlement.

The Company follows the provisions of APB 25 to account for its stock option plan. The fair value of the options were determined on the date of grant using a Black-Scholes option pricing model. These options were valued based on the following assumptions: an estimated life of seven years, volatility ranging from 40% to 90%, risk free interest rate from 5% to 6.8%, and no dividend yield.

Had compensation cost for the Company’s stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the methods recommended by SFAS No. 123, the Company’s net loss and net loss per share for the fiscal years ended August 3, 2002, July 28, 2001, and July 29, 2000 would have been stated at the pro forma amounts indicated below:

		For fiscal years ended
		August 3, 2002	July 28, 2001	July 29, 2000
Net loss:	As reported	$(12,012)	$(8,521)	$(3,638)
	Pro forma	$(12,550)	$(9,127)	$(4,411)
Basic and diluted loss per share	As reported	$(1.38)	$(1.09)	$(0.47)
	Pro forma	$(1.45)	$(1.16)	$(0.56)
Weighted average number of shares outstanding		8,680,848	7,847,515	7,810,500

8. LOSS PER SHARE

	For fiscal years ended
	August 3, 2002	July 28, 2001	July 29, 2000
Numerator:
Net loss	$(12,012)	$(8,521)	$(3,638)
Denominator:
Denominator for basic loss per share:
Weighted average shares outstanding	8,680,848	7,847,515	7,810,500
Effect of dilutive securities	—	—	—

Denominator for diluted loss per share	8,680,848	7,847,515	7,810,500

Loss per basic and diluted common share	$(1.38)	$(1.09)	$(0.47)

Common shares outstanding for the years ended August 3, 2002, July 28, 2001 and July 29, 2000 were reduced by 628,566, 628,566 and 629,437 shares of treasury stock, respectively.

The computation of diluted shares outstanding does not include weighted average 634,734, 218,503, and 360,756 for employee stock options and 456,374, 0, and 14,051 warrants to purchase company common stock for fiscal years 2002, 2001 and 2000, respectively, since the effect of their assumed conversion would be anti-dilutive.

9. INCOME TAXES

The Company’s consolidated loss before income tax benefit and minority interest for fiscal years 2002, 2001 and 2000 of $15,057, $13,080, and $5,749, respectively, reflects a U.S. pre-tax loss of $17,645, $14,565, and $4,970, respectively, offset by foreign pre-tax net income of $2,588, and $1,485 for fiscal years 2002 and 2001, respectively, and a foreign pre-tax loss of $779 for fiscal 2000.

Benefit for income taxes consists of the following:

	For fiscal years ended
	August 3, 2002	July 28, 2001	July 29, 2000
Current Tax Expense:
Foreign	$550	$269	$—
Deferred (Benefit):
Federal	(4,303)	(4,325)	(1,407)
State and local	(259)	(798)	(594)
Foreign	770	(84)	(33)

Net Benefit	$(3,242)	$(4,938)	$(2,034)

The following is a reconciliation of the statutory Federal and effective income tax rates:

	For fiscal years ended
	August 3, 2002	July 28, 2001	July 29, 2000
Statutory Federal Income Tax Rate (Benefit)	(34.0)%	(34.0)%	(34.0)%
State Tax (Benefit), less Federal tax effect	(4.7)%	(4.0)%	(6.1)%
Foreign	2.9%	1.4%	(1.5)%
IRS Audit Adjustments	12.7%	—	4.1%
Other	1.6%	(1.5)%	1.5%

Effective tax benefit rate	(21.5)%	(38.1)%	(36.0)%

Deferred income tax assets (liabilities) are comprised of the following:

	August 3, 2002	July 28, 2001
Deferred income tax assets:
Federal net operating loss carryforward	$10,679	$6,129
Foreign deferred tax assets	702	1,774
Litigation settlement costs	—	2,229
State tax credits and operating loss carryforward	2,317	2,235
Federal R&D tax credits	—	604
Reserve for inventory obsolescence	900	1,902
Allowances and reserves not currently deductible	1,475	735
Amortization	445	454
Defined benefit pension	71	57

Gross deferred income tax assets	16,589	16,119
Less valuation allowance	—	(955)

Deferred income tax assets	16,589	15,164

Deferred income tax liabilities:
Federal effect of state tax credits	—	(336)
Depreciation	—	(355)
Inventory	—	(34)
Other	(17)	—

Gross deferred income tax liabilities	(17)	(725)

Net deferred income tax assets	$16,572	$14,439

Deferred income tax assets are recorded in the consolidated balance sheets as follows:

	August 3, 2002	July 28, 2001
Deferred tax assets—current	$2,590	$4,643
Deferred tax assets—non-current	13,982	9,796

	$16,572	$14,439

For the year ended July 28, 2001, a valuation allowance has been recorded for New York State tax credits and for foreign subsidiary net operating loss carryforwards not expected to be realized before expiring. The portion of the valuation allowance attributable to the foreign subsidiary net operating loss carryforwards decreased from $297 at 2001 to $0 at 2002. The portion of the allowance attributable to New York State tax credits ($658) is no longer necessary as the Company has determined that these credits will not be utilized, and therefore, these credits have been written off.

In fiscal 2000, based on our foreign subsidiary’s operating results for the seven months since its acquisition, management had doubts about the utilization of net operating loss carryforwards at that subsidiary. In fiscal 2001, the Company determined that it was more likely than not that its foreign subsidiary would utilize its net operating loss carryforwards. As a result, the Company reduced the valuation allowance by approximately $2,600 in fiscal 2001.

At August 3, 2002, for income tax purposes, the Company had Federal net operating loss carryforwards of approximately $31,408, state net operating loss carryforwards of $27,497, which will expire in 2020 through 2022.

For foreign tax purposes, the Company’s Italian subsidiary has net operating loss carryforwards of approximately $315, which will expire in 2004.

Refundable income taxes are $148 and $3,829 at August 3, 2002 and July 28, 2001, respectively, which represent refunds that are expected from federal and state government agencies when the applicable amended tax returns are filed for the fiscal years 1997, 1998, 1999 and 2000, as well as tax returns for fiscal 2001.

At August 3, 2002 the Company has an income tax receivable of $3,992, which represents refunds claimed on amended tax returns filed with the federal government for fiscal years ended 1997, 1998, 1999, 2000 and 2001. As of November 1, 2002, the Company has received $3,105 of this refund.

10. COMMITMENTS AND CONTINGENCIES

a.	Securities and Exchange Commission (“SEC”) Investigation—On December 11, 2000, the Division of Enforcement of the SEC issued a formal Order Directing Private Investigation, designating SEC officers to take testimony and requiring the production of certain documents, in connection with matters giving rise to the need to restate the Company’s previously issued financial statements. The Company has provided numerous documents to and continues to cooperate fully with the SEC staff.

The Company has reached an agreement in principle with the staff of the SEC to settle the SEC’s claims against the Company for a settlement that will include a penalty of up to $400, and an injunction against future violations of the antifraud, periodic reporting, books and records and internal accounting control provisions of the federal securities law. The proposed settlement may be subject to, amongst other things, a future restatement of historical financial statements for the Company, or other material adjustments. However, management is not aware of any restatements or adjustments required with respect to financial statements filed with this fiscal 2002 Form 10-K. In addition, the proposed settlement will require the approval by the Commission and by the Court. We can give no assurance that this settlement will be approved by either the Commission or the Court.

Although the Company has not reached a binding agreement with the SEC on this settlement proposal, management believes that this agreement in principal is a reasonable basis on which it can now estimate the financial impact of this SEC investigation. As a result, the Company has recorded a charge of $685 in the fourth quarter of fiscal 2002 related to this agreement in principal with the SEC staff, which includes associated legal costs.

b.	Department of Defense Investigation—On March 8, 2002, RFI Corporation, a subsidiary of the Company and part of the Power Conversion Group segment, was served with a subpoena by the U.S. Attorney Eastern District of New York in connection with an investigation by the U.S. Department of Defense (“DoD”). RFI supplies noise suppression filters for communications and defense applications. The Company is fully cooperating with this investigation, and has retained special counsel to represent the Company on this matter. Management of the Company cannot predict the duration of such investigation or its potential outcome.

c.	ERISA Matters—During the year ended July 28, 2001, management of the Company concluded that violations of the Employee Retirement Income Security Act, (“ERISA”) existed relating to a defined benefit Plan for which accrual of benefits had been frozen as of February 1, 1986. The violations related to excess concentrations of the Common Stock of the Company in the Plan assets. In July 2001, management of the Company decided to terminate this Plan, subject to having available funds to finance the plan in accordance with rules and regulations relating to terminating pension plans. This plan has not been terminated yet, but the Company expects to start the process of terminating this plan in fiscal 2003.

d.	Employment Matters—The Company had an employment agreement with the former Chief Executive Officer through July 2005. The agreement provided a minimum base salary, deferred compensation and bonuses, as defined. The Company accrued deferred compensation at a rate of 5% of pretax income with a minimum of $100 and a maximum of $125.

In the third quarter of fiscal 2001, the employment of the former Chief Executive Officer was terminated. The Company filed a lawsuit against the former Chief Executive Officer in the United States District Court, Southern District of New York, alleging fraudulent and other wrongful acts, including securities law violations, fraudulent accounting practices, breaches of fiduciary duties, insider trading violations and corporate mismanagement. The complaint seeks damages in excess of $15 million.

The former Chief Executive Officer has answered the Company’s complaint, and has counterclaimed for damages based on the termination of his employment by the Company. The former CEO also brought third party claims against certain directors and officers, which were dismissed on October 18, 2002. The former CEO is seeking damages in excess of $500. The Company intends to pursue vigorously its claims against the former Chief Executive Officer and believes it has meritorious defenses to the counterclaims. However, due to the former CEO’s financial condition, and competing claims and or fines and penalties that may be imposed, there can be no assurance that the Company will ever recover any damages from the former CEO.

The Company has entered into an employment agreement with its new Chief Executive Officer for the period July 2001 to April 2004. The terms of this agreement provide base salary, bonuses and deferred compensation. The new Chief Executive Officer may earn a bonus, which may be based on a percentage of his base salary, if certain performance goals established by the board are achieved. The new Chief Executive Officer’s agreement provides that the new Chief Executive Officer will have the option to defer a portion of his bonus. In addition, the new Chief Executive Officer’s employment agreement provides for certain payments in the event of death, disability or change in the control of the Company.

e.	Indemnification Legal Expenses—In connection with the Company’s previously reported accounting irregularities and the related shareholder litigation and governmental enforcement actions, during fiscal 2002, the Company spent approximately $209 in the advancement of legal expenses for those directors, officers and employees that are indemnified by the Company. During the first quarter of fiscal 2003, management estimates that the Company has incurred additional expenses of this nature of approximately $100. Management is unable to estimate at this time the amount of legal fees that the Company may have to pay in the future related to these matters. Further, there can be no assurance that those to whom we have been advancing expenses will have the financial means to repay the Company pursuant to undertaking agreements that they executed, if it is later determined that such individuals were not entitled to be indemnified.

f.	Lease Commitments—The Company leases facilities for its corporate offices and manufacturing operations with expiration dates ranging from 2003 through 2007. In addition, the Company has various auto leases accounted for as operating leases. The future minimum annual lease commitments as of August 3, 2002 are as follows:

Fiscal Year	Amount
2003	$1,089
2004	675
2005	516
2006	333
2007	65

Total	$2,678

Rent expense for fiscal 2002, 2001, and 2000 was $1,412, $1,241, and $1,456, respectively.

g.	Other Legal Matters—The Company is a defendant in several other legal actions arising from normal course of business. Management believes the Company has meritorious defenses to such actions and that the outcomes will not be material to the Company’s consolidated financial statements.

h.	Class Action Litigation Settlement—A consolidated class action complaint against the Company, certain of its former officers and certain of our current and former directors and its auditors was filed on February 16, 2001 in the U.S. District Court for the Southern District of New York by certain of our shareholders. The complaint alleged violations of the federal securities laws and sought to recover damages on behalf of all purchasers of the Company’s common stock during the class period November 6, 1997 to November 6, 2000. The complaint sought rescission of the purchase of shares of the Company’s Common Stock or alternatively, unspecified compensatory damages, along with costs and expenses including attorney’s fees.

On July 26, 2001, the Company and certain other defendants reached an agreement in principle to settle a consolidated class action complaint filed on February 16, 2001. Under the terms of the settlement, the Company provided the plaintiffs: (i) a $2,000 subordinated note due five years from the date of issuance with interest in arrears accrued at 6% per annum; (ii) 2.5 million shares of the Company’s Common Stock; and, (iii) 1 million warrants to purchase the Company’s Common Stock at $2 per share. The warrants are callable by the Company at $0.25 per share if the Company stock trades at a price in excess of $4 per share for 10 days or more. This settlement was approved by the U.S. District Court for the Southern District of New York on January 29, 2002. It will be necessary for the Company to register the common stock underlying these warrants before the Company can allow for the exercise of these warrants.

Management of the Company believes the terms of the agreement in principle provided a reasonable basis to estimate the value of the Company’s portion of the settlement as of July 28, 2001, and, accordingly, recorded a charge of $9,759 in fiscal 2001. This amount was calculated using a discount factor of 12% to present value the subordinated note, the per share price of $1.50 that was the closing price of the Company’s stock in the over the counter market on July 28, 2001, and an option pricing model to value the warrants. Also included in the charge were legal and other specialized fees incurred through July 2001 of $3,572 and an accrual for legal and related fees incurred in fiscal 2002 of $821.

When the Court approved the class action settlement on January 29, 2002, and opportunities for appeal expired on March 21, 2002, all uncertainty regarding the final value of the securities issued by the Company in the settlement had been eliminated. Therefore, in the third quarter of fiscal 2002, the Company recognized an additional charge related to the increase in the value of securities issued. This additional charge is approximately $7,050.

11. FACILITIES REORGANIZATION COSTS

In May of fiscal 2001, the Company recorded a facilities reorganization charge of $770 in conjunction with announcing the closure of the Power Conversion Group’s DynaRad facility and the consolidation of product lines into the Company’s other U.S operations. This charge included a $349 write off of the carrying value of fixed assets, a $150 charge for impairment of goodwill, an accrual of $261 of future rent expenses related to the remaining lease commitment and an accrual of $10 in severance costs for 5 employees. In addition, the Company recorded a reorganization charge of $52 in conjunction with the lease termination of a surplus facility at the subsidiary in Illinois, which was vacated during the fourth quarter of fiscal 2001. At July 28, 2001 unpaid amounts of $271 were included in accrued expenses on the accompanying balance sheet. During fiscal 2002 the Company paid the remaining amounts accrued as of July 28, 2001. An additional $77 of costs related to the DynaRad closedown were incurred during 2002 and charged to expense in that year.

During the fourth quarter of fiscal 2002, the Company announced the closure of the Power Conversion Groups, Hicksville, New York Bertan facility, which will occur during fiscal 2003. As a result of the decision to close this facility and combine operations at its Valhalla, New York facility, the Company accrued for various facilities reorganization costs of $1,215 in fiscal 2002, including severance and outplacement expenses of $446 covering 68 individuals and $769 of rent and closing costs relating to the remaining commitment on the lease of the closed facility. At August 3, 2002, unpaid amounts of $1,215 due in connection with the Hicksville closing are included in accrued expenses on the accompanying balance sheet. Amounts expected to be paid out in fiscal 2003 and fiscal 2004 are $749 and $466 respectively.

The Company does not expect to record additional reserves in fiscal 2003 but will continue to record the accelerated depreciation and other expenses relative to the continued phase out of the Power Conversion’s Group’s Hicksville facility.

12. RELATED PARTIES

During fiscal 2002, Plus Ultra Incorporated was paid a total of $319 in fees and expenses for organizational development and strategic planning consulting services. The work was primarily performed by Edward Ferris, the President of Plus Ultra and Damien Park. Mr. Park is the son of Samuel E. Park, the Company’s Chief Executive Officer. In July 2002, Mr. Ferris accepted a full- time position with the Company as Senior Vice President, Corporate Organizational Development.

While Damien Park was associated with Plus Ultra, he received $97 out of the total fees paid to Plus Ultra. Damien Park, now as President of the Hibernian Consulting Group, continues to act in a consulting capacity to the Company in the area of business planning. The Company currently has commitments to Hibernian Consulting Group for these services through December 2002. Through October 4, 2002, the Company has paid $59 and expects to incur additional fees at a rate of approximately $17 per month, plus expenses.

The Company incurred $279, $102 and $0 of fees and expenses with Battalia Winston International, Inc. during fiscal years 2002, 2001 and 2000, respectively, in connection with executive recruiting services. The Battalia Winston fees and expenses included reimbursement for travel and related expenses for prospective candidates for executive positions, as well as fees earned by a subcontractor of Battalia Winston for a search in Europe. The Chief Executive of Battalia Winston, and one of its owners, is Dale Winston, the wife of Roger Winston, the former Chairman of the Board of Directors.

The Company incurred $23, $14 and $29 of accounting fees with David Michael & Company, PC during fiscal years 2002, 2001 and 2000, respectively, for tax compliance services. David Michael, a Director of the Company, has an ownership interest in this accounting practice.

13. ACQUISITION OF SUBSIDIARY

On December 28, 1999, the Company acquired an effective 80% interest in Villa Sistemi Medicali located in Milan, Italy. The consideration paid by the Company for the acquisition of Villa shares totaled $520, which consisted of $1 in cash and a six-year warrant to purchase 50,000 shares of Del Global Technologies Corp. common stock at the fair market price on the date of issuance valued at approximately $219 (using the Black-Scholes method as prescribed by SFAS No. 123, “Accounting for Stock-Based Compensation”). The associated transaction costs of this acquisition were approximately $301. The source of funds for the acquisition of Villa was from the Company’s credit facility.

In addition, the Company and Villa Management (which holds 20% of the shares) contributed $1,892 and $108 to the charter capital of Villa, respectively.

This transaction resulted in an excess of cost over fair value of net assets acquired of $654. This acquisition is being accounted for as a purchase, and accordingly, the original purchase price was allocated to assets and liabilities acquired based on an estimate of their fair value at the date of acquisition. In fiscal 2001, the Company re-assessed the net carrying value of deferred tax assets related to the acquisition of Villa. This re-assessment resulted in an increase in the value of these net deferred tax assets and a corresponding reduction in the carrying value of goodwill associated with the acquisition of Villa. As a result, the goodwill associated with Villa was reduced to zero by the end of fiscal 2001.

Unaudited pro forma financial information for the 12 month period ended July 29, 2000, as if the Villa acquisition occurred at the beginning of the fiscal year, is as follows:

Year Ended July 29, 2000
(unaudited)
Net Sales	$89,481
Loss before provision for income taxes	$(7,555)
Net loss	$(5,641)
Net loss per basic and diluted share	$(0.72)

The pro forma financial information presented above is not necessarily indicative of the operating results which would have been achieved had the Company acquired Villa at the beginning of the period or of the results to be achieved in the future. Villa financial results were consolidated into the Company beginning with January 2000.

14. SUBSEQUENT EVENTS

a.	Settlement of dispute on product line acquisition and extinguishment of long-term debt—In fiscal 1999, the Company’s Medical Systems segment acquired a product line in the United States. As part of the asset purchase agreement in connection with this product line acquisition, the Company had agreed to make certain payments to an escrow account over a period of time. Subsequent to the acquisition, the Company discovered certain alleged defects in the assets acquired. As a result of this claim, the Company did not pay the final payment into this escrow account. This final payment of $238 is included in the Company’s long-term debt as of August 3, 2002 and as of July 28, 2001.

Subsequent to August 3, 2002, the Company resolved its dispute with certain parties representing the seller in connection with this product line acquisition. In the first quarter of fiscal 2003, the Company reached an agreement with these parties that in exchange for the Company dropping its claims, the Company (i) no longer will be required to make the $238 payment into the escrow account and (ii) received a payment of $264 from the escrow account, representing a portion of the monies that the Company had previously paid into to the escrow account for the benefit of the seller.

As a result of the resolution of this claim, the extinguishment of this debt, and the receipt of these funds from the escrow account, the Company will recognize Other income of approximately $502 in the first quarter of fiscal 2003.

b.	Separation of President of Villa Sistemi Medicali—In the fourth quarter of fiscal 2002, the Company determined to sever the President of its Italian subsidiary Villa Sistemi Medicali S.p.A (“Villa”). In the first quarter of fiscal 2003, the Company reached an agreement with the former President of Villa Sistemi Medicali that he would leave the Company, and separation payments amounting to €383 (or $388) and some additional benefits in kind, were agreed. As a result of this agreement, the Company has recognized a charge of $143 in the fourth quarter of fiscal 2002 and will recognize $245 in the first quarter of fiscal 2003. The fiscal 2002 charge relates to the minimum payment that management determined was required under the relevant Italian contracts and laws.

15. SUPPLEMENTAL QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

YEAR ENDED August 3, 2002:

	QUARTER
	First	Second	Third	Fourth
Net sales	$19,481	$24,401	$26,850	$27,400
Gross margin	$3,743	$6,344	$6,289	$3,203
Net loss	$(1,535)	$(171)	$(5,152)	$(5,154)
Basic and diluted loss per share	$(0.20)	$(0.02)	$(0.66)	$(0.50)

YEAR ENDED July 28, 2001:

	QUARTER
	First	Second	Third	Fourth
Net sales	$22,147	$23,209	$25,857	$21,742
Gross margin	$4,286	$4,520	$6,764	$3,294
Net loss	$(376)	$(1,466)	$(2)	$(6,677)
Basic and diluted loss per share	$(0.05)	$(0.19)	$—	$(0.85)

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	February 1, 2003	August 3, 2002(1)
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,181	$895
Marketable securities	42	45
Trade receivables (net of allowance for doubtful accounts of $1,062 and $1,127 at February 1, 2003 and August 3, 2002, respectively)	18,758	19,252
Inventory—Net	19,806	20,956
Income tax receivable	—	3,992
Deferred income tax asset	2,590	2,590
Prepaid expenses and other current assets	729	1,644

Total current assets	44,106	49,374
REFUNDABLE INCOME TAXES	148	148
FIXED ASSETS—Net	9,453	9,152
DEFERRED INCOME TAX ASSET	9,252	13,982
GOODWILL	3,239	3,239
OTHER INTANGIBLES-Net	405	477
OTHER ASSETS	1,289	1,325

TOTAL ASSETS	$67,892	$77,697

(1)	August 3, 2002 balances were obtained from audited financial statements.

See notes to condensed consolidated financial statements

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	February 1, 2003	August 3, 2002(1)
	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term credit facilities	$5,263	$7,992
Current portion of long-term debt	584	792
Accounts payable—trade	11,542	10,127
Accrued liabilities	9,188	11,252
Deferred compensation liability	205	207
Income taxes payable	176	356

Total current liabilities	26,958	30,726
NON-CURRENT LIABILITIES
Long-term debt	5,158	5,114
Subordinated note	1,706	1,610
Other long-term liabilities	2,257	2,158

Total liabilities	36,079	39,608
MINORITY INTEREST IN SUBSIDIARY	1,136	948

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Common stock, $.10 par value; Authorized 20,000,000 shares; Issued and outstanding—10,976,081 at February 1, 2003 and August 3, 2002	1,097	1,097
Additional paid-in capital	63,653	63,547
Accumulated other comprehensive gain (loss)	62	(229)
Accumulated deficit	(28,633)	(21,772)
Less common stock in treasury—628,566 shares at February 1, 2003 and August 3, 2002	(5,502)	(5,502)

Total shareholders’ equity	30,677	37,141

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$67,892	$77,697

(1)	August 3, 2002 balances were obtained from audited financial statements.

See notes to condensed consolidated financial statements

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands except share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	February 1, 2003	January 26, 2002	February 1, 2003	January 26, 2002
NET SALES	$26,035	$24,401	$51,590	$43,882
COST OF SALES	20,487	18,057	40,614	33,795

GROSS MARGIN	5,548	6,344	10,976	10,087

Selling, general and administrative	5,571	5,416	11,192	10,667
Research and development	734	625	1,046	1,206
Litigation settlement recovery	—	—	—	(258)
Facilities reorganization costs	219	35	453	77

Total operating expenses	6,524	6,076	12,691	11,692

OPERATING (LOSS) INCOME	(976)	268	(1,715)	(1,605)
Interest expense	357	325	713	787
Other income (expense)	(31)	48	472	31

LOSS BEFORE INCOME TAXES AND MINORITY INTEREST	(1,364)	(9)	(1,956)	(2,361)
INCOME TAX PROVISION (BENEFIT)	4,761	(3)	4,788	(832)

LOSS BEFORE MINORITY INTEREST	(6,125)	(6)	(6,744)	(1,529)
MINORITY INTEREST	130	165	117	177

NET LOSS	$(6,255)	$(171)	$(6,861)	$(1,706)
LOSS PER COMMON SHARE:
BASIC AND DILUTED	$(.60)	$(.02)	$(.66)	$(.22)
Weighted average number of common shares outstanding, basic and diluted	10,347,515	7,847,515	10,347,515	7,847,515

See notes to condensed consolidated financial statements

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

(Unaudited)

	Six Months Ended
	Feb. 1, 2003	Jan. 26, 2002
CASH FLOWS FROM OPERATING ACTIVITIES:	$(6,861)	$(1,706)
Net loss
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,243	1,319
Deferred income provision (benefit)	4,730	(787)
Loss on sale of fixed assets	16	33
Unrealized loss on marketable securities	3	21
Minority interest	117	177
Imputed interest—Subordinated note	96	—
Stock based compensation expense	104	74
Changes in operating assets and liabilities:
Decrease in trade receivables	1,076	1,953
Decrease in inventory	1,578	3,576
Decrease in income taxes receivable	3,992	—
Decrease (Increase) in prepaid expenses and other current assets	947	(307)
Decrease in other assets	118	242
Increase in accounts payable-trade	1,016	1,516
Decrease in accrued liabilities	(2,228)	(1,597)
Decrease in income taxes payable	(182)	(192)
Other	(18)	26

Net cash provided by operating activities	5,747	4,348

CASH FLOWS FROM INVESTING ACTIVITIES
Fixed asset purchases	(1,227)	(710)

Net cash used in investing activities	(1,227)	(710)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of bank borrowings	(3,293)	(3,126)

Net cash used in financing activities	(3,293)	(3,126)

EFFECT OF EXCHANGE RATE CHANGES	59	(5)

NET CHANGE IN CASH AND CASH EQUIVALENTS	1,286	507

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD	895	1,402

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	$2,181	$1,909

See notes to condensed consolidated financial statements

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share data)

(Unaudited)

BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of the results for the interim period have been included. Results of operations for the interim periods are not necessarily indicative of the results that may be expected for the full year. These consolidated financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission for the year ended August 3, 2002.

The accounting policies followed by the Company are set forth in Note 1 to the Company’s consolidated financial statements for the fiscal year ended August 3, 2002.

The Company recognizes revenue upon shipment, provided there is persuasive evidence of an arrangement, there are no uncertainties concerning acceptance, the sales price is fixed, collection of the receivable is probable and only perfunctory obligations related to the arrangement need to be completed. The Company’s products are covered primarily by one year warranty plans and in some cases optional extended warranties for up to five years are offered. The Company establishes allowances for warranties as more fully described in the Product Warranty footnote herein. The Company recognizes service revenue when repairs or out of warranty repairs are completed. The Company has an FDA obligation to continue to provide repair service for certain medical systems for up to seven years past the warranty period. Said repairs are billed to the customers at market rates.

The financial statements of the Company’s consolidated subsidiary Villa are denominated in Euros and are translated into U.S. dollars for reporting purposes. As a result, they are therefore subject to the effects of currency fluctuations which may affect reported earnings and future cash flows. These foreign currency translations are made in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 52, “Foreign Currency Translation”.

NEW ACCOUNTING PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement addresses financial accounting and reporting for the obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The adoption of this statement did not have a significant impact on the Company’s consolidated financial statements.

SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, was issued in October 2001. SFAS No. 144 replaces SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 144 requires that long-lived assets whose carrying amount is not recoverable from its undiscounted cash flows be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and are to be applied prospectively. The adoption of this statement did not have a significant impact on the Company’s consolidated financial statements.

SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections was issued in April 2002. This pronouncement rescinded SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, SFAS No. 64, Extinguishments of Debt to Satisfy Sinking-Fund Requirements, and SFAS No. 44, Accounting for Intangible Assets of Motor Carriers, and changed the accounting treatment for capital lease modifications by amending SFAS No. 13, Accounting for Leases. This pronouncement also amends the existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. There will be no significant impact on the consolidated financial statements upon the adoption of this statement.

SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, was issued in June 2002. SFAS No. 146 revises the accounting and reporting for costs associated with exit or disposal activities to be recognized when a liability for such cost is incurred rather than when an entity commits to an exit plan. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. SFAS No. 146 does not impact previously recorded liabilities and, therefore, the initial adoption of this standard did not have a significant impact on the Company’s consolidated financial statements.

SFAS No. 148, Accounting for Stock-based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123, amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of SFAS 148 are effective for annual financial statements for fiscal years ending after December 15, 2002, and for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. The Company has not determined whether it will adopt the fair value based method of accounting for stock-based employee compensation.

In November 2002, the FASB issued Interpretation (“FIN”) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 requires certain guarantees to be recorded at fair value regardless of the probability of the loss. The adoption did not have a material impact on the Company’s consolidated financial statements.

In January 2003, the FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities”. FIN 46 clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties (“variable interest entities”). Variable interest entities (“VIEs”) are required to be consolidated by their primary beneficiaries if they do not effectively disperse risks among parties involved. The primary beneficiary of a VIE is the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected residual returns, or both, as a result of holding variable interests. FIN 46 also requires new disclosures about VIEs. The provisions of FIN 46 are effective July 1, 2003 for VIEs created on or before January 31, 2003, and immediately for VIEs created after January 31, 2003. The Company does not expect the adoption of FIN 46 will have a material impact on the Company’s consolidated financial statements.

GOODWILL AND OTHER INTANGIBLE ASSETS

Effective August 4, 2002, the Company adopted SFAS 142, Goodwill and Other Intangible Assets, which establishes new accounting and reporting requirements for goodwill and other intangible assets. Under SFAS 142, all goodwill amortization ceased effective August 4, 2002.

Recorded goodwill was tested for impairment as of August 4, 2002 by comparing the fair value to the carrying value for reporting units within the Power Conversion Group and for the Medical Systems Group. Fair value was determined using a discounted cash flow method as well as a review of valuation parameters for comparable publicly traded companies. This impairment test is required to be performed at adoption of SFAS 142 and at least annually thereafter. On an ongoing basis, (absent any impairment indicators), the Company expects to perform this impairment test during the fourth quarter. Based on the initial impairment test, it was determined that none of the goodwill recorded was impaired. Impairment adjustments recognized after adoption, if any, generally are required to be recognized as operating expenses.

In connection with the adoption of SFAS 142, the useful lives and the classification of our identifiable intangible assets were reviewed and it was determined that they continue to be appropriate. These identifiable assets were acquired in connection with business combinations prior to July 1, 2001. The components of our amortizable intangible assets are as follows:

	February 1, 2003		August 3, 2002
	Gross Carrying Amounts	Accumulated Amortization	Gross Carrying Amounts	Accumulated Amortization
Non-Compete Agreements	$902	$698	$902	$659
Distribution Network	653	452	653	419

Total	$1,555	$1,150	$1,555	$1,078

Amortization expense for intangible assets during the three and six months of fiscal 2003 was $36 and $72 respectively. Amortization expense for intangible assets during the three and six months of fiscal 2002 was $46 and $92, respectively. Estimated amortization expense for the remainder of 2003 and the five succeeding fiscal years is as follows:

2003 (remainder)	$72
2004	144
2005	144
2006	45
2007	—
2008	—

There are no components of intangible assets that have an indefinite life.

The following table shows the Company’s fiscal three and six months 2003 and 2002 results, adjusted to exclude amortization related to goodwill:

	Three Months		Six Months
	February 1, 2003	January 26, 2002	February 1, 2003	January 26, 2002
Net loss—as reported	$(6,255)	$(171)	$(6,861)	$(1,706)
Add back: goodwill amortization, net of taxes	—	33	—	66

Net loss—as adjusted	$(6,255)	$(138)	$(6,861)	$(1,640)

Loss per share—basic and diluted
As reported	$(.60)	$(.02)	$(.66)	$(.22)
Add back: goodwill amortization	—	—	—	.01

As adjusted	$(.60)	$(.02)	$(.66)	$(.21)

There were no changes in goodwill balances during the first half of fiscal 2003.

INVENTORY

Inventory is stated at the lower of cost (first-in, first-out) or market. Inventories and their effect on cost of sales are determined by physical count for annual reporting purposes and are estimated by management for interim reporting purposes. The estimation methodologies used for interim reporting purposes are described in Managements Discussion and Analysis under the subtitle Critical Accounting Policies.

	February 1, 2003	August 3, 2002
Raw materials and purchased parts	$10,824	$12,980
Work-in-process	7,108	7,084
Finished goods	4,150	4,322

	22,082	24,386
Less allowance for obsolete and excess inventory	(2,276)	(3,430)

Total inventory, net	$19,806	$20,956

PRODUCT WARRANTIES

In November 2002, the FASB issued FASB Interpretation No. 45, which, among other things, requires additional disclosure related to a company’s product warranties. The Company’s products are covered primarily by one year warranty plans and in some cases optional extended contracts may be offered covering products for periods up to 5 years, depending upon the product and contractual terms of sale. The Company establishes allowances for warranties on an aggregate basis for specifically identified, as well as anticipated, warranty claims based on contractual terms, product conditions and actual warranty experience by product line. A reconciliation of the charges in the Company’s product warranty liability for the six months ended February 1, 2003 is as follows:

Accrued Warranty
Beginning balance, August 4, 2002	$626
Warranty costs incurred	(498)
Warranty expense accrued	506

Ending balance, February 1, 2003	$634

DEFERRED INCOME TAX ASSET

Deferred income tax assets and liabilities represent the effects of the differences between the income tax basis and financial reporting basis of the assets and liabilities at the tax rates expected at the time the deferred tax liability or asset is expected to be settled or realized. Based on information and forecasts available as of August 2002, the Company recorded a net deferred income tax asset of $16,572, with $2,590 classified as a current asset and the balance of $13,982 as a long term asset.

Based on an evaluation conducted in March 2003, management concluded that due to current results being lower than originally anticipated, it was prudent to establish a valuation allowance of $4,730 against long term deferred tax assets.

The valuation allowance was computed by estimating the amount of future taxable income expected over the net operating loss carryforward period, considering recent performance and other actions the Company has taken to improve profitability. The valuation allowance recorded is the estimate of the amount of deferred tax assets that may not be realized.

A corresponding amount of $4.7 million was recorded as an income tax provision for the three and six month periods ended February 1, 2003. The Company anticipates that it is more likely than not the remaining deferred asset will be utilized against future operating profits; however, no assurances can be given that results of operations will generate profits in the future.

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

COMPREHENSIVE LOSS

Comprehensive loss for the Company includes foreign currency translation adjustments and net loss reported in the Company’s Consolidated Statements of Operations.

Comprehensive loss for 2003 and 2002 was as follows:

	Three Months Ended		Six Months Ended
	February 1, 2003	January 26, 2002	February 1, 2003	January 26, 2002
Net Loss	$(6,255)	$(171)	$(6,861)	$(1,706)
Foreign currency translation adjustment	285	(56)	291	143

Comprehensive loss	$(5,970)	$(227)	$(6,570)	$(1,563)

LOSS PER SHARE

	Three Months Ended		Six Months Ended
	February 1, 2003	January 26, 2002	February 1, 2003	January 26, 2002
Numerator:
Net Loss	$(6,255)	$(171)	$(6,861)	$(1,706)
Denominator:
Denominator for basic Loss per share-
Weighted average shares outstanding	10,347,515	7,847,515	10,347,515	7,847,515
Effect of dilutive Securities	—	—	—	—
Denominator for diluted loss per share	10,347,515	7,847,515	10,347,515	7,847,515

Loss per basic and diluted common share	$(.60)	$(.02)	$(.66)	$(.22)

Common shares outstanding for the current period and prior period ended were reduced by 628,566 shares of treasury stock. Common shares outstanding for the three and six month period ended February 1, 2003 reflect the issuance of 2,500,000 shares in conjunction with the shareholder settlement approved on January 29, 2002.

The computation of diluted shares outstanding, does not include 671,050 and 480,475 employee stock options and 266,168 and 0 warrants to purchase Company common stock as of February 1, 2003 and January 26, 2002, respectively, since the effect of their assumed conversion would be anti-dilutive.

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

SEGMENT INFORMATION

The Company has three reportable segments: Medical Systems Group, Power Conversion Group and Other. The Segment Other includes unallocated corporate costs.

For three months ended February 1, 2003	Medical Systems Group	Power Conversion Group	Other	Total
Net Sales to Unaffiliated Customers	$15,248	$10,787	—	$26,035
Cost of sales	11,502	8,985	—	20,487

Gross margin	3,746	1,802	—	5,548
Operating expenses	3,017	2,247	$1,041	6,305
Facilities reorganization costs	—	285	(66)	219

Total operating expenses	3,017	2,532	975	6,524

Operating income/ (loss)	$729	$(730)	$(975)	(976)

Interest expense				(357)
Other income (expense)				(31)

Loss before income taxes and minority interest				$(1,364)

For three months ended January 26, 2002	Medical Systems Group	Power Conversion Group	Other	Total
Net Sales to Unaffiliated Customers	$14,321	$10,080	—	$24,401
Cost of sales	10,483	7,574	—	18,057

Gross margin	3,838	2,506	—	6,344
Operating expenses	2,561	2,309	1.171	6,041
Facilities reorganization costs	—	35	—	35

Total operating expenses	2,561	2,344	1,171	6,076

Operating income/ (loss)	$1,277	$162	$(1,171)	268

Interest expense				(325)
Other income (expense)				48

Loss before income taxes and minority interest				$(9)

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

For six months ended February 1, 2003	Medical Systems Group	Power Conversion Group	Other	Total
Net Sales to Unaffiliated Customers	$27,248	$24,342	—	$51,590
Cost of sales	20,939	19,675	—	40,614

Gross margin	6,309	4,667	—	10,976
Operating expenses	5,701	4,402	$2,135	12,238
Facilities reorganization costs	—	389	64	453

Total operating expenses	5,701	4,791	2,199	12,691

Operating income / (loss)	$608	$(124)	$(2,199)	(1,715)

Interest expense				(713)
Other income (expense)				472

Loss before income taxes and minority interest				$(1,956)

For six months ended January 26, 2002	Medical Systems Group	Power Conversion Group	Other	Total
Net Sales to Unaffiliated Customers	$23,961	$19,921	—	$43,882
Cost of sales	17,939	15,856	—	33,795

Gross margin	6,022	4,065	—	10,087
Operating expenses	4,371	5,079	$2,423	11,873
Litigation settlement recovery	—	—	(258)	(258)
Facilities reorganization costs	—	77	—	77

Total operating expenses	4,371	5,156	2,165	11,692

Operating income / (loss)	$1,651	$(1,091)	$(2,165)	(1,605)

Interest expense				(787)
Other income (expense)				31

Loss before income taxes and minority interest				$(2,361)

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

CONTINGENCIES

Securities and Exchange Commission (“SEC”) Investigation—On December 11, 2000, the Division of Enforcement of the SEC issued a formal Order Directing Private Investigation, designating SEC officers to take testimony and requiring the production of certain documents, in connection with matters giving rise to the need to restate the Company’s previously issued financial statements. The Company has provided numerous documents to and continues to cooperate fully with the SEC staff.

The Company has reached an agreement in principle with the Staff of the SEC to settle the SEC’s claims against the Company for a settlement that will include a penalty of up to $400 and an injunction against future violations of the antifraud, periodic reporting, books and records and internal accounting control provisions of the federal securities law. The proposed settlement may be subject to, amongst other things, a future restatement of historical financial statements for the Company, or other material adjustments. However, management is not aware of any restatements or adjustments required with respect to financial statements filed with the SEC since April 2002. In addition, the proposed settlement will require approval by the Commission and by the Court. We can give no assurance that this settlement will be approved by either the Commission or the Court.

Although the Company has not reached a binding agreement with the SEC on this settlement proposal, management believes that this agreement in principle is a reasonable basis on which it can now estimate the financial impact of this SEC investigation. As a result, the Company recorded a charge of $685 in the fourth quarter of fiscal 2002 related to this agreement in principle with the SEC Staff, which includes associated legal costs.

Department of Defense Investigation—On March 8, 2002, RFI Corporation, a subsidiary of the Company and part of the Power Conversion Group segment, was served with a subpoena by the U.S. Attorney Eastern District of New York in connection with an investigation by the U.S. Department of Defense (“DOD”). RFI supplies noise suppression filters for communications and defense applications. Management has retained special counsel to represent the Company on this matter.

The Company is fully cooperating with this investigation, including voluntarily providing employees to be interviewed by the Defense Criminal Investigative Services division of the DOD. Management of the Company cannot predict the duration of such investigation or its potential outcome.

ERISA Matters—During the year ended July 28, 2001, management of the Company concluded that violations of the Employee Retirement Income Security Act, (“ERISA”) existed relating to a defined benefit Plan for which accrual of benefits had been frozen as of February 1, 1986. The violations related to excess concentrations of the Common Stock of the Company in the Plan assets. In July 2001, management of the Company decided to terminate this Plan, subject to having available funds to finance the plan in accordance with rules and regulations relating to terminating pension plans. This plan has not been terminated yet, but the Company expects to start the process of terminating this plan in fiscal 2003.

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Employment Matters—The Company had an employment agreement with the former Chief Executive Officer (“CEO”) through July 2005. The agreement provided a minimum base salary, deferred compensation and bonuses, as defined. The Company accrued deferred compensation at a rate of 5% of pretax income with a minimum of $100 and a maximum of $125. In the third quarter of fiscal 2001, the employment of the former CEO was terminated. In February 2002, the Company filed a lawsuit against the former CEO alleging fraudulent and other wrongful acts, including securities law violations, fraudulent accounting practices, breaches of fiduciary duties, insider trading violations and corporate mismanagement. The complaint sought damages in excess of $15 million. The former CEO answered the Company’s complaint, and counterclaimed for damages based on the termination of his employment by the Company.

In March of 2003, the Company and the former CEO reached a settlement of these lawsuits. Under the terms of the settlement and mutual release, the Company’s former CEO paid the Company $400 in cash and transferred to the Company 14,967 shares of Company common stock, valued at approximately $45 as of March 7, 2003. The Company expects to recognize the effect of this settlement in the third quarter of fiscal 2003, offset by any associated legal cost.

Indemnification Legal Expenses—In connection with the Company’s previously reported accounting irregularities and the related shareholder litigation and governmental enforcement actions, during fiscal 2002, the Company spent approximately $209 in the advancement of legal expenses for those directors, officers and employees that are indemnified by the Company. During the first half of fiscal 2003, the Company has incurred additional expenses of this nature of approximately $230. Management is unable to estimate at this time the amount of legal fees that the Company may have to pay in the future related to these matters. Further, there can be no assurance that those to whom we have been advancing expenses will have the financial means to repay the Company pursuant to undertaking agreements that they executed, if it is later determined that such individuals were not entitled to be indemnified.

Other Legal Matters—The Company is a defendant in several other legal actions arising from normal course of business. Management believes the Company has meritorious defenses to such actions and that the outcomes will not be material to the Company’s consolidated financial statements.

No person is authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful.

Until                     , 2003 (25 days after date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

PROSPECTUS                             , 2003

1,000,000 Shares

Common Stock

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Expenses payable by Registrant for the issuance and distribution of the Common Stock are estimated as follows:

Securities and Exchange Commission registration fee	$161.80
Printing	10,000.00
Accounting fees	50,000.00
Legal fees	125,000.00
Miscellaneous	—
Total	$185,161.80

RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is information as to securities of the Registrant sold within the past three years which were not registered under the Securities Act and were issued upon the exemption from registration provided by Section 4(2) of the Securities Act. Except as indicated below, all sales were to sophisticated accredited investors. No underwriters were involved in any of the sales so there were no underwriting discounts or commissions paid.

In connection with settlement of our shareholder class action suit, we issued 2.5 million shares of our common stock and warrants to purchase one million shares of our common stock at an exercise price of $2.00 per share. In addition, in connection with such settlement, we issued to the shareholder class a promissory note in an aggregate principal amount of $2.0 million. The note bears a 6% interest rate, matures in 5 years and is subordinated to our principal bank debt. We will prepay the note with proceeds from any publicly underwritten offering of our securities. Pursuant to the court order, the issuance of these securities was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 3(a) (10) thereof.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description of Document

3.1	Certificate of Incorporation dated October 25, 1954. Filed as Exhibit to Del Electronics Corp. Registration Statement on Form S-1 (No. 2-16839) and incorporated herein by reference.

3.2

Certificate of Amendment of Certificate of Incorporation dated January 26, 1957. Filed as Exhibit to Del Electronics Corp. Registration Statement on Form S-1 (No. 2-16839) and incorporated herein by reference.

3.3

Certificate of Amendment of Certificate of Incorporation dated July 12, 1960. Filed as Exhibit to Del Electronics Corp. Registration Statement on Form S-1 (No. 2-16839) and incorporated herein by reference.

3.4

Certificate of Amendment of Certificate of Incorporation dated March 18, 1985. Filed as Exhibit 3.5 to Del Electronics Corp. Form 10-K for the year ended August 2, 1989 and incorporated herein by reference.

3.5

Certificate of Amendment of Certificate of Incorporation dated January 19, 1989. Filed as Exhibit 4.5 to Del Electronics Corp. Form S-3 (No. 33-30446) filed August 10, 1989 and incorporated herein by reference.

3.6

Certificate of Amendment of the Certificate of Incorporation of Del Electronics Corp., dated February 5, 1991. Filed with Del Electronics Corp. Proxy Statement dated January 22, 1991 and incorporated herein by reference.

3.7

Certificate of Amendment of the Certificate of Incorporation of Del Electronics Corp. dated February 14, 1996. Filed as Exhibit 3.6 to Del Global Technologies Annual Report on Form 10-K for the year ended August 1, 1998 and incorporated herein by reference.

3.8

Certificate of Amendment of Certificate of Incorporation dated February 13, 1997. Filed as Exhibit 3.1 to Quarterly Report on Form 10-Q for the quarter ended February 1, 1997 and incorporated herein by reference.

3.9	Amended and Restated By-Laws of Del Global Technologies Corp. Filed as Exhibit 3.1 to Current Report on Form 8-K dated September 5, 2001 and incorporated herein by reference.

4.1

Rights Agreement dated as of September 10, 2001, between Del Global Technologies Corp. and Mellon Investor Services LLC. Filed as Exhibit 4.1 to the Company’s Registration Statement on Form 8-A, dated September 10, 2001 and incorporated herein by reference.

4.8

Warrant Certificate of Laurence Hirschhorn. Filed as Exhibit 4.1 to Del Global Technologies Corp. Quarterly Report on Form 10-Q for the quarter ended January 29, 2000 and incorporated herein by reference.

4.9	Warrant Certificate of Steven Anreder. Filed as Exhibit 4.2 to Del Global Technologies Corp. Quarterly Report on Form 10-Q for the quarter ended January 29, 2000 and incorporated herein by reference.

4.10

Warrant Certificate of UBS Capital S.p.A. dated as of December 28, 1999. Filed as Exhibit 4 to Del Global Technologies Corp. Quarterly Report on Form 10-Q for the quarter ended January 29, 2000 and incorporated herein by reference.

4.11*	Del Global Technologies Corp. Amended and Restated Stock Option Plan (as adopted effective as of January 1, 1994 and as amended December 14, 2000).

4.12	Stock Purchase Plan. Filed as Exhibit 4.9 to Del Electronics Corp. Annual Report on Form 10-K for the year ended July 29, 1989 and incorporated herein by reference.

Exhibit Number	Description of Document

4.13

Option Agreement, substantially in the form used in connection with options granted under the Plan. Filed as Exhibit 4.8 to Del Electronics Corp. Annual Report on Form 10-K for the year ended July 29, 1989 and incorporated herein by reference.

4.14	Option Agreement dated as of December 28, 1999. Filed as Exhibit 4.2 to Del Global Technologies Corp. Current Report on Form 8-K dated May 4, 2000 and incorporated herein by reference.

5	Opinion of McDermott, Will & Emery (to be filed subsequently)

10.1

Amended and Restated Executive Employment Agreement of Leonard A. Trugman effective as of August 1, 1992. Filed as Exhibit 10.1 to Del Electronics Corp. Annual Report on Form 10-K for the year ended July 31, 1993 and incorporated herein by reference.

10.2

Amendment No. 1 to Amended and Restated Employment Agreement of Leonard A. Trugman, dated as of July 20, 1994. Filed as Exhibit 10.2 to Del Electronics Corp. Annual Report on Form 10-K for the year ended July 30, 1994 and incorporated herein by reference.

10.3

Amendment No. 2 to Amended and Restated Employment Agreement of Leonard A. Trugman, dated as of September 1, 1994. Filed as Exhibit 10.3 to Del Electronics Corp. Annual Report on Form 10-K for the year ended July 30, 1994 and incorporated herein by reference.

10.4

Amendment No. 3 to Amended and Restated Employment Agreement of Leonard A. Trugman, dated as of April 29, 1998. Filed as Exhibit 10.4 to Annual Report on Form 10-K for the year ended August 1, 1998 and incorporated herein by reference.

10.5

Amendment No. 4 to Amended and Restated Employment Agreement of Leonard A. Trugman, dated as of March 31, 1999. Filed as Exhibit 10.5 to Annual Report on Form 10-K for the year ended July 31, 1999 and incorporated herein by reference.

10.6

Stock Purchase Agreement (related to the acquisition of Villa Sistemi Medicali S.p.A.) dated as of December 28, 1999. Filed as Exhibit 2.1 to Del Global Technologies Corp. Current Report on Form 8-K dated May 4, 2000 and incorporated herein by reference.

10.7

Lease Agreement dated April 7, 1992 between Messenger Realty and the Company. Filed as Exhibit 6(a) to Del Electronics Corp. Quarterly Report on Form 10-Q for the quarter ended May 2, 1992 and incorporated herein by reference.

10.8

Lease and Guaranty of Lease dated May 25, 1994 between Leshow Enterprises and Bertan High Voltage Corp. Filed as Exhibit 2.5 to Del Electronics Corp. Current Report on Form 8-K dated June 10, 1994 and incorporated herein by reference.

10.9

Lease dated January 4, 1993 between Curto Reynolds Oelerich Inc. and Del Medical Imaging Corp. (formerly knows as Gendex-Del Medical Imaging Corp.). Filed as Exhibit 10.21 to the Del Global Technologies Corp. Registration Statement on Form S-2 (No. 333-2991) dated April 30, 1997 and incorporated herein by reference.

10.10

Loan and Security Agreement dated June 10, 2002, in the principal amount of $10,000,000, between Del Global Technologies Corp., Bertan High Voltage Corp., RFI Corporation and Del Medical Imaging Corp. (Borrowers) and Transamerica Business Capital Corporation. The Company agrees to furnish supplementally a copy of any omitted exhibits or schedules to the Commission upon request. Filed as Exhibit 99.01 to Current Report on Form 8-K filed on November 4, 2002 and incorporated herein by reference.

10.11*	Subordinated Promissory Note substantially in the form used for a total principal amount of $2 million issued in connection with the settlement of the Class Action Lawsuit on January 29, 2002.

Exhibit Number	Description of Document

10.12*	Warrant Agreement substantially in the form used for 1,000,000 warrants issued in connection with the settlement of the Class Action Lawsuit on January 29, 2002.

10.13

Executive Employment Agreement dated May 1, 2001, by and between Del Global Technologies Corp. and Samuel E. Park. Filed as Exhibit 99.1 to Form 8-K filed on August 1, 2001 and incorporated herein by reference.

10.14*	Change of Control Agreement substantially in the form used by the Company for the current executive officers as named in Item 11, except for Samuel E. Park (see Exhibit 10.13).

10.15*	Extension and Modification Agreement (lease agreement) dated as of July 30, 2002 between Praedium II Valhalla LLC and Del Global Technologies.

10.16*	Grant Decree No. 0213 between the Ministry of Industry, Trade and Handicrafts and Villa Sistemi Medicali S.p.A. dated September 6, 1995.

10.17*	Financial Property Lease Contract no. 21136 dated March 30, 2000 between ING Lease (Italia) S.p.A. and Villa Sistemi Medicali S.p.A.

10.18*	Declaration of Final Obligation between the Ministry of Productive Industry and Villa Sistemi Medicali S.p.A. dated May 6, 2002.

10.19*	Private Contract between Banca Mediocredito S.p.A and Villa Sistemi Medicali S.p.A. dated November 4, 1998 in the principal amount of 3 billion Lire.

10.20*

Change of Control Agreement as approved by the Board of Directors on October 24, 2002, substantially in the form used by the Company for the current executive officers as named in Item 11, except for Samuel E. Park (see Exhibit 10.13).

10.21

Waiver and First Amendment to Loan and Security Agreement dated as of November 1, 2002 among Del Global Technologies Corp., Bertan High Voltage Corp., RFI Corporation and Del Medical Imaging Corp. (Borrowers) and Transamerica Business Capital Corporation. Filed as Exhibit 99.02 to Current Report on Form 8-K filed on November 4, 2002.

10.22	Indemnification Agreement as approved by the Board of Directors on January 30, 2003, substantially in the form used by the Company for its current directors.

21*	Subsidiaries of Del Global Technologies Corp.

23	Independent Auditors’ Consent

*	Filed as an exhibit to Annual Report on Form 10-K filed on November 14, 2002

FINANCIAL STATEMENT SCHEDULE

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Del Global Technologies Corp.

Valhalla, New York

We have audited the consolidated financial statements of Del Global Technologies Corp. and subsidiaries as of August 3, 2002 and July 28, 2001, and for each of the three fiscal years in the period ended August 3, 2002, and have issued our report thereon dated November 13, 2002, April 25, 2003 as to Note 6 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the consolidated statement of shareholders’ equity as of July 31, 1999), included elsewhere in this Registration Statement. Our audits also included the consolidated financial statement schedules included in this Registration Statement. These consolidated financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 1 to the consolidated financial statement schedules, the 2001 and 2000 consolidated financial statement schedules have been restated.

/s/    DELOITTE & TOUCHE LLP

New York, New York

November 13, 2002 (April 25, 2003 as to Note 1)

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

Schedule II Valuation and Qualifying Accounts

(Dollars in Thousands)

Year Ended August 3, 2002	Balance at Beginning of Year		Charged to Costs and Expense		Deductions	Balance at End of Year
Allowance for doubtful accounts	$607		$653		$133	$1,127

Allowance for Obsolete and Excess Inventory	$5,198		$552		$2,320	$3,430

Year Ended July 28, 2001
Allowance for doubtful accounts	$604	(1)	$257	(1)	$254	$607

Allowance for Obsolete and Excess Inventory	$6,421	(1)	$890	(1)	$2,113	$5,198

Year Ended July 29, 2000
Allowance for doubtful accounts	$111	(1)	$562	(1)	$69	$604	(1)

Allowance for Obsolete and Excess Inventory	$3,547	(1)	$2,992	(1)	$118	$6,421	(1)

(1)	Subsequent to the issuance of the 2002 consolidated financial statement schedules, the Company’s management determined that certain amounts provided in such schedules relating to fiscal years 2001 and 2000 did not agree to the underlying consolidated financial statements. As a result the financial information relating to fiscal years 2001 and 2000 has been restated from amounts previously reported.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the offering period, to set forth the results of the offering and the terms of any subsequent amendment thereof. If any public offering is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Valhalla, State of New York on May 1, 2003.

DEL GLOBAL TECHNOLOGIES CORP.

By:	/s/ SAMUEL E. PARK
Samuel E. Park President and Chief Executive Officer

The undersigned directors and officers hereby constitute and appoint Thomas V. Gilboy and Samuel E. Park, and each of them with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below this Registration Statement on Form S-1 and any and all amendments thereto, including post-effective amendments to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm that all such attorneys-in-fact, or any of them, or their substitutes shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ SAMUEL E. PARK Samuel E. Park	Director, President and Chief Executive Officer	May 1, 2003

/s/ THOMAS V. GILBOY Thomas V. Gilboy	Chief Financial Officer (Principal Accounting Officer)	May 1, 2003

/s/ EDGAR J. SMITH, JR. Edgar J. Smith, Jr.	Director	May 1, 2003

/s/ GLENDA K. BURKHART Glenda K. Burkhart	Director	May 1, 2003

/s/ FRANK J. BRADY Frank J. Brady	Director	May 1, 2003

/s/ STEPHEN N. WERTHEIMER Stephen N. Wertheimer	Director	May 1, 2003